EXHIBIT 10.1
TWELFTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT

This Twelfth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 15th day of December, 2021, by and among (a) KATAPULT SPV-1 LLC, a Delaware limited liability company (“Borrower”), (b) KATAPULT GROUP, INC., a Delaware corporation (“Holdings”), (c) KATAPULT HOLDINGS, INC., a Delaware corporation (“Parent Entity”), (d) MIDTOWN MADISON MANAGEMENT LLC, a Delaware limited liability company, as administrative, payment and collateral agent for each of the Lenders (in such capacities, “Agent”) and (d) each of the Lenders party hereto.

RECITALS

A.    Borrower, Holdings, Agent and Lenders have entered into that certain Loan and Security Agreement, dated as of May 14, 2019, as amended by that certain First Amendment to Loan and Security Agreement, dated as of June 14, 2019, as amended by that certain Second Amendment to Loan and Security Agreement, dated as of November 8, 2019, as amended by that certain Third Amendment to Loan and Security Agreement, dated as of November 20, 2019, as amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of December 16, 2019, as amended by that certain Fifth Amendment to Loan and Security Agreement, dated as of April 3, 2020, as amended by that certain Sixth Amendment to Loan and Security Agreement, dated as of April 29, 2020, as amended by that certain Seventh Amendment to Loan and Security Agreement, dated as of May 6, 2020, as further amended by that certain Eighth Amendment to Loan and Security Agreement, dated as of September 28, 2020, as further amended by that certain Ninth Amendment and Joinder to Loan and Security Agreement, dated as of December 4, 2020, as further amended by that certain Tenth Amendment and Joinder to Loan and Security Agreement, dated as of January 13, 2021, and as further amended by that certain Eleventh Amendment to Loan and Security Agreement, dated as of July 1, 2021, (as heretofore and as may be hereafter further amended, modified, restated, amended or restated from time to time the “Loan Agreement”).

B.    Agent, Borrower and each Lender have agreed to execute this Amendment for the purpose of effectuating the matters set forth herein, all on the terms and conditions set forth herein.

Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement as amended by this Amendment (the “Loan Agreement”).
2.    Amendments to Loan Agreement.
2.1    Effective as of the date hereof, the Loan Agreement is hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following examples:
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~~stricken text~~ and ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Loan Agreement, along with those certain exhibits, schedules and appendices to the Loan Agreement, attached hereto as Exhibit A hereto and made a part hereof for all purposes.
3.    Limited Effect of Amendment.
3.1    Except to the extent expressly set forth herein, this Amendment does not, and shall not be construed to, constitute a waiver of any past, present or future violation of the Loan Agreement, the other Loan Documents or any other related document, and shall not, directly or indirectly in any way whatsoever either: (i) impair, prejudice or otherwise adversely affect Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Agreement, any other Loan Document or any other related document (all of which rights are hereby expressly reserved by Agent and the Lenders), (ii) amend or alter any provision of the Loan Agreement, any other Loan Document or any other related document, (iii) constitute any course of dealing or other basis for altering any obligation of Borrower, Holdings, Parent Entity or any of their respective Affiliates or any right, privilege or remedy of Agent or any Lender under the Loan Agreement, any other Loan Document or any other related document or (iv) constitute any consent (deemed or express) by Agent or any Lender to any prior, existing or future violations of the Loan Agreement, any other Loan Document or any other related document. There are no oral agreements among the parties hereto, and no prior or future discussions or representations regarding the subject matter hereof shall constitute a waiver of any past, present or future violation of the Loan Agreement, any other Loan Document or any other related document.
3.2    This Amendment shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement, as amended by this Amendment, are hereby ratified and confirmed and shall remain in full force and effect.
4.    Representations and Warranties and Covenants. To induce Agent and Lenders to enter into this Amendment, Borrower, Holdings and Parent Entity, jointly and severally, hereby represent and warrant to Agent and each Lender as follows:
4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Regulatory Trigger Event, Default Trigger Event, First Payment Default Trigger Event, Default or Event of Default has occurred and is continuing, except as temporarily waived pursuant to that certain Temporary Waiver dated as of December 3, 2021;
4.2    Each of Borrower, Holdings and Parent Entity has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement;
4.3    The execution and delivery by Borrower, Holdings and Parent Entity of this Amendment and the performance by Borrower, Holdings and Parent Entity of their respective obligations under the Loan Agreement have been duly authorized by all requisite action of such parties and have been duly executed and delivered by such parties;
4.4    The execution and delivery by Borrower, Holdings and Parent Entity of this Amendment and the performance by Borrower, Holdings and Parent Entity of their
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obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, Holdings or Parent Entity, except as already has been obtained or made; and
4.5    This Amendment has been duly executed and delivered by each of Borrower, Holdings and Parent Entity and is the binding obligation of each of Borrower, Holdings and Parent Entity, enforceable against each of Borrower, Holdings and Parent Entity in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity).
5.    Conditions Precedent to Effectiveness of Amendment Against Agent and Lenders. This Amendment shall not be effective against Agent or any Lender unless and until each of the following conditions shall have been satisfied as of the date hereof, in Agent’s sole discretion:
5.1    Agent shall have received this Amendment, duly executed by Borrower, Holdings and Parent Entity;
5.2    Agent shall have received such additional documents, instruments and information as Agent may request;
5.3    Borrower shall have paid to Agent, on behalf of itself and the Lenders, all fees, costs and expenses due and owing to Agent and the Lenders as of the date hereof; and
5.4    After giving effect to this Amendment, no Regulatory Trigger Event, Default Trigger Event, First Payment Default Trigger Event, Default or Event of Default has occurred and is continuing, except as temporarily waived pursuant to that certain Temporary Waiver dated as of December 3, 2021.
6.    Integration. This Amendment and the Loan Agreement represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties and negotiations between the parties about the subject matter of this Amendment and the Loan Agreement merge into this Amendment and the Loan Agreement.
7.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Signature pages delivered by facsimile or other electronic means shall have the same effect as manually executed signature pages. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.
8.    Release. BORROWER, HOLDINGS AND PARENT ENTITY, TOGETHER WITH THEIR RESPECTIVE PARENTS, DIVISIONS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, PARTICIPANTS, PREDECESSORS, SUCCESSORS, AND ASSIGNS, AND EACH OF ITS CURRENT AND FORMER DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, AGENTS, AND EMPLOYEES, AND EACH OF THEIR RESPECTIVE PREDECESSORS, SUCCESSORS, HEIRS, AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY,
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“RELEASORS”) HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER WAIVES AND DISCHARGES  AGENT AND EACH LENDER AND THEIR RESPECTIVE PARENTS, DIVISIONS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, PARTICIPANTS, PREDECESSORS, SUCCESSORS, AND ASSIGNS, AND EACH OF ITS CURRENT AND FORMER DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, ATTORNEYS, AGENTS, AND EMPLOYEES, AND EACH OF THEIR RESPECTIVE PREDECESSORS, SUCCESSORS, HEIRS, AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, COUNTERCLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE HEREOF THAT ANY OF THE RELEASORS MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES (OR ANY OF THEM), IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ARISING  DIRECTLY OR INDIRECTLY FROM THE LOAN AGREEMENT, THE LOAN DOCUMENTS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT OR THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.  EACH OF THE RELEASORS  WAIVES THE BENEFITS OF ANY LAW, WHICH MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.” EACH OF THE RELEASORS UNDERSTANDS THAT THE FACTS WHICH IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THE RELEASE PROVIDED FOR HEREIN MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION WHICH IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED.  EACH OF THE RELEASORS ACCEPTS THIS POSSIBILITY, AND EACH OF THEM ASSUMES THE RISK OF THE FACTS TURNING OUT TO BE DIFFERENT AND NEW INFORMATION BEING DISCOVERED; AND EACH OF THEM FURTHER AGREES THAT THE RELEASE PROVIDED FOR HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR ANY NEW INFORMATION. RELEASORS AGREE THAT (I) THE COMMENCEMENT OF ANY LITIGATION OR LEGAL PROCEEDINGS BY ANY RELEASOR OR ANY OF THEIR RESPECTIVE AFFILIATES AGAINST ANY RELEASED PARTY WITH RESPECT TO ANY CLAIMS, COUNTERCLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES RELEASED HEREBY, PURPORTED TO BE RELEASED HEREBY OR ARISING ON OR BEFORE THE DATE HEREOF, AND/OR (II) THE COMMENCEMENT OF ANY CLAIM, INITIATION OR COMMENCEMENT OF ANY CLAIM OR PROCEEDING IN FAVOR OF, THROUGH OR BY ANY RELEASOR WHICH ALLEGES THAT THE RELEASE HEREIN IS INVALID OR UNENFORCEABLE IN ANY RESPECT, SHALL, IN EACH CASE, CONSTITUTE AN IMMEDIATE EVENT OF DEFAULT.
9.    Waiver of Compliance with Article 9 of UCC. To the extent not prohibited by applicable law, each of Borrower, Holdings and Parent Entity: (a) waives its right to receive notice under, and any other rights in respect to, Sections 9-611, 9-620(e), 9-621 and 9-623 of the UCC following the occurrence and during the continuance of an Event of Default; (b) waives any
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right to object to the sale, transfer, conveyance or surrender of the Collateral following the occurrence and during the continuance of an Event of Default; (c) waives any obligation of Agent to dispose of the Collateral under the UCC or otherwise following the occurrence and during the continuance of an Event of Default; (d) waives any other right, whether legal or equitable, which Borrower, Holdings or Parent Entity may possess in and to the Collateral following the occurrence and during the continuance of an Event of Default; (e) agrees that the transactions contemplated herein have been effected and negotiated in a commercially reasonable manner; and (f) agrees that Agent and each Lender has acted in, and has effected and negotiated the transactions contemplated herein, in good faith. Each of Borrower, Holdings and Parent Entity acknowledges and agrees that the waivers set forth in this Section 9 and elsewhere in this Agreement constitute material consideration for the agreement of Agent and the Lenders to execute, deliver and accept this Agreement.

[Signature page follows.]
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IN WITNESS WHEREOF, this Amendment is being executed as of the date first written above.

BORROWER:

KATAPULT SPV-1 LLC

By: _/s/Orlando Zayas_
Name: Orlando Zayas
Title: Chief Executive Officer

Address:
500 7th Avenue, 8th Floor
New York, New York 10018

HOLDINGS:

KATAPULT GROUP, INC.

By: _/s/Orlando Zayas_
Name: Orlando Zayas
Title: Chief Executive Officer

Address:
500 7th Avenue, 8th Floor
New York, New York 10018

PARENT ENTITY:

KATAPULT HOLDINGS, INC.

By: _/s/Orlando Zayas_
Name: Orlando Zayas
Title: Chief Executive Officer

Address:
500 7th Avenue, 8th Floor
New York, New York 10018
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AGENT:

MIDTOWN MADISON MANAGEMENT LLC

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
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CLASS A LENDERS:

ATALAYA SPECIAL OPPORTUNITIES FUND VII LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory

ATALAYA ASSET INCOME FUND IV LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory

ATALAYA ASSET INCOME FUND (CAYMAN) IV LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory

ATALAYA SPECIAL OPPORTUNITIES FUND (CAYMAN) VII LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory

ATALAYA ASSET INCOME FUND V LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory

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CLASS B LENDER(S):

ATALAYA SPECIAL OPPORTUNITIES FUND VII LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND IV LP
By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND V LP
By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
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ATALAYA SPECIAL OPPORTUNITIES FUND (CAYMAN) VII LP

By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND (CAYMAN) IV LP
By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND (CAYMAN) V LP
By: _/s/David Aidi
Name: David Aidi
Title: Authorized Signatory
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CONFORMED AS OF THE ~~ELEVENTH~~ TWELFTH AMENDMENT
EXHIBIT A
$175,000,000 SENIOR SECURED TERM LOAN AND REVOLVING LOAN FACILITY
LOAN AND SECURITY AGREEMENT
between
KATAPULT SPV-1 LLC,
as Borrower,
and
KATAPULT GROUP, INC., as Holdings
And
KATAPULT HOLDINGS, INC., as Parent Entity
and
MIDTOWN MADISON MANAGEMENT LLC
as Agent
and
THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME
as Lenders

Dated as of
May 14, 2019

TABLE OF CONTENTS

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EXHIBITS
Exhibit A    Borrowing Base Certificate
Exhibit B-1    Form of Revolving Note
Exhibit B-2    Form of Term Note
Exhibit C    Form of Monthly Servicing Report/Lease Contract Multiple
Exhibit D    Form of Portfolio Documents
Exhibit E    Underwriting Guidelines
Exhibit F    Form of Request for Revolving Advance
Exhibit G    Servicing Policy
Exhibit H    Performance Covenant Tables
Exhibit I    Permitted Holders
Exhibit J    Approved States
Exhibit K    Series C Convertible Preferred Stock Purchase Agreement

SCHEDULES
Schedule A    Wiring Instructions
Schedule B    Commitments
Schedule 4.1    Required Consents
Schedule 5.3    Managers, Managing Members and Directors of each Credit Party
Schedule 5.5    [Reserved]
Schedule 5.10    Intellectual Property
Schedule 5.15    Affiliate Agreements
Schedule 5.16    Insurance
Schedule 5.17A    Names
Schedule 5.17B    Location of Offices, Records and Collateral
Schedule 5.17C    Deposit Accounts and Investment Property
Schedule 6.8    Further Assurances and Post Closing Deliverables
Schedule 7.1    Permitted Indebtedness
Schedule 7.13    Approved Sub-Servicers

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LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of May 14, 2019, is entered into by and among KATAPULT SPV-1 LLC, a Delaware limited liability company (“Borrower”), KATAPULT GROUP, INC, a Delaware corporation (“Holdings”), KATAPULT HOLDINGS, INC., a Delaware corporation (“Parent Entity”), each of the lenders from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and MIDTOWN MADISON MANAGEMENT LLC, a Delaware limited liability company, as administrative, payment and collateral agent for itself, as a Lender, and for the other Lenders (in such capacities, “Agent”).
WHEREAS, pursuant to the Purchase and Sale Agreement, the Borrower desires to purchase from Holdings all of its rights, title and interest in and to the Collateral, including, but not limited to, the Pledged Leases which were originated by Holdings and the Inventory related thereto;
WHEREAS, on the Closing Date Lenders made available to Borrower a senior secured revolving credit facility in an initial maximum principal amount of up to Fifty Million and No/100 Dollars ($50,000,000.00) (the “Initial Revolving Commitment Amount”);
WHEREAS, as of the Eighth Amendment Effective Date Lenders had increased the Initial Revolving Commitment Amount to a maximum principal amount of up to One Hundred Twenty-Five and No/100 Dollars ($125,000,000.00) (the “Existing Revolving Commitment Amount”);
WHEREAS, on the Ninth Amendment Effective Date, certain of the Lenders have agreed, upon and subject to the provisions, terms and conditions hereinafter set forth, to make available to Borrower a new senior secured term loan credit facility in an initial maximum principal amount of up to Fifty Million and No/100 Dollars ($50,000,000.00) to provide for working capital and general corporate needs and as otherwise provided herein;
WHEREAS, pursuant to the terms of this Agreement, Lenders shall have the exclusive right to increase the Existing Revolving Commitment Amount hereunder up to an aggregate total of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00);
WHEREAS, Borrower is willing to grant Agent, for the benefit of itself and the other Lenders, a first priority lien on and security interest in the Collateral to secure the Loans and other financial accommodations being granted by the Lenders to Borrower; and
WHEREAS, Lenders are willing to make the Loans available to Borrower upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:
I.    DEFINITIONS
1.1    General Terms
For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified, if a provision of this Agreement or any other Loan Document requires the consent of or approval of Agent or any Lender, such consent or approval shall be in Agent’s or such Lender’s sole discretion. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. Unless otherwise specified herein, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
“Account Lessee” shall mean any Person that is an obligor in respect of any Lease.
“Adjusted Current Lease Balance” shall mean for each Lease, (a) if the ratio of the Original Net Lease Cost to Lease Cost is equal to or greater than ninety percent (90%), the Current Lease Balance, and (b) if the ratio of the Original Net Lease Cost to Lease Cost is less than ninety percent (90%), the lesser of (i) the Original Net Lease Cost and (ii) the Current Lease Balance.
“Adjusted Parent Consolidated Net Income” shall mean, for any period, as calculated for Parent Entity on a consolidated basis, the sum of (a) the total Parent Consolidated Net Income for such period, plus (b) the total depreciation and amortization expense accrued by Parent Entity and its consolidated subsidiaries during such period plus (c) all non-cash stock compensation and warrant expenses during such period.
“Administration Fee” shall have the meaning set forth in Section 3.4.
“Advance” shall mean any borrowing under and advance of the Loan, including, but not limited to, the Term Loan, each Revolving Advance and any Protective Advance. Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.
“Advance Rate” shall mean, as of any date of determination, (a) for the period beginning on the Closing Date and ending on the date that is nine (9) months after the Closing Date, eighty-five percent (85%) and (b) thereafter, so long as no Advance Rate Trigger Event, Default or Event of Default exists, ninety percent (90%). If any Advance Rate Trigger Event has occurred, the Advance Rate shall be immediately reduced by five percent (5%); provided, that if, following any such Advance Rate Trigger Event, there occurs three (3) consecutive calendar months in which such Advance Rate Trigger Event no longer exists and no other Advance Rate Trigger Event, Default or Event of Default has occurred, then the Advance Rate shall be increased by five percent 5%.
“Advance Rate Trigger Event” shall mean the occurrence of any of the following events with respect to the portfolio of Pledged Leases securing the Loan, in each case, to be tested as of the last day of each calendar month but without giving effect to any Vintage Pool created prior to the February 2019 Vintage Pool:

(a)    The Charge-off Percentage Ratio for any Vintage Pool exceeds the Advance Rate Trigger Charge-off Percentage Ratio for the corresponding thirty (30) day period set forth on Exhibit H-4 since the first payment date for each Lease within each such Vintage Pool. For the avoidance of doubt, the first thirty day period following the origination date for each Lease within each Vintage Pool shall be Period 1; or

(b)    The Cumulative Cash Collection Percentage Ratio for any Vintage Pool is less than the Advance Rate Trigger Cumulative Cash Collection Percentage Ratio for the corresponding thirty (30) day period set forth on Exhibit H-3 since the first payment date for each Lease within each such Vintage Pool. For the avoidance of doubt, the first thirty day period following the origination date for each Lease within each Vintage Pool shall be Period 1; or

(c)     The average First Payment Default Ratio for the three most recent Vintage Pools (excluding the Vintage Pool originated during the month ending on the date of determination (i.e. as of end of December 2019, excluding the December 2019 Vintage Pool)) exceeds the Advance Rate Trigger First Payment Default Ratio (Trailing Three Months T+30) ratio set forth on Exhibit H-2; or

(d)     The First Payment Default Ratio for any Vintage Pool within the three most recent Vintage Pools (excluding the Vintage Pool originated during the month ending on the date of determination (i.e. as of end of December 2019, excluding the December 2019 Vintage Pool)) exceeds the Advance Rate Trigger First Payment Default Ratio (T+30) ratio set forth on Exhibit H-1.

“Advensus” means Nearshore Call Center Services LTD, dba Advensus, a British Virgin Islands corporation.
“Affiliate” or “affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ability to exercise voting power, by contract or otherwise.
“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.
“Agent Advance” shall have the meaning assigned to it in Section 13.4.
“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.
“Allocation Notice” shall have the meaning assigned to it in Section 2.12(b).
“Amortized Lease Cost” shall mean, for any Lease and as of any date of determination, the product of (i) the cumulative payments received to date (excluding upfront payments, application fees and/or merchant discounts) related to such Lease and (ii) the quotient of (x) one and (y) the Lease Contract Multiple of such Lease.
“Anticipated SPAC Transaction” means a business combination transaction between Parent Entity and FinServ Acquisition Corp. and/or its Affiliates.
“Applicable Rate” shall mean the interest rates applicable from time to time under this Agreement.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Loan Documents, Borrower, Guarantors or the Collateral or any portion thereof, including, but not limited to, in each case, as applicable, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all state and federal usury laws.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and (a) that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender or (b) is a Person (other than a natural person) primarily engaged in the making of commercial loans having total assets in excess of $500,000,000.
“Approved State” shall mean a state listed on Exhibit J attached hereto.
“Availability” shall mean, at any date of determination, the lesser of (a) the Borrowing Base or (b) the aggregate of the Revolving Loan Commitments, minus, in each case, the aggregate principal balance of the outstanding Advances.
“Available Amounts” shall mean, as of any Payment Date, the sum of (a) all payments, including all Scheduled Payments, any prepayments, fees or other amounts collected from or on behalf of the Account Lessees on the Pledged Leases during the related Due Period, (b) all liquidation proceeds from the sale or disposition of any Pledged Lease and/or any property related thereto during the related Due Period, whether to a third party purchaser or an Affiliate of the Borrower, (c) any amount received by the Borrower or the Servicer related to a payment from the Guarantors regarding any Guaranty since the most recent Payment Date, (d) all other proceeds of the Collateral received by the Borrower or Servicer during the Due Period, including, but not limited to, judgment awards or settlements, late charges and other income collected from any source arising in connection with the Collateral and (e) all interest earned on the amounts on deposit in the Collateral Account since the previous Payment Date.
“Backup Servicer” shall mean Vervent Inc. (as successor to First Associates Loan Servicing, LLC), or such other Person designated and engaged by the Agent and, prior to the occurrence of an Event of Default, approved by the Borrower to succeed Vervent Inc. as Backup Servicer to perform the duties described in Section 6.13 hereunder and such other duties as may be agreed to by such Person, all in accordance with the terms, provisions, and conditions a Backup Servicing Agreement.
“Backup Servicer Fee” shall mean any fee payable monthly by Borrower to a Backup Servicer, such fee, including, without limitation, fees for verification services, to be as specified in the applicable Backup Servicing Agreement.
“Backup Servicing Agreement” shall mean that any Backup Servicing Agreement, to be entered into by and among Agent, Borrower and Backup Servicer regarding the provision of certain services by the Backup Servicer with respect to the Leases, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.
“Board” shall have the meaning assigned to it in Section 6.18 hereof.
“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrowing Base” shall mean the (a) product of (i) the Advance Rate multiplied by (ii) the aggregate sum of the Adjusted Current Lease Balance for all Eligible Leases pledged as Collateral hereunder.
“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A hereto.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which (a) commercial banks in New York City are authorized or required by law to remain closed or (b) with respect to LIBOR, banks are not open for dealings in dollar deposits in the London interbank market.
“Calculated Rate” shall have the meaning assigned to it in Section 2.2(a) hereof.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A1 or the equivalent thereof by S&P or P1 or the equivalent thereof by Moody’s, (c) commercial paper or any other short term, liquid investment having a rating, on the date of purchase, of at least A1 or the equivalent thereof by S&P or at least P1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition, (d) investments in money market funds, and (e) investments in mutual funds or other pooled investment vehicles, in each case acceptable to the Agent in its sole discretion, the assets of which consist solely of the foregoing.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.3 by any lending office of such Lender or by such holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), shall be a “Change in Law” regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” shall mean:
(a)    at any time prior to a Public Company Transition Date, the occurrence of any of the following:
(i)    Blumberg Capital, CURO Financial Technologies Corp., Tribeca Ventures, Anchorage Capital and each other entity designated as a “Permitted Holder” on Exhibit I attached hereto, as amended from time to time with the consent of Agent (such consent not to be unreasonably withheld), at any time for any reason cease to collectively own at least 51% of the issued and outstanding Equity Interests of Parent Entity (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units);
(ii)    Parent Entity at any time for any reason ceases to own 100% of the issued and outstanding Equity Interests of Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than in favor of Agent, Lenders or their Affiliates;
(iii)    Holdings at any time for any reason ceases to own 100% of the issued and outstanding Equity Interests of Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than in favor of Agent, Lenders or their Affiliates; or
(iv)    Parent Entity at any time ceases, directly or indirectly, to possess, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests by contract or otherwise of Holdings; or
(v)    any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or operating agreement or partnership agreement or trust agreement of Borrower or Holdings or in any document governing indebtedness of such Person (other than any Loan Documents) which in any such case gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof; and
(b)    at any time after a Public Company Transition Date, the occurrence of any of the following:
(i)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent Entity entitled to vote for members of the board of directors or equivalent governing body of the Parent Entity on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(ii)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Entity cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (b) (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (b) (i) and (b) (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; and

(iii)    Parent Entity at any time for any reason ceases to own 100% of the issued and outstanding Equity Interests of Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than in favor of Agent, Lenders or their Affiliates;
(iv)    Holdings at any time for any reason ceases to own 100% of the issued and outstanding Equity Interests of Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings other than in favor of Agent, Lenders or their Affiliates; or
(v)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Parent Entity and the assets of its Subsidiaries taken as a whole to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Parent Entity or its Subsidiaries).
Notwithstanding the foregoing, an initial public offering of the Parent Entity or a SPAC Transaction, the consummation of which would constitute a “Change of Control” under any other portion of this definition shall not be a “Change of Control”.
“Charged-off Lease” shall mean (a) any Pledged Lease for which any portion of a Scheduled Payment (without giving effect to any modifications of such Pledged Lease after the date such Pledged Lease was first pledged hereunder or under any other Loan Document) is delinquent more than ninety twenty (90) days, (b) with respect to which Servicer or Borrower shall have reasonably determined in good faith that the related Account Lessee will not resume making Scheduled Payments, (c) unless otherwise approved by Agent in writing in its sole discretion, the related Account Lessee shall have become the subject of a proceeding under a Debtor Relief Law and Servicer or Borrower shall have been notified thereof or (d) that has been specifically and separately reserved against by Borrower or deemed charged-off or non-collectible by Borrower or Servicer.
“Charge-off Percentage Ratio” shall mean, with respect to any Vintage Pool, the percentage equivalent to a fraction, (a) the numerator of which is the aggregate Lease Cost of such Lease related to such Vintage Pool that have become and remain Charged-off Leases and (b) the denominator of which is the aggregate Lease Cost of the Pledged Leases in such Vintage Pool.
“Charter and Good Standing Documents” shall mean, for the applicable Person, (i) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than five (5) Business Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (ii) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date not more than five (5) Business Days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors (or other applicable governing body) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer of such Person as of the Closing Date.

“Claims” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, litigation, proceedings, investigations, judgments, suits, fees, costs, expenses, charges, advances and disbursements of any kind (including, without limitation, fees, costs, expenses and charges of counsel (including in-house counsel)).
“Class A Lender” shall mean each Lender having a Revolving Loan Commitment or holding Revolving Advances.
“Class A Obligations” shall mean all Obligations owed to the Class A Lenders in respect of the Revolving Advances.
“Class B Lender” shall mean each Lender having a Term Loan Commitment or holding a portion of the Term Loan.
“Class B Lockout Period Termination Date” has the meaning given to such term in Section 2.5(c).
“Closing” shall mean the satisfaction, or written waiver by Agent and the Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
“Collateral” shall mean, collectively and each individually, all collateral and/or security granted and/or securities pledged to Agent for the benefit of itself and the other Lenders, by Borrower pursuant to the Loan Documents including, without limitation, the items set forth in Section 2.8 of this Agreement.
“Collateral Assignment of Purchase Agreement” shall mean that certain Collateral Assignment of Purchase and Sale Agreement, dated on or about the Closing Date, executed by Borrower in favor of Agent and agreed to and acknowledged by Holdings, as the same may be amended, restated or modified from time to time.
“Collateral Account” shall mean, individually and collectively, (a) that certain deposit account at Collateral Account Bank held in the name of Borrower, with account number 1001851631 or (b) following the occurrence and during the continuance of an Event of Default, such other deposit account as designated from time to time by Agent in a written notice to Borrower and Servicer.
“Collateral Account Bank” shall mean Pacific Western Bank or such other bank where the Collateral Account is being held from time to time in accordance with the terms of this Agreement.”
“Collateral Account Control Agreement” shall mean any full dominion account control agreement by and among Agent, Borrower and Collateral Account Bank, which pledges a Collateral Account and all funds and sums contained therein to Agent, for the benefit of the Lenders, and provides for disposition of funds therefrom, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations

(“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.
“Convertible Note” shall mean those certain convertible notes of Parent Entity listed on Schedule 1.1(a) attached hereto.
“Credit Card Account” shall mean an arrangement whereby an Account Lessee makes Scheduled Payments under a Lease via pre-authorized debit or charge to a Major Credit Card.
“Credit Party” shall mean individually, Borrower and each Guarantor and “Credit Parties” shall mean, collectively, the Borrower and Guarantors.
“Credit Protection Laws” shall mean all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation M promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, all rules and regulations issued by the Consumer Financial Protection Bureau, Dodd–Frank Wall Street Reform and Consumer Protection Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.
“Cumulative Cash Collection Percentage Ratio” shall mean, with respect to any Vintage Pool, the percentage equivalent to a fraction, the numerator of which is the sum of all payments (including prepayments and application and/or other upfront payments, but excluding any sales tax payments) collected from or on behalf of the Account Lessees on each Pledged Lease in such Vintage Pool since the date that such Pledged Lease was originated and the denominator of which is the sum of the Lease Costs (as determined for each Pledged Lease as of the date such Pledged Lease was originated) of each Pledged Lease with respect to such Vintage Pool.
“Current Lease Balance” shall mean, for any Lease and as of any date of determination (i) the Lease Cost less (ii) the Amortized Lease Cost of such Lease at such time.
“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium,

rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.
“Deemed Liquidation Event” shall have the meaning set forth in the certificate of incorporation of Holdings, as in effect on the Ninth Amendment Effective Date, provided, that in no event shall any transaction involving the purchase of capital stock from one holder of Equity Interests of Holdings by another holder of Equity Interests of Holdings constitute a Deemed Liquidation Event.
“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.
“Default Rate” shall have the meaning assigned to it in Section 3.2 hereof.
“Default Trigger Event” shall mean the occurrence of any of the following events with respect to the portfolio of Pledged Leases securing the Loan, in each case, to be tested as of the last day of each calendar month but without giving effect to any Vintage Pool created prior to the February 2019 Vintage Pool:

(a)    The Charge-off Percentage Ratio for any Vintage Pool exceeds the Charge-off Trigger Percentage Ratio for the corresponding month set forth on Exhibit H-4 since the first payment date for each Lease within each such Vintage Pool. For the avoidance of doubt, the first thirty day period following the origination date for each Lease within each Vintage Pool shall be Period 1; or

(b)    The Cumulative Cash Collection Percentage Ratio for any Vintage Pool is less than the Default Trigger Cumulative Cash Collection Percentage Ratio for the corresponding month set forth on Exhibit H-3 since the first payment date for each Lease within each such Vintage Pool. For the avoidance of doubt, the first thirty day period following the origination date for each Lease within each Vintage Pool shall be Period 1.

“Defaulted Lease” shall mean (a) any Pledged Lease for which any portion of a Scheduled Payment (without giving effect to any modifications of such Pledged Lease after the date such Pledged Lease was first pledged hereunder or under any other Loan Document) is delinquent more than sixty (60) days, (b) with respect to which Servicer or Borrower shall have reasonably determined in good faith that the related Account Lessee will not resume making Scheduled Payments, (c) unless otherwise approved by Agent in writing in its sole discretion, the related Account Lessee shall have become the subject of a proceeding under a Debtor Relief Law and Servicer or Borrower shall have been notified thereof or (d) that has been specifically and separately reserved against by Borrower or deemed charged-off or non-collectible by Borrower or Servicer.
“Defective Lease” shall mean any Pledged Lease with an uncured breach of any representation or warranty of Borrower or that Holdings made under the Purchase and Sale Agreement.
“Deposit Account” shall mean, individually and collectively, any bank or other depository accounts of Borrower (or if referring to another Person, such other Person’s).
“Designee” shall have the meaning assigned to it in Section 6.18 hereof.

“Distributable Amounts Limit” means (i) the product of (a) the cumulative Adjusted Parent Consolidated Net Income since August 1, 2020 and (b) fifty percent (50.0%), minus (ii) the cumulative aggregate amount paid by the Parent Entity to repurchase shares pursuant to clause (B) of the proviso to Section 7.4 since the Ninth Amendment Effective Date, excluding amounts paid by the Parent Entity in respect of any ROFR Share Repurchases since the Ninth Amendment Effective Date.
“Division” shall mean, with respect to any Person which is an entity, the division of such Person into two (2) or more separate such Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized, shall have a correlative meaning.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Due Period” shall mean, for any Payment Date, the calendar week ending on the immediately preceding Friday.

    “Eighth Amendment Effective Date” shall mean September 28, 2020.

“Eligible Leases” shall mean those Leases that meet, as of any date of determination, all of the following requirements:

(i)    such Lease has a Lease Term of no more than eighteen (18) months;
(ii)    such Lease has a Current Lease Balance of (x) not more than $3,500 or (y) solely with respect to Leases used to acquire automobile-related parts, not more than $5,000; provided that the aggregate amount of Eligible Leases by virtue of this clause (y) shall not exceed $1,000,000 as of any date of determination;
(iii)    payments under such Lease are due in Dollars and the Portfolio Documents do not permit the currency in which such Lease is payable to be changed, and all previous payments have been made by the related Account Lessee and not by Holdings, Borrower or any Affiliate thereof;
(iv)    payments in respect of such Lease shall be due and payable weekly, bi-weekly, monthly or semi-monthly in equal installments;
(v)    such Lease and all related Portfolio Documents shall be in full force and effect and shall represent a legal, or valid and binding and absolute and unconditional payment obligation of the applicable Account Lessee enforceable against such Account Lessee in accordance with its terms for the amount outstanding thereof without any right of rescission, offset, counterclaim or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason;
(vi)    to Borrower’s knowledge after due inquiry, the applicable Account Lessee is not the subject of any proceeding under any Debtor Relief Law;
(vii)    such Lease is not a Defaulted Lease;

(viii)    such Lease would not cause the percentage of Eligible Leases for which the Account Lessee thereon nor any guarantor thereof is an employee, officer, director or Affiliate of, Holdings or Borrower to exceed 1% of Eligible Leases;
(ix)    Holdings or Borrower shall not be engaged in any adverse litigation with the applicable Account Lessee in respect of such Lease;
(x)    such Lease shall have been originated, documented and closed in accordance with the Underwriting Guidelines in all material respects and such Lease and related Portfolio Documents shall not have been modified from their original terms in any material respect;
(xi)    the applicable Account Lessee’s Lease application and the Portfolio Documents evidencing such Lease shall have been delivered to Agent or Backup Servicer in accordance with Section 2.9 hereof and the related Verification Certificate shall not have any exceptions noted by the Backup Servicer;
(xii)    such Lease shall comply in all material respects with all Applicable Laws and all statutory or other applicable cancellation or rescission periods related thereto have expired;
(xiii)    to Borrower’s knowledge, all amounts and information in respect of such Lease or furnished to Agent in connection therewith shall be true and correct and undisputed by the Account Lessee thereon or any guarantor thereof;
(xiv)    such Lease shall not be a renewal, amendment, modification, waiver or extension of any Defective Lease or Defaulted Lease that was previously substituted with an Eligible Lease, except as otherwise approved in writing by Agent;
(xv)    neither Borrower nor Holdings shall have made a Material Modification with respect to such Lease without the consent of Agent;
(xvi)    such Lease shall not be evidenced by a judgment or have been reduced to judgment;
(xvii)    such Lease shall not be a revolving line of credit;
(xviii)    such Lease shall not have been specifically and separately reserved against by Borrower or Holdings (except for loss provisions that Borrower or Holdings makes as part of its policies in accordance with GAAP), have been the subject of fraud of any kind or deemed charged-off or non-collectible by Holdings, Borrower or Servicer in accordance with standard servicing procedures;
(xix)    the form of Portfolio Documents relating to such Lease shall be (i) substantially in the form of the Portfolio Documents in use by Holdings or Borrower as of the Closing Date or as modified in accordance with Schedule 6.8 hereof, (ii) substantially in the form attached hereto as Exhibit D or (iii) otherwise in form and content acceptable to Agent in its sole discretion and approved in advance by Agent in writing, in each case, except as may be required by Applicable Law;
(xx)    following the sale of such Lease to Borrower, such Lease shall be 100% owned by Borrower and no other Person (other than Borrower and Agent) owns or claims any legal or beneficial interest therein;

(xxi)    the Lease and all other Portfolio Documents requiring the signature of an Account Lessee was signed with a digital or electronic signature that complies with the Uniform Electronic Transaction Act or, as applicable to the jurisdiction governing such Lease, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;
(xxii)    such Lease represents the undisputed, bona fide transaction created by Holdings in the ordinary course of Holdings’ business and completed in accordance with the terms and provisions contained in the related Portfolio Documents;
(xxiii)    the Account Lessee thereunder is a resident of the United States and/or its territories;
(xxiv)    such Lease and the Inventory related to such Lease has been absolutely sold, transferred and conveyed by Holdings to Borrower and purchased and accepted by Borrower from Holdings, pursuant to the Purchase and Sale Agreement and, after giving effect to such sale, transfer and conveyance, such Lease shall be 100% owned by Borrower and no other Person (other than Borrower) owns or claims any legal or beneficial interest therein;
(xxv)    no facts, events or occurrences exist that, in any way, impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount of the Lease shown on any schedule, or on all contracts, invoices or statements delivered to Agent with respect thereto;
(xxvi)    all Account Lessees in connection with such Lease were of sufficient age to have the legal capacity to contract at the time any contract or other document giving rise to the Lease was executed and generally have the ability to pay their debts as they become due;
(xxvii)     no proceedings or actions are pending, in existence or are, to Borrower’s knowledge, threatened against any Account Lessee with respect to such Lease could reasonably be expected to materially impair such Account Lessee’s ability to perform its obligations under the applicable Lease, provided, that Borrower shall have no obligation to make any inquiry of any Account Lessee regarding the same;
(xxviii)     such Lease and the Collateral related to such Lease have not been assigned or pledged to any Person other than Agent, for the benefit of itself and the other Lenders;
(xxix)     except as would not result in a failure to satisfy the requirements set forth in clause (xiv) above no instrument of release or waiver has been executed in connection with any Portfolio Document with respect to such Lease, and the Account Lessee in respect of such Lease has not been released from its obligations thereunder, in whole or in part, and no action has been taken by the Borrower to release any collateral from the Portfolio Documents with respect to such Lease;
(xxx)    the Account Lessee related to such Lease does not reside in a state for which a Regulatory Trigger Event has occurred and is continuing;
(xxxi)    such Lease is not a Defective Lease;
(xxxii)    no buyout or repurchase option with respect to such Lease or the Inventory that is the subject of such Lease has been exercised by the Account Lessee related to such Lease;

(xxxiii)     the goods that are the subject of such Lease shall consist solely of Inventory and related items;
(xxxiv)     the Lease Contract Multiple with respect to such Lease is not less than 1.7x.
(xxxv)    such Lease is for the leasing of goods that have been fully delivered, and at the time of delivery were new and in good working order, and for which there are no outstanding disputes;
(xxxvi)     the goods which are the subject of such Lease have not been (i) returned to Borrower by the Account Lessee, (ii) repossessed by Borrower, or (iii) acquired by the Account Lessee by exercising any option to acquire said goods;
(xxxvii)    such Lease is not a Lease that would cause (a) the Eligible Leases pledged as Collateral with Account Lessees who resided in any single State at the time of the origination of such Lease to exceed thirty percent (30%) (as determined on the basis of the aggregate Current Lease Balances of the Eligible Leases pledged as Collateral) or (b) the Eligible Leases pledged as Collateral with Account Lessees who resided at the time of the origination of such Lease in all of the four (4) States with the highest aggregate Current Lease Balances of the Eligible Leases pledged as Collateral to exceed fifty-five percent (55%) (as determined on the basis of the aggregate Current Lease Balances and the Eligible Leases pledged as Collateral);
(xxxviii)     such Lease is not a Lease that would cause Eligible Leases pledged as Collateral originated through (i) the Wayfair Inc. retail partnership to, commencing January 1, 2022, exceed sixty-five percent (65%) or (ii) any other single retail partnership of Borrower, Holdings or Parent Entity to exceed, unless otherwise approved by the Agent in writing, twenty-five percent (25%) (in each case, as determined on the basis of the aggregate Current Lease Balances of the Eligible Leases pledged as Collateral); provided that upon the occurrence of a SPAC Transaction, the limitation with respect to the Wayfair Inc. retail partnership shall no longer apply;
(xxxix)     such Lease is not a Lease that would cause the quotient of Original Net Lease Cost to Lease Cost or all Eligible Leases to be less than 95%.
(xl)    such Lease is not a Lease that would cause Eligible Leases pledged as Collateral that constitute Unmatured Defaulted Leases to exceed ten percent (10%) (as determined on the basis of the aggregate Current Lease Balances of the Eligible Leases pledged as Collateral);
(xli)    such Lease is not a Lease that would cause the average Current Lease Balance of all Eligible Leases to exceed $1,000;
(xlii)    such Lease shall have been originated in an Approved State.
“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is treated as a single employer with such Person under Section 414 of the Code or Section 4001 of ERISA.
“Event of Default” shall mean the occurrence of any event set forth in Article VIII.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Deposit Account” shall mean (i) deposit accounts or trust accounts specifically and exclusively used for payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the direct benefit of a Credit Party’s employees, and (ii) escrow accounts and other accounts holding funds for third parties, including that certain account maintained in the name of Holdings at Silicon Valley Bank having account number 3302893366 so long as it is maintained for the benefit of Holdings’ landlord with respect to the real property located at 27 West 24th Street, Suite 1101, New York, NY 10010.
“Excluded Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.
“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“First Payment Default Ratio” shall mean, with respect to any Vintage Pool as of the date on which all Leases in such Vintage Pool have had their first Scheduled Payment date occur and, subsequently, thirty (30) calendar days have elapsed, the percentage equivalent of the fraction (a) whose numerator is the number of Pledged Leases comprising such Vintage Pool whose first Scheduled Payment (excluding any Scheduled Payment that was due on the date of origination of a Lease) was thirty (30) calendar days delinquent and (b) whose denominator is the number of all Pledged Leases comprising such Vintage Pool for which, as of the date of determination, have had their first Scheduled Payment date occur and, subsequently, thirty (30) calendar days have elapsed.
“First Payment Default Trigger Event” shall mean the occurrence of any of the following events with respect to the portfolio of Pledged Leases securing the Loan, in each case, to be tested as of the last day of each calendar month but without giving effect to any Vintage Pool created prior to the January 2019 Vintage Pool:

(a)     The average First Payment Default Ratio for the three most recent Vintage Pools (excluding the Vintage Pool originated during the month ending on the date of determination (i.e. as of end of December 2019, excluding the December 2019

Vintage Pool)) exceeds the Default Trigger First Payment Default Ratio (Trailing Three Months T+30) set forth on Exhibit H-2; or

(b)    The First Payment Default Ratio for any Vintage Pool (excluding the Vintage Pool originated during the month ending on the date of determination (i.e. as of end of December 2019, excluding the December 2019 Vintage Pool)) exceeds the Default Trigger First Payment Default Ratio (T+30) ratio set forth on Exhibit H-1.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.
“Guarantor” shall mean, at any time, collectively and each individually, all guarantors of the Obligations or any part thereof at such time, including, without limitation, the Payment Guarantors and the Indemnity Guarantors.
“Guaranty” shall mean, collectively and each individually, all guarantees executed by any Guarantors, including, but not limited to, the Payment Guaranty and the Indemnity Guaranty.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Holdings” shall have the meaning assigned to it in the introductory paragraph hereof.
“Increase OID” shall have the meaning assigned to it Section 3.5(c) hereof.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures,

notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (in which case non-recourse Indebtedness, for the purpose of this clause (f), shall be limited to the fair market value of the property subject to such Lien), (g) all Guaranties or other Contingent Obligations by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Persons” shall have the meaning assigned to it in Section 12.4 hereof.
“Indemnified Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.
“Indemnity Guarantor” shall mean each of Holdings, Parent Entity and each other Person party to the Indemnity Guaranty from time to time.
“Indemnity Guaranty” shall mean each Indemnity Guaranty, dated as of the date hereof, made by each Indemnity Guarantor in favor of Agent, as amended from time to time.
“Ineligible Lease” shall mean any Lease that fails at any time to meet all of the criteria set forth in the definition of “Eligible Lease” set forth herein.
“Ineligible Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.
“Initial Term Loan Funding Date” means, the date that the initial Term Loan is funded hereunder.
“Insured Event” shall have the meaning assigned to it in Section 12.4 hereof.
“Interest Reserve Account” shall mean that certain deposit account at Silicon Valley Bank held in the name of Holdings, with account number 3302706538, funded solely via capital contributions from the direct and indirect holders of its Equity Interests, which shall at all times contain cumulative gross deposits since the Closing Date in an amount equal to or greater than the product of (a) the sum of (i) one and (ii) the months that have elapsed since the Closing Date and (b) $75,000.00.
“Inventory” shall mean furniture, household furnishings, appliances, consumer electronics (including cell phones), fitness equipment, tools and/or other moveable but non-perishable goods, together with accessories related thereto.
“Key Man Trigger Event” shall mean the failure of Orlando Zayas to be the Chief Executive Officer of Holdings, unless a successor chief executive officer approved by the Agent is appointed within ninety (90) days thereafter.

“Lease Contract Multiple” shall mean, for each Pledged Lease, quotient of (a) the aggregate dollar amount of the scheduled payments (excluding upfront payments, application fees, and/or merchant discounts) owed by an Account Lessee over the term of such Pledged Lease and (b) the Lease Cost of such Pledged Lease.
“Lease Cost” shall mean, for any Pledged Lease, the total purchase price paid (excluding any delivery, installation and warranty costs charged to the applicable Account Lessee) by Holdings to purchase the Inventory that is the subject of such Pledged Lease at the origination of such Pledged Lease.
“Lease Term” shall mean, with respect to any Pledged Lease, the original term of the Lease to expiration calculated in calendar months.
“Leases” shall mean all rights to payment (including, without limitation, the Scheduled Payments) owing by an Account Lessee in respect of a lease or leases, lease-to-own or other financial accommodations made or extended by Borrower (or a predecessor in interest, including, without limitation, Holdings) to or for the benefit of such Account Lessee in connection with the purchase of Inventory. Any such Lease shall include, without limitation, all rights (including payment rights and enforcement rights), claims and entitlements under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.
“Lender” and “Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.
“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.
“Lending Office” shall mean the office or offices of any Lender set forth opposite its name on the signature page hereto, as updated from time to time.
“LIBOR Rate” shall mean, in respect of any calendar month, a rate per annum rounded upwards, if necessary, to the nearest 1/1000 of 1% (3 decimal places) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE (or any equivalent page used by Bloomberg Professional Service from time to time or, if Bloomberg Professional Service no longer reports the LIBOR Rate, another nationally-recognized rate reporting source acceptable to Agent) as the offered rate for loans in United States dollars for a one (1) month period as of 11:00 a.m. (London time) first calendar day of such month (or, in the case of the month that includes the date hereof, the date hereof). If (i) Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or (ii) Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or (iii) if such index no longer exists or if page USD-LIBOR-ICE no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, then in each case of the foregoing clauses (i) through (iii), Agent may select a comparable replacement index or replacement page, as the case may be, (provided that such replacement rate is approved by the Borrower (which approval shall not be unreasonably withheld or delayed); provided that (a) in the case that the conditions set forth in the foregoing clause (i) through (iii) are likely to continue to occur or exist for an indefinite time frame or (b) the supervisor for the administrator of the screen rate used by the Agent pursuant this definition or a Governmental Authority having jurisdiction over the Agent, in each case, has made a public statement identifying a specific date after which such screen rate shall no longer be used or published for determining interest rates for loans, in the case of the foregoing clauses (a) and (b), Agent in its Permitted Discretion, may select a comparable replacement index or replacement page that gives due consideration to the then prevailing market convention for determining a rate of interest for privately placed secured loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable to effect a comparable overall yield to that which was in place immediately prior to the occurrence of any of the foregoing events described by clauses (i) through (iii) in the foregoing clause (provided that such replacement rate and amendments are approved by the Borrower (which approval shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, in no event shall the LIBOR Rate with respect to (x) the Revolving Calculated Rate be less than two percent (2.00%) at any time and (y) with respect to the Term Loan Calculated Rate be less than one percent (1.00%) at any time.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.
“Liquidity” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents on hand of Parent Entity and its Subsidiaries as of such date; provided that any funds held in the Total Advance Rate Reserve Account shall not be included in the calculation of Liquidity.
“Loan” shall mean, collectively, the Term Loan, each Revolving Advance made by Lenders to the Borrower, any Protective Advances or other Advances by Agent or Lenders pursuant to the terms hereof, and all Obligations related thereto.
“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents, each Servicing Agreement, the Backup Servicing Agreement, the Borrowing Base Certificate, the Collateral Account Control Agreement, any other blocked account agreement or account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.
“Major Credit Card” shall mean a bank card issued by any VISA USA, Inc., MasterCard International Incorporated, American Express Company or Discover Bank.
“Material Agreements” shall mean (a) all instruments, agreements, indentures or notes governing the terms of any Indebtedness, (b) the Purchase and Sale Agreement, (c) the Servicing Agreement and (d) all other agreements, documents, contracts, indentures and instruments (i) involving the performance of services, delivery of goods or materials, or payments by or to the applicable Person of an amount or value in excess of $500,000 in the aggregate per year for agreements of Borrower and $1,000,000 in the aggregate per year for agreements of any other Credit Party, other than (i) leases of real property, (ii) merchant service agreements, (iii) payment processing agreements, (vi) professional service contract, (vii) service agreements (including with respect to software and other information technology), and (viii) employment agreements or (ii) of which a default, breach or termination could reasonably be expected to result in a Material Adverse Effect.
“Material Adverse Effect” shall mean any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(i)    has had or reasonably could be expected to have a material adverse effect upon or change in (a) the legality, validity or enforceability of any Loan Document, (b) the perfection or priority of any Lien granted to Agent or any Lender under any of the Security Documents or (c) the value, validity, enforceability or collectability of a material portion of the Pledged Leases or any of the other Collateral;
(ii)    has been or reasonably could be expected to be material and adverse to the value of the business, operations, properties, assets, liabilities or financial condition of any Credit Party; or
(iii)    has materially impaired or reasonably could be expected to materially impair the ability of the Credit Parties to perform any of the Obligations or their obligations under the Loan Documents.
“Material Modification” means any modification of a Lease that would (a) forgive any scheduled repayment, (b) reduce the interest rate, (c) reduce the Current Lease Balance of the Lease or (d) be materially adverse to Agent and/or Lenders.
“Maturity Date” shall mean the date that is three (3) years after the Initial Term Loan Funding Date; provided that if the Initial Term Loan Funding Date has not occurred by December 4, 2020, or such later date as permitted by Agent in its sole discretion, the “Maturity Date” shall mean the earlier to occur of (x) May 14, 2023 and (y) at the Agent’s option any date that is within the six (6) month period preceding the earliest maturity date of any existing or future Significant Debt Facility of Parent Entity, Holdings and/or any of their Subsidiaries so long as the Agent has identified such “Maturity Date” and given Borrower not less than one hundred twenty (120) calendar days prior written notice in advance of its designation under this clause (x).
“Maximum Revolving Loan Amount” shall mean at any time the aggregate amount of the Revolving Loan Commitments held by all Lenders at such time.
“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum nonusurious and lawful interest rate than would any Applicable Laws now allow.
“Minimum Utilization Additional Interest” shall have the meaning set forth in Section 3.6 hereof.
“Minimum Utilization Ratio” shall mean, for the periods described in the table below, the applicable percentage set forth below for such period:

Period	Minimum Utilization Ratio
Each of the first twelve (12) months following the Closing Date	0%
Each of the months occurring thirteen (13) months following the Closing Date through (and including) twenty-four (24) months following the Closing Date	25%
Each of the months occurring twenty five (25) months following the Closing Date through (and including) the end of the Maturity Date	50%

“Monthly Servicing Report” shall mean each monthly report prepared by the Servicer in accordance with the Servicing Agreement substantially in the form of Exhibit C attached hereto.
“Ninth Amendment” means that certain Ninth Amendment to Loan and Security Agreement, dated as of the Ninth Amendment Effective Date.
“Ninth Amendment Effective Date” means December 4, 2020.
“Non-Consenting Lender” shall have the meaning assigned to it in Section 10.4(d).
“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.
“Note(s)” shall mean, individually and collectively, any Notes payable to the order of the Agent, for the benefit of Lenders, or payable to a Lender, executed by Borrower evidencing the Loan, as the same may be amended, modified, supplemented and/or restated from time to time.
“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loan, including, without limitation, principal, interest (including PIK Interest), all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.
“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.
“Original Net Lease Cost” shall mean, for each Lease, the difference between (a) the total retail price charged to the Account Lessee (including any delivery, installation and warranty costs) related to such Lease and (b) any upfront Account Lessee payments (including, but not limited to, application fees), and merchant discounts associated with such Lease.
“Other Lender” shall have the meaning assigned to it in Section 13.7 hereof.
“Other Taxes” shall have the meaning assigned to it in Section 13.8(b) hereof.

“PAC” shall mean an arrangement whereby an Account Lessee makes Scheduled Payments under a Pledged Lease via pre-authorized debit.
“Parent Consolidated Net Income” shall mean, for any period, an amount equal to (a) the net income (or loss) of the Parent Entity and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) any net extraordinary, nonrecurring or unusual gains, plus (c) any net extraordinary, nonrecurring or unusual losses not to exceed five percent (5%) of “Parent Consolidated Net Income”. For the avoidance of doubt, any net extraordinary, nonrecurring or unusual losses beyond five percent (5%) of “Parent Consolidated Net Income” shall be subject to the approval of Agent in its Permitted Discretion.
“Parent Entity” shall have the meaning assigned to it in the introductory paragraph hereof.
“Parent Entity Co-Sale Agreement” shall mean that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 12, 2019 by and among the Parent Entity, the investors listed on Exhibit A thereto, and the key holders listed on Exhibit B thereto, as amended by that certain Omnibus Amendment to Series C Investment Documents dated as of September 18, 2020 with an effective date of April 12, 2019, as the same may be otherwise amended, restated, supplemented or otherwise modified from time to time.
“Participant” shall have the meaning assigned to it in Section 12.2(b) hereof.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“Payment Date” shall mean the Wednesday of each calendar week that the Loans are outstanding, or if such day is not a Business Day, on the next succeeding Business Day.
“Payment Guarantor” shall mean each of Holdings, Parent Entity, each subsidiary of Holdings (other than Borrower) and each other Person party to the Payment Guaranty from time to time.
“Payment Guaranty” shall mean that certain Payment Guaranty and Security Agreement dated as of the date hereof made by Holdings, Parent Entity and each subsidiary of Holdings (other than Borrower) from time to time party thereto, in favor of Agent, as amended from time to time.
“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.
“Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.
“Permitted Indebtedness” shall mean: (a) the Obligations; (b) existing Indebtedness listed on Schedule 7.1 hereof; (c) Indebtedness consisting of Permitted Loans made by one or more Credit Parties to any other Credit Party; (d) interest rate hedges that are entered into by Credit Parties to hedge their risks with respect to outstanding Indebtedness of Credit Parties and not for speculative or investment purposes; (e) trade debt incurred in the ordinary course of business, (f) subject to the terms thereof, Indebtedness permitted under Section 2.13(d) and indemnity guarantees of any such Indebtedness and (g) unsecured Indebtedness in respect of financing insurance premiums in the ordinary course of business.

“Permitted Liens” shall mean Liens of Borrower permitted under Section 7.2 hereof.
“Permitted Loan” shall mean, with respect to any Credit Party, an intercompany loan owed by such Credit Party to another Credit Party, which intercompany loan is subject to a subordination agreement substantially in form and substance satisfactory to Agent in its Permitted Discretion.
“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
“PIK Interest” shall mean interest that is paid in kind, and not in cash, by capitalizing such interest as principal of the outstanding Loan as provided herein.
“Pledge Agreement” shall mean that certain Pledge Agreement made by Holdings in favor of Agent, as the same may be amended, modified, supplemented and/or restated from time to time.
“Pledged Leases” shall mean each Lease pledged as Collateral hereunder in accordance with Section 2.8 hereof or any other Loan Document. For the avoidance of doubt, the term “Pledged Leases” shall not include any Third Party Serviced Lease.
“Portfolio Documents” shall mean, collectively, any Lease or contract, and any other agreement or document executed and delivered by an Account Lessee in connection with such Lease to or for the benefit of Holdings or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.
“Positive Net Income Trigger Date” shall mean the earliest date on which the Borrower has furnished to Agent financial statements that evidence that the Trailing Six Month Parent Consolidated Net Income has been greater than zero for three (3) consecutive calendar months.
“Prepayment Date” shall mean (i) the date specified in any notice of prepayment delivered to the Agent in accordance with Section 2.5(b) or Section 2.5(c) or the date of any prepayment pursuant to Section 2.6(a) or Section 2.6(b).
“Pro Rata Share” shall mean, (a) with respect to any Lender as to all Lenders holding Revolving Loan Commitments, the percentage obtained by dividing (i) the aggregate amount of the Revolving Loan Advances outstanding made by such Lender by (ii) the aggregate amount of all the Revolving Loan Advances outstanding, as such percentage may be adjusted by assignments as permitted hereunder; provided, however, that if no Revolving Loan Advances are outstanding, then the percentage shall be obtained by dividing (i) the Revolving Loan Commitment held by such Lender by (ii) the aggregate amount of all of the Revolving Loan Commitments and (b) with respect to any Lender as to all Lenders holding Term Loan Commitments, the percentage obtained by dividing (i) the Term Loan Commitment held by such Lender by (ii) the aggregate amount of all of the Term Loan Commitments.
“Protective Advance” shall have the meaning assigned to it Section 2.7(b).
“Public Company Transition Date” shall mean the date on which the Parent Entity becomes subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended following an initial public offering or a SPAC Transaction.

“Purchase and Sale Agreement” shall mean that certain Master Purchase and Sale Agreement, dated as of the Closing Date, by and between Holdings, as seller of the Pledged Leases, and Borrower, as purchaser of the Pledged Leases, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Receipt” shall have the meaning assigned to it in Section 12.5 hereof.
“Register” shall have the meaning assigned to it in Section 12.2(c) hereof.
“Regulatory Trigger Event” shall mean (x) a “Level One Regulatory Trigger Event” which shall mean, the commencement by any Governmental Authority of any formal inquiry or investigation (which for the avoidance of doubt excludes any Routine Inquiry), legal action or proceeding, against (i) any of Borrower, Holdings, Servicer, any third party that has been engaged by Servicer as a sub-servicer or any of Borrower’s Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Pledged Lease with respect to the residents of any state, or otherwise alleging any non-compliance by any of Borrower, Holdings, Servicer, any third party that has been engaged by Servicer as a sub-servicer or any of Borrower’s Affiliates with such state’s Applicable Laws related to originating, holding, collecting, pledging, servicing or enforcing such Pledged Leases or otherwise related to such Pledged Leases; (ii) any of Borrower, Holdings, Servicer, any third party that has been engaged by Servicer or as a sub-servicer or any of Borrower’s Affiliates, relating to the operation of its business; or (iii) the consumer leasing industry or consumer retail installment contract industry or any member of such industries, which the Agent, in its Permitted Discretion, believes would have a material adverse effect on either of such industries, as a whole, which inquiry, investigation, legal action or proceeding is not released or terminated in a manner acceptable to Agent in its Permitted Discretion within forty-five (45) calendar days of commencement thereof or (y) a “Level Two Regulatory Trigger Event” which shall mean the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of Borrower, Holdings, Servicer, any third party that has been engaged by Servicer as a sub-servicer or any of Borrower’s Affiliates related in any way to the originating, holding, collecting, pledging, servicing or enforcing of any Pledged Leases or rendering the Purchase and Sale Agreement or Portfolio Documents unenforceable in such state; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Agent in its Permitted Discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Trigger Event for such Governmental Authority shall cease to exist immediately upon such determination by Agent.
“Release Price” shall mean an amount equal to the then Current Lease Balance of the Pledged Lease as of the close of business on the last Business Day of the Due Period relating to the Payment Date immediately preceding the date on which the release is to be made.

“Request for Revolving Advance” shall have the meaning assigned to it in Section 4.2(a) hereof.
“Required Loan Overadvance Principal Payment” shall mean, with respect to any Payment Date, the positive difference, if any, as of the last day of the calendar week immediately preceding such Payment Date of (a) the outstanding principal balance of the Revolving Advances (prior to giving effect to any payments to be made on such Payment Date) minus (b) the Borrowing Base.
“Requisite Lenders” shall mean at any time Lenders then holding fifty-one percent (51%) or more of the aggregate amount of the Advances then outstanding, provided, that at any time that Agent and its Affiliates collectively own more than thirty five percent (35%) or more of the aggregate amount of the Advances then outstanding, then Requisite Lenders must include Agent and any matter requiring the consent or approval of Requisite Lenders shall require the consent or approval of Agent.
“Responsible Officer” shall mean the chief executive officer, chief financial officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.
“Revolving Advance” or “Revolving Loan Advance” shall have the meaning assigned to it in Section 2.1 hereof.
“Revolving Advance Prepayment Additional Interest” shall mean additional interest payable to Agent upon any Prepayment Date with respect to the Revolving Advances in an amount equal to (i) if such Prepayment Date occurs after the Revolving Lockout Period Termination Date but on or prior to the thirty-six (36) month anniversary of the Closing Date, five percent (5.0%) of the then applicable Maximum Revolving Loan Amount, or (ii) if such Prepayment Date occurs after the thirty-six month anniversary of the Closing Date but on or prior to the forty-two month anniversary of the Closing Date, three percent (3.0%) of the of the then applicable Maximum Revolving Loan Amount; provided, that if such prepayment is made pursuant to a refinancing of the Loan by Agent or any of its Affiliates, the Revolving Advance Prepayment Additional Interest for such prepayment shall be fifty percent (50%) of the amounts provided above.
“Revolving Credit Period” shall mean the period beginning on the Closing Date and ending on the Maturity Date, unless terminated earlier in accordance with the provisions hereof.
“Revolving Commitment Lockout Period Additional Interest” shall mean additional interest payable to Agent upon any prepayment of the Loan contemplated by Section 2.5(b) or Section 2.6(a) occurring prior to the Revolving Lockout Period Termination Date, in an amount equal to the sum of (i) five percent (5.0%) of the then applicable Maximum Revolving Loan Amount plus (ii) an amount equal to the amount of interest that would have accrued on the sum of the principal balance of the Revolving Advances plus projected further utilization of the Loan hereunder (as determined by Agent in its Permitted Discretion), from such date of prepayment to May 14, 2021, at a per annum rate equal to the Revolving Calculated Rate.
“Revolving Lockout Period Termination Date” has the meaning given to such term in Section 2.5(c).
“Revolving Loan Commitment” shall mean the commitment of a Class A Lender to make or otherwise fund Revolving Loan Advances and “Revolving Loan Commitments” shall mean such commitments of all Lenders to fund Revolving Loan Advances in the aggregate. The amount of each Lender’s Revolving Loan Commitment, if any, is set forth on Schedule B attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Loan Commitments as of the Eighth Amendment Effective Date is $125,000,000.00, provided, that, upon the election of the Agent and any Lenders that elect to increase their Revolving Loan Commitment, pursuant to Section 2.13, the Revolving Loan Commitments may be increased incrementally up to, but shall never exceed, $250,000,000.
“ROFR Share Repurchases” “shall have the meaning assigned to it Section 7.4.

“Routine Inquiry” shall mean, without limitation, any inquiry, written or otherwise, made by a competent Governmental Authority with legal authority to regulate the activities of Borrower, Holdings or their respective Affiliates with respect to the Leases, made via a form letter or otherwise in connection with the routine transmittal of a consumer complaint or an alleged failure to comply with such State’s lending licensing requirements or its deferred deposit or “payday” lending laws or similar laws that are not applicable to Borrower, Holdings or their respective Affiliates with respect to the Leases.
“Scheduled Payment” shall mean the originally scheduled weekly, bi-weekly or monthly payment by or on behalf of an Account Lessee on a Lease.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean this Agreement, each Guaranty, the Collateral Assignment of Purchase Agreement, the Pledge Agreement, UCC financing statements, the Collateral Account Control Agreement, other agreements related to Deposit Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.
“Servicer” shall mean Holdings or such other Person, prior to the occurrence of an Event of Default, designated and engaged by the Borrower and approved by Agent (including, without limitation, Advensus).
“Servicer Default” shall mean a “Servicer Event of Default” as such term is defined in the Servicing Agreement.
“Servicer Physical Payment Address” shall have the meaning assigned to it in Section 2.3(a) hereof.
“Servicing Agreement” shall mean (a) that certain Servicing Agreement, dated as of the Closing Date, by and among the Borrower, Holdings and Agent, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time and (b) each other agreement pursuant to which Pledged Leases will be serviced and administered in accordance with the terms of this Agreement.
“Servicing Fee” shall mean the fee payable monthly to Holdings pursuant to the Servicing Agreement, which shall be equal to the product of (i) three percent (3%) and (ii) the sum of the amounts described in clauses (a), (c) and (e) of the definition of “Available Amounts” collected by Servicer during the calendar month immediately preceding the Payment Date on which fee is to be paid to the Servicer.
“Servicing Policy” means servicing, collections and payment plan policies of each Servicer, copies of which are attached hereto as Exhibit G, as such policies may be amended from time to time in compliance with the applicable Servicing Agreement.
“Settlement Date” shall have the meaning assigned to it in Section 13.5(a)(ii) hereof.
“Significant Debt Facility” shall mean any credit facility, note, agreement or indenture or other debt instrument evidencing Indebtedness of Parent Entity or Holdings and/or their Subsidiaries in excess of $1,000,000 (all indebtedness (x) made on substantially the same terms and (y) held by the same lenders or Affiliates of such lenders shall be considered in totality when calculating compliance with this threshold.
“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e) hereof.

“SPAC Transaction” means a business combination transaction or series of transactions whereby the Parent Entity or a newly formed holding company of the Parent Entity formed to facilitate such transaction or series of transactions is acquired by or combined with any special purpose acquisition company (SPAC) or one or more newly formed merger subsidiaries of such special purpose acquisition company (SPAC), with the purpose of taking, directly or indirectly, the Parent Entity public without going through the traditional initial public offering process. To the extent there is any inconsistency between this definition and the definition of “SPAC Transaction” in any other Loan Document, including, without limitation, the Warrants, this definition shall control. For the sake of clarity, a SPAC Transaction includes the Anticipated SPAC Transaction.
“Specified Regulatory Change” means a legal or regulatory change, the effect of which is to materially and adversely impair the ability of any Borrower, Holdings or Parent Entity to originate, own, hold, pledge, service, collect or enforce the Pledged Leases or similar assets.
“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Voting Equity Interests is owned directly or indirectly by such Person or one or more of its Subsidiaries.
“Tangible Net Worth” shall mean, for any Person, without duplication, an amount equal to, such Person’s (a) total assets, minus (b) capitalized information technology expenses, capitalized transaction expense and other capitalized expenses, minus (c) prepaid expenses, minus (d) other intangible assets, minus (e) total liabilities. For the avoidance of doubt the calculation of the Tangible Net Worth hereunder shall be made without including any accrued and unpaid PIK Interest.
“Tangible Net Worth to Term Loan Ratio” means the ratio of (a) Tangible Net Worth of Parent Entity and its Subsidiaries, on a consolidated basis, to (b) the outstanding principal balance of the Term Loan (including PIK Interest).
“Taxes” shall mean present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority.
“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.
“Term Loan” shall have the meaning assigned to it in Section 2.1 hereof.
“Term Loan Commitment” shall mean, as to any Class B Lender, the obligation of such Lender (if applicable), to make its Term Loan on the Initial Term Loan Funding Date. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Schedule B attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Ninth Amendment Effective Date is $50,000,000.00.
“Term Loan Lockout Period Additional Interest” shall mean additional interest payable to Agent upon any prepayment of the Term Loan for any reason prior to the Class B Lockout Period Termination Date, in an amount equal to (i) $1,000,000.00 plus (ii) the amount of interest that would have accrued on the sum of the principal balance of the Term Loan from such date of prepayment to and including the Class B Lockout Period Termination Date, at a per annum rate equal to the Term Loan Calculated Rate.
“Term Loan Prepayment Additional Interest” shall mean additional interest payable to Agent upon any Prepayment Date with respect to the Term Loan in an amount equal to (i) if such

Prepayment Date occurs after the Class B Lockout Period Termination Date but on or prior to the twenty-four (24) month anniversary of the Initial Term Loan Funding Date, $1,000,000.00, (ii) if such Prepayment Date occurs after the twenty-four (24) month anniversary of the Initial Term Loan Funding Date but on or prior to the thirty (30) month anniversary of the Initial Term Loan Funding Date, $500,000.00 or (iii) if such Prepayment Date occurs after the date that is thirty (30) months after the Initial Term Loan Funding Date, $0.00.
“Third Party Serviced Lease” shall mean any Lease originated through Holdings’ origination platform on behalf of a third-party (including Metro PCS) and serviced by Holdings.
“Total Advance Rate” shall mean, as of any date of determination, a percentage equal to the quotient of (a) the sum of (i) the difference between (x) the total principal amount outstanding under the Term Loan as of such date and (y) the sum of (A) $20,000,000 and (B) the amounts (if any) in the Total Advance Rate Reserve Account plus (ii) the total amount of Revolving Loan Advances outstanding as of such date divided, by (b) the aggregate Adjusted Current Lease Balance for all Eligible Leases pledged hereunder.
“Total Advance Rate Reserve Account” shall mean a deposit account or securities account established in the name of the Borrower on or after the Twelfth Amendment Effective Date to fund cure payments pursuant to pursuant to Section 6.19(c); provided that such deposit account or securities account must be subject to an account control agreement among the Borrower, the Agent and the depositary bank or securities intermediary, as applicable, maintaining such deposit account or securities account, in form and substance reasonably satisfactory to the Agent.
“Trailing Six Month Parent Consolidated Net Income” shall mean the sum of the Parent Consolidated Net Income for the prior six (6) calendar month period.
“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.
“TTM Adjusted EBITDA” shall mean, as of each month end, as calculated for Parent Entity on a consolidated basis, the sum of (a) the total Parent Consolidated Net Income during the proceeding twelve months, plus (b) the total interest expense of Parent Entity and its consolidated subsidiaries accrued and all other debt issuance costs incurred by Parent Entity and its consolidated subsidiaries during the proceeding twelve months, plus (c) the total tax expense accrued by Parent Entity and its consolidated subsidiaries during the proceeding twelve months, plus (d) the total depreciation and amortization expense accrued by Parent Entity and its consolidated subsidiaries during the proceeding twelve months plus (e) all non-cash stock compensation and warrant expenses.
“Twelfth Amendment Effective Date” shall mean December 15, 2021.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Underwriting Guidelines” shall mean Holdings’ customary credit and underwriting and guidelines as set forth in its underwriting model, a copy of each is attached hereto as Exhibit E, as such guidelines are amended from time to time with the consent of Agent (which consent may be provided in Agent’s Permitted Discretion), provided, that any material amendments thereto shall be subject to Agent’s consent, which may be granted in Agent’s Permitted Discretion.

“Unrelated Connections” shall have the meaning assigned to it in Section 13.8(a) hereof.
“Unmatured Defaulted Lease” shall mean any Pledged Lease for which any portion of a Scheduled Payment (without giving effect to any modifications of such Pledged Lease after the date such Pledged Lease was first pledged hereunder or under any other Loan Document) is delinquent more than thirty (30) but less than sixty (60) days.
“Utilization Ratio” shall mean, as of any date of determination, the percentage calculated as (a) the total outstanding principal balance of the Loans as of such date, divided by (b) the then applicable Maximum Revolving Loan Amount.
“Verification Certificate” shall mean the original certificate in the form annexed to the Backup Servicing Agreement, duly completed and signed by the Backup Servicer.
“Verification Deliverables” shall mean:
with respect to each Pledged Lease:
(a)    an electronic schedule in a format described in the Backup Servicing Agreement containing a list of the proposed Leases to be pledged to Agent as Collateral for the Loan (including such Pledged Lease), and account information with respect thereto;
(b)    complete and accurate copy of the electronic record of the original electronic credit application, Lease and the electronic signature by the related Account Lessee, and which shall originally be payable to Holdings and, with respect to each electronic Lease, a bill of sale (or other documentation acceptable to Agent in its Permitted Discretion) which evidences a complete chain of title and ownership from Holdings to Borrower, and such other documentation evidencing the pledge from Borrower in favor of Agent, all as further provided in the Backup Servicing Agreement;
(c)    electronic copies of all other agreements and documents relating to such Lease; and
(d)    a copy of each of the credit application, truth-in-lending disclosure, credit report and similar information provided by or related to each Account Lessee for such Lease; and
(e)    such other documents not otherwise described above as Agent, as specified in writing to Borrower, may reasonably require from time to time.
“Vintage Pool” shall mean and refers to, at any given time, all Pledged Leases that were originated in a particular fiscal month. By way of example, and not by way of limitation, all Pledged Leases that were originated in a single fiscal month shall constitute one Vintage Pool, regardless of when Borrower purchases said Pledged Leases from Holdings.
“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“VPC Bridge Notes” shall mean each of the promissory notes made by Holdings in favor of Victory Park Capital Management listed on Schedule 1.1(b) hereof.
“Warrants” means the Warrant issued by Holdings to Agent on or before the Ninth Amendment Effective Date, as amended, restated, supplemented or otherwise modified from time to time.
II.    LOAN, PAYMENTS, INTEREST AND COLLATERAL
2.1    The Revolving Loan Advances; Term Loan
(a)    Revolving Loan Advances. Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by Agent of all conditions set forth in Article IV hereof, each Lender severally agrees to make Advances (or to request Agent to make Agent Advances pursuant to Section 13.4(b)) up to such Lender’s respective Revolving Loan Commitment to Borrower under the Loan from time to time on or prior to the last day of the Revolving Credit Period (collectively, the “Revolving Advances” or the “Revolving Loan Advances”). Each Revolving Loan Advance shall be made in an amount requested by Borrower not to exceed the Availability as of such date of determination by deposit into a Deposit Account designated by Borrower; provided, that under no circumstances shall the outstanding amount of the Revolving Loan Advances exceed the Maximum Revolving Loan Amount, and provided, further, no Lender shall be obligated to provide funding for any Revolving Loan Advance that would increase the aggregate of all outstanding amounts funded by such Lender (including any Revolving Loan Advances made by any predecessor in interest to such Lender) to an amount in excess of the stated principal amount of that Lender’s Note or such Lender’s Revolving Loan Commitment. Unless otherwise permitted by Agent, each Revolving Loan Advance shall be in an amount of at least Two Hundred Fifty Thousand Dollars ($250,000). No more than one (1) Revolving Loan Advance may be made hereunder in any calendar week. Any such request for a Revolving Loan Advance by Borrower must be made by 1:00 p.m. EST two (2) Business Days prior to the proposed borrowing date and shall contain a certification from an officer of Borrower representing that all conditions precedent to the funding of such Revolving Advance contained herein are satisfied. Subject to the terms hereof Revolving Advances may be repaid and re-borrowed prior to the expiration of the Revolving Credit Period. The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Revolving Loan Commitment of each Lender is several and no Lender shall be responsible for any other Lender’s failure to make required Advances. Notwithstanding anything else herein to the contrary, no Revolving Loan Advances shall be made or requested after the last day of the Revolving Credit Period. In connection with the initial Revolving Advance made to Borrower on or after the Closing Date, Agent shall retain (for the benefit of Lenders), the OID required to be paid in accordance with Section 3.5(a). In the event the Maximum Revolving Loan Amount is increased in accordance with Section 2.14 hereof, Agent may retain (for the benefit of Lenders) from the next Revolving Advance made to Borrower, any Increase OID required to be paid in accordance with Section 3.5(b) or (c) hereof from the Revolving Loan Advance(s) following such increase.
(b)    Term Loan. Subject to the terms and conditions of this Agreement, each Class B Lender, severally and not jointly, will make a term loan to Borrowers in the amount equal to such Lender’s Pro Rata Share of the Term Loan Commitments (the “Term Loan”). Subject to the satisfaction of the conditions set forth in Section 4.3 hereof, the Term Loan shall be advanced on the Initial Term Loan Funding Date. The Term Loan shall be, with respect to principal, payable in full on the Maturity Date.
(c)    Notes. The Advances made by each Lender shall, to the extent requested by a Lender, be evidenced by a promissory note payable to the order of such Lender,

substantially in the form of Exhibit B-1 with respect to Revolving Loan Advances and Exhibit B-2 with respect Advances of the Term Loan (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, a “Note”), executed by Borrower and delivered to the Agent on the Closing Date or Ninth Amendment Effective Date as applicable (or after the Closing Date or Ninth Amendment Effective Date in respect of any assignee of a Lender who becomes a Lender pursuant to Section 12.2 or any Lender who requests a Note after the Closing Date). The Note payable to the order of a Lender shall be in a stated maximum principal amount equal to such Lender’s applicable Revolving Loan Commitment or Term Loan Commitment as applicable.
(d)    Payment of the Loan. Borrower shall repay the Loan pursuant to and in accordance with the terms of this Agreement and the Notes evidencing the Loans. Each Revolving Advance shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All other amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.
(e)    Promptly following receipt of a Request for Revolving Advance in accordance with Section 4.2(a) and all other deliverables described therein, Agent shall advise each Class A Lender of the details thereof and of the amount of such Class A Lender’s Revolving Advance to be made as a part of the requested Revolving Advance. Each Class A Lender shall make each Revolving Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders. Unless Agent shall have received notice from a Class A Lender prior to the proposed date of any Revolving Advance that such Class A Lender will not make available to Agent such Class A Lender’s share of such Revolving Advance, Agent may assume that such Class A Lender has made such share available on such date in accordance with the previous sentence and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In lieu of the foregoing, Agent may, on behalf of any Class A Lender, make, or cause Lender that is an Affiliate of Agent to make, Revolving Advances hereunder upon satisfaction of the provisions of Section 4.2(a). Each Class A Lender shall, upon demand, reimburse Agent (or such Affiliate of Agent) for such Class A Lender’s Pro Rata Share of each such Revolving Advance. In such event, if a Class A Lender has not in fact made its share of the applicable Revolving Advance available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at the applicable Revolving Calculated Rate and, until such Lender has paid such amount to Agent, all amounts owed to such Lender hereunder (whether interest, fees, principal or otherwise) shall paid to Agent (or any Affiliate of Agent that has funded such amounts in lieu of such Lender) in such amount as is necessary to repay in full such unfunded amounts owed by such Lender and such Lender shall not be entitled to receive any amounts hereunder until such unfunded amounts have been repaid in full. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Pro Rata Share of such Revolving Advance. No Class A Lender shall be obligated to make a Revolving Advance on behalf of another Class A Lender.
2.2    Interest on the Loan
(a)    The Borrower agrees to pay interest in respect of the outstanding principal amount of the Revolving Loan Advances, weekly in arrears in accordance with Section 2.4 to Agent for the account of Lenders, from the date the proceeds thereof are made available to the Borrower until paid in full, (x) at all times prior to the occurrence of a Positive Net Income Trigger Date, at a rate per annum equal to the lesser of (i)(A) the LIBOR Rate plus eleven (11%)

per annum (such rate, the “Initial Revolving Calculated Rate”) and (ii) the Maximum Rate and (y) after the occurrence of a Positive Net Income Trigger Date, at a rate per annum equal to the lesser of (i)(A) the LIBOR Rate plus (B) seven and one half of one percent (7.5%) per annum (such rate, the “Positive Net Income Trigger Calculated Rate” and together with the Initial Revolving Calculated Rate, each a “Revolving Calculated Rate”) and (ii) the Maximum Rate. The Borrower agrees to pay interest in respect of the outstanding principal amount of the Term Loan, weekly in arrears, the Current Interest (as defined below) portion of which to be paid in accordance with Section 2.4, to Agent for the account of Lenders holding Term Loan Commitments, from the date the proceeds thereof are made available to the Borrower until paid in full, at a rate per annum equal to the lesser of (i) the LIBOR Rate plus (A) eight (8%) per annum (“Current Interest”) plus (B) an additional three percent (3%) per annum (“PIK Interest”) to be paid in kind by capitalizing such PIK Interest and adding it to the outstanding principal balance of the Term Loan and (ii) the Maximum Rate (the “Term Loan Calculated Rate” and together with the Revolving Calculated Rate, the “Calculated Rate”). All such payments of interest shall be made weekly pursuant to Section 2.4, and, in any event, shall be due and owing no later than the Payment Date of each calendar week for the immediately preceding calendar week, provided, that, on any Interest Settlement Date on which interest has accrued, but has not been paid pursuant to Section 2.4, Agent shall be entitled to apply any or all Available Amounts on deposit in the Collateral Account to the payment of any accrued interest and fees for the preceding month payable to the Lenders pursuant to Section 13.5(a)(iii) hereof. The amount of PIK Interest accrued on any Payment Date shall automatically and without further action be added to the outstanding principal balance of the Term Loan on such Payment Date and any outstanding PIK Interest as of the Maturity Date shall be payable in cash as part of the principal required to be repaid on the earlier of (1) the Maturity Date or (2) the required repayment of the Term Loan, whether by reason of acceleration or otherwise. If Lenders are prevented from charging or collecting interest at the applicable Calculated Rate, to the extent permitted by law, then the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the applicable Calculated Rate had always been lawfully chargeable and collectible. Whenever, subsequent to the date of this Agreement, the LIBOR Rate is increased or decreased, the Applicable Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate (subject to the Maximum Rate).
(b)    The weekly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Obligations under the Loan Documents outstanding for each day.
2.3    Loan Collections; Repayment.
(a)    Borrower shall, or shall cause Servicer to, instruct the Account Lessee and the Servicer’s payment processing company of each Pledged Lease to pay directly to the Collateral Account or by delivery to the addresses set forth in the Servicing Agreement (the “Servicer Physical Payment Address, all Scheduled Payments, prepayments (both voluntary and mandatory), and other amounts received of any and every description payable to Borrower by or on behalf of such Account Lessee pursuant to the applicable Pledged Lease, the related Portfolio Documents, or any other related documents or instruments. All such amounts delivered to the Servicer Physical Payment Address shall be received and held in trust for the sole and exclusive benefit of the Agent and shall be directed to the Collateral Account within two (2) Business Days after such amounts so received and held by the Servicer equals or exceeds $25,000. In the event that Servicer or Borrower receives any payments on any Pledged Lease directly from or on behalf of the Account Lessee thereof in a manner other than through a deposit into the Collateral Account or a payment at a Servicer Physical Payment Address, the Servicer or Borrower, as

applicable, shall receive and hold all such payments in trust for the sole and exclusive benefit of Agent, and Servicer or Borrower, as applicable, shall deliver to the Collateral Account within two (2) Business Days after such amounts so received and held by the Servicer equals or exceeds $25,000 all such payments (in the form so received) as and when received by Servicer or Borrower, as applicable, unless Agent shall have notified Servicer or Borrower, as applicable, to deliver directly to Agent all payments in respect of the Leases after the occurrence and during the continuance of an Event of Default, in which event all such payments (in the form received) shall be endorsed by Servicer or Borrower, as applicable, to Agent and delivered to Agent promptly upon Servicer or Borrower’s receipt thereof.
(b)    At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the right to notify any Account Lessee to mail or otherwise deliver payments directly to an address determined by Agent or to otherwise deposit such sums in the Collateral Account or any other deposit account established by Agent from time to time.
(c)    All Scheduled Payments, interest, principal, prepayments (both voluntary and mandatory), and other amounts received of any and every description payable to Borrower by or on behalf of such Account Lessee pursuant to the applicable Lease, the related Portfolio Documents, or any other related documents or instruments with respect to the Leases pledged as Collateral for the Revolving Advances shall be paid directly to the Collateral Account.
2.4    Promise to Pay; Manner of Payment.
(a)    Payments. On each Payment Date, payments shall be made by the Agent from the Collateral Account in the following order of priority and to the extent of the Available Amounts:
(i)    to the Borrower, the portion of the Available Amounts that are identifiable as sales tax receipts received by Borrower or Servicer during the period since the prior Payment Date with respect to any Pledged Lease;
(ii)    on the last Payment Date to occur in each calendar month, to Servicer, the Servicing Fee for such calendar month until paid in full, and any such fees that remain unpaid with respect to one or more prior Payment Dates, provided, that if Servicer is Holdings or an Affiliate of Holdings, such payments shall not be made if an Event of Default has occurred and is continuing as of such Payment Date unless otherwise agreed by Agent in its sole discretion;
(iii)    on the last Payment Date to occur in each calendar month, to the Backup Servicer, the Backup Servicer Fee for such calendar month until paid in full, including any such fees that remain unpaid with respect to one or more prior Payment Dates;
(iv)    to Agent, for the benefit of Lenders, first, any Protective Advances, together with all interest owed with respect to all Protective Advances, and second, any indemnities owed by Borrower or any Guarantor to Agent or any Lender, in each case, to the extent not previously reimbursed or paid;
(v)    to Agent, for the benefit of itself and the Class A Lenders, all accrued and unpaid, costs, fees and expenses relating to the Revolving Advances as of such Payment Date;
(vi)    to Agent, for the benefit of itself and the Class A Lenders, all accrued and unpaid interest (including any Revolving Advance Prepayment Additional

Interest, Revolving Commitment Lockout Period Additional Interest and Additional Interest) relating to the Revolving Advances as of such Payment Date;
(vii)    if no Event of Default has occurred and is continuing, to Agent, for the benefit of itself and the Class A Lenders, the Required Loan Overadvance Principal Payment, if any;
(viii)    to Agent, for the benefit of itself and the Class B Lenders, all accrued and unpaid, costs, fees and expenses relating to the Term Loan as of such Payment Date;
(ix)    to Agent, for the benefit of itself and the Class B Lenders all accrued and unpaid interest (including any Term Loan Prepayment Additional Interest and Term Loan Lockout Period Additional Interest, but excluding PIK Interest) relating to the Term Loan as of such Payment Date;
(x)    if no Event of Default has occurred and is continuing and if directed in writing by the Borrower, to Agent, for the benefit of itself and the Lenders, the Revolving Advances in the amount specified by the Borrower in such writing;
(xi)    if an Event of Default has occurred and is continuing, to Agent, for the benefit of Lenders, any remaining Available Amounts in the Collateral Account to the extent of Obligations owing to Lenders to be applied in accordance with Section 2.4(c) hereof; and
(xii)    to the Borrower, any remaining Available Amounts in the Collateral Account.
(b)    In the event that amounts distributed under Section 2.4(a) as of each Payment Date are insufficient for payment of the amounts set forth in Section 2.4(a)(i),(ii), (iii), (iv), (v) and (vii) for such Payment Date, Borrower shall pay an amount equal to the extent of such insufficiency (i) through a Revolving Loan Advance (if available pursuant to the terms hereof) hereunder on such date of determination, or (ii) if insufficient Availability or another failure of a condition precedent to an Advance then exists, from a wire transfer of immediately available funds by Holdings or Borrower within two (2) Business Days of request by Agent. Agent shall distribute any such payment received by it for the account of any Lender to the appropriate Lender in accordance with the terms hereof.
(c)    Following the occurrence and during the continuance of an Event of Default, payments shall be made by the Agent from the Collateral Account in the following order of priority and to the extent of the Available Amounts:
(i)    on the last Payment Date to occur in each calendar month, to Servicer, the Servicing Fee for such calendar month until paid in full, and any such fees that remain unpaid with respect to one or more prior Payment Dates, provided, that if Servicer is Holdings or an Affiliate of Holdings, such payments shall not be made unless otherwise agreed by Agent in its sole discretion;
(ii)    on the last Payment Date to occur in each calendar month, to the Backup Servicer, the Backup Servicer Fee for such calendar month until paid in full, including any such fees that remain unpaid with respect to one or more prior Payment Dates;

(iii)    to Agent, for the benefit of Lenders, first, any Protective Advances, together with all interest owed with respect to all Protective Advances, and second, any indemnities owed by Borrower or any Guarantor to Agent or any Lender, in each case, to the extent not previously reimbursed or paid;
(iv)    to Agent, for the benefit of itself and the Class A Lenders, all accrued and unpaid, costs, fees and expenses relating to the Revolving Advances as of such Payment Date;
(v)    to Agent, for the benefit of itself and the Class A Lenders all accrued and unpaid interest (including any Revolving Advance Prepayment Additional Interest, Revolving Commitment Lockout Period Additional Interest and Additional Interest) relating to the Revolving Advances as of such Payment Date;
(vi)    to Agent, for the benefit of itself and the Class A Lenders the outstanding principal amount of the Advances in respect of the Class A Obligations until the aggregate outstanding principal amount of the Revolving Advances have been reduced to zero;
(vii)    to Agent, for the benefit of itself and the Class B Lenders, all accrued and unpaid, costs, fees and expenses relating to the Term Loan as of such Payment Date;
(viii)    to Agent, for the benefit of itself and the Class B Lenders (A) all accrued and unpaid interest (including any Term Loan Prepayment Additional Interest and Additional Interest) relating to the Term Loan as of such Payment Date;
(ix)    to Agent, for the benefit of itself and the Class B Lenders the outstanding principal amount of the Term Loan until the aggregate outstanding principal amount of the Term Loan has been reduced to zero;
(x)    to the Borrower, any remaining Available Amounts in the Collateral Account.
(d)    Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document, all to the extent permitted by law. Each Revolving Advance shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All other amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.
2.5    Voluntary Prepayments
(a)    Except as set forth in Section 2.5(b) below, the Loan may be prepaid only through the collections of Scheduled Payments and any other amounts with respect to the Leases.

(b)    Revolving Loan Voluntary Prepayment. Borrower may voluntarily prepay, in whole, but not in part, the principal balance of the Revolving Advances and all accrued and unpaid interest thereon at any time, so long as Borrower shall have identified the Prepayment Date and given Agent not less than thirty (30) calendar days prior written notice in advance of such proposed Prepayment Date. In connection with any prepayment of the principal balance of the Revolving Advances pursuant to this Section 2.5(b) made on or prior to May 14, 2021 (“Revolving Lockout Period Termination Date”), Borrower shall be liable for the Revolving Commitment Lockout Period Additional Interest with respect to any such prepayment of the Revolving Advances which shall be paid concurrently with such prepayment. In connection with any prepayment of the principal balance of the Revolving Advances pursuant to this Section 2.5(b) after the Revolving Lockout Period Termination Date, Borrower shall be liable for the Revolving Advance Prepayment Additional Interest which shall be paid concurrently with such prepayment. Upon the payment by the Borrower in cash in full of the Obligations with respect to the Revolving Advances (other than indemnity obligations that are not then due and payable or with respect to which no claim has been made) pursuant to this Section 2.5(b), the Revolving Loan Commitments shall terminate.
(c)    Term Loan Voluntary Prepayment. Borrower may voluntarily prepay, in whole, but not in part, the principal balance of the Term Loan and all accrued and unpaid interest thereon (including PIK Interest) at any time so long as Borrower shall have identified the Prepayment Date and given Agent not less than thirty (30) calendar days prior written notice in advance of such proposed Prepayment Date. In connection with any prepayment of the principal balance of the Term Loan made pursuant to this Section 2.5(c) on or prior to the date that is eighteen (18) months following the Initial Term Loan Funding Date (“Class B Lockout Period Termination Date”), Borrower shall be liable for the Term Loan Lockout Period Additional Interest which shall be paid concurrently with such prepayment. In connection with any prepayment of the principal balance of the Term Loan made pursuant to this Section 2.5(c) after the Class B Lockout Period Termination Date, Borrower shall be liable for the Term Loan Prepayment Additional Interest which shall be paid concurrently with such prepayment.
2.6    Mandatory Prepayments
(a)    If a Change of Control occurs that has not been consented to in writing by Agent prior to the consummation thereof, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loan and all other Obligations (other than, indemnity obligations that are not then due and payable or with respect to which no claim has been made) in full in cash together with accrued interest thereon to the date of such prepayment and all other amounts owing to Agent and Lenders under the Loan Documents and the Revolving Advance Prepayment Additional Interest and Term Loan Prepayment Additional Interest that would be payable on such date, and whereupon the Revolving Loan Commitments shall be terminated; provided, that if such event occurs on or prior to May 14, 2021, Borrower shall also pay Agent, for the benefit of the Lenders, an amount equal to the sum of the Revolving Commitment Lockout Period Additional Interest and the Term Loan Lockout Period Additional Interest; provided further that any such prepayment shall be in compliance with Section 6.16 hereof.
(b)    In addition to and without limiting any provision of any Loan Document, if Borrower, in any transaction or series of related transactions, (a) sells any Pledged Lease or other material assets or other properties, (b) sells or issues any equity or debt securities, Equity Interests or other ownership interests other than, in each case, to Holdings or (c) incurs any Indebtedness except for Permitted Indebtedness, then it shall deposit 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations that are not then due and payable or with respect to which no claim has been made)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes) to the

Collateral Account, and the Revolving Advance Prepayment Additional Interest provided for in clause (i) of the definition thereof, provided, that if such event occurs on or prior to May 14, 2021, Borrower shall also pay Agent, for the benefit of the Lenders, an amount equal to the amount of interest that would have accrued on the sum of the principal balance of the Loan plus projected further utilization of the Loan hereunder (as determined by Agent in its Permitted Discretion), from such date of prepayment to May 14, 2021, at a per annum rate equal to the Calculated Rate.
(c)    In no event shall the sum of the aggregate outstanding principal balance of the Revolving Loan Advances exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Revolving Loan Amount. If at any time and for any reason, the outstanding unpaid principal balance of the Revolving Loan Advances exceed the Maximum Revolving Loan Amount, Borrower shall promptly, and in any event within five (5) Business Days, without the necessity of any notice or demand, whether or not a Default or Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Revolving Loan Advances and the Maximum Revolving Loan Amount. If at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Borrowing Base (including due to any Eligible Lease thereafter failing to meet the eligibility criteria and becoming an Ineligible Lease; provided, however, that if such Lease is an Ineligible Lease solely as a result of a Regulatory Trigger Event described in clause (xxx) of the definition of “Eligible Leases” Borrower shall have forty five (45) calendar days after the earlier of its discovery or receipt of notice thereof to comply with this clause(c) of Section 2.6), then Borrower shall without the necessity of any notice or demand, whether or not a Default or Event of Default has occurred or is continuing, either (x) prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Loan and the Borrowing Base or (y) increase the aggregate principal balance of Eligible Leases pledged to Agent in accordance with this Agreement so that the Borrowing Base is equal to or exceeds the then outstanding principal balance of the Loan. The pledge and delivery to Agent of additional Eligible Leases shall comply with the document delivery requirements set forth in Sections 2.9 and 4.2 of this Agreement, as applicable, and shall be accompanied by a certification from Borrower that demonstrates that after giving effect to the pledge to Agent of such additional Eligible Leases, the outstanding unpaid principal balance of the Loan is equal to or less than the Borrowing Base.
2.7    Payments by Agent; Protective Advances
(a)    Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for an Advance under the Loan as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations are repaid in full and the Loan Agreement and the other Loan Documents have been terminated. Any sums expended or amounts paid by Agent and/or Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of its Obligations may be charged to Borrower’s account as an Advance under the Loan and added to the Obligations.
(b)    Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, but not any obligation, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) discharge (at the Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral, including any underlying collateral securing any Lease; or (ii) make any other payment (at the Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, or any underlying collateral securing any Lease (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”). Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the Applicable Rate plus the Default Rate from the date the Protective Advance is paid by Agent until it is repaid. No Protective Advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default, Event of Default, Default Trigger Event, First Payment Default Trigger Event or any of the rights or remedies of Agent or any Lender.
2.8    Grant of Security Interest; Collateral
(a)    To secure the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of itself and the other Lenders, a valid, perfected and continuing first priority Lien upon all of Borrower’s right, title, and interest, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Borrower’s assets (collectively, the “Collateral”), including, but not limited to Borrower’s right, title and interest, if any, in, to and under: (i) all Leases and all amounts due or to become due under the Leases, (ii) all Inventory and other personal property securing the payment of any Lease, (iii) all Portfolio Documents and all rights, remedies, powers, privileges, and claims under the Portfolio Documents, (iv) the Collateral Account and all funds and other property credited to the Collateral Account; (v) the Purchase and Sale Agreement, each Servicing Agreement, and the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (vi) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, Deposit Accounts, Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Contracts, Supporting Obligations, Equipment, Inventory, Fixtures, Computer Hardware, Software, securities, Permits, intellectual property, and oil, gas and other minerals; (vii) all other personal property and other types of property of Borrower (except as limited in clause (iv) above), including, but not limited to, all goods (including, but not limited to, the Inventory) owned by Borrower, whether or not such goods are the subject of a Lease and (viii) all Proceeds of all of the foregoing and all other types of property of Borrower (except as limited in clause (iv) above).
(b)    Borrower shall promptly notify Agent of any Commercial Tort Claims of the Borrower, individually or in the aggregate, involving damages of more than $500,000 related to any Collateral in which Borrower has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim and take all necessary action with respect thereto to grant and perfect a first priority Lien thereon in favor of Agent for the benefit of itself and the other Lenders.
(c)    Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Agent will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. As of the Closing Date, no financing statement naming Borrower as debtor and describing any of the Collateral is on file in any public office except those naming Agent as secured party and those related to the Permitted Liens. As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.8.

(d)    Borrower hereby authorizes Agent to prepare and file financing statements provided for by the UCC with all appropriate jurisdictions to perfect or protect the Lenders’ security interest or rights hereunder, and to take such other action as may be required, in Agent’s Permitted Discretion, in order to perfect and to continue the perfection of Agent’s Lien on the Collateral, for the benefit of itself and the other Lenders, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Lender under the UCC. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Agent’s sole discretion.
(e)    For the avoidance of doubt, no Collateral shall be released (except as specifically set forth herein) until payment in full of all of the Obligations.
(f)    Agent, Lenders and Borrower hereby agree that upon funding of any Revolving Loan Advance, the Borrowing Base Certificate prepared by Borrower and approved by Agent shall automatically supplement and add the Leases described therein to any Leases described in any previously-delivered Borrowing Base Certificate and shall constitute Collateral for purposes of this Agreement.
2.9    Collateral Administration
(a)    All tangible Collateral (except Collateral in the possession of Backup Servicer or Agent) will at all times be kept by Borrower or Servicer at the locations set forth on Schedule 5.17B hereto, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. Borrower hereby agrees to deliver to the Agent and Backup Servicer or, upon the request of the Agent, to the Servicer, on or prior to the date of each Revolving Advance, the Verification Deliverables for each Lease that is to be added to the Collateral in connection with such Revolving Advance. From and after the funding of each Advance hereunder, the originals of all Leases constituting Collateral in respect of such Advance shall, regardless of their location, be deemed to be under Agent’s dominion and control and deemed to be in Agent’s possession. Any of Agent’s officers, employees, representatives or agents, including, without limitation, Backup Servicer, shall have the right upon reasonable notice, at any time during normal business hours, in the name of Agent or any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to the Collateral. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. In addition to any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Lessees party to Leases held by Borrower that their Leases have been assigned to Agent and to collect such Leases directly in Agent’s own name, for the benefit of itself and the Lenders, and to charge collection costs and expenses, including attorney’s fees, to Borrower.
(b)    As and when determined by Agent in its sole discretion, Agent will perform the searches described in clauses (i) and (ii) below against Borrower, Servicer and Holdings: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower, Servicer or Holdings is organized; and (ii) judgment, bankruptcy, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where Borrower, Servicer or Holdings maintains their executive offices, a place of business or any assets.
(c)    Borrower shall keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit such records to Agent on such periodic basis as Agent may request in its Permitted Discretion.

(d)    In respect of the portion of the Collateral consisting of any Lease which is evidenced by an electronic record that is not a transferable record under Applicable Law, Borrower shall deliver to Agent or, at the request of Agent, Servicer (i) the original Portfolio Documents; and (ii) originals or true copies of the truth-in-lending disclosure statements and, if required by Agent, lease applications, any related Account Lessee’s acknowledgments and understandings, and other receipts and payment authorization agreements, which shall be delivered, at Borrower’s expense, to Agent at its address set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s custody or, if Agent has so requested, Servicer’s or Backup Servicer’s custody until all of the Obligations have been fully satisfied or Agent expressly agrees to release such custody of such documents. In respect of the portion of the Collateral consisting of any Lease which is evidenced by an electronic record that is a transferable record under applicable law, Borrower shall deliver to Agent the control of such transferable electronic record in accordance with Applicable Law (to ensure, among other things, that Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Borrower’s expense, to Agent at its address as set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s possession, custody, and control until all of the Obligations have been fully satisfied or Agent expressly agrees to release such documents. Alternatively, Agent, in its sole discretion, may elect for the Servicer or Backup Servicer or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Agent during such period of time. Borrower shall identify (or cause any applicable servicing agent to identify) on the related electronic record the pledge of such Lease by Borrower to Agent.
(e)    Borrower hereby agrees to, and to cause Servicer to, take the following protective actions to prevent destruction of records pertaining to the Collateral: create an electronic file of the computerized information regarding the Collateral and provide Agent and Backup Servicer monthly with a copy of such file (A) no later than fifteen (15) days following the Closing Date and (B) no later than fifteen (15) days following the end of each calendar month following the Closing Date. Subject to the limitations set forth in Section 6.7 of this Agreement, Agent at all times during regular business hours (provided, that any electronic materials available on a website or through other remote electronic means for which Agent has been given access shall be available to Agent at all times) shall have the right to access and review any and all Portfolio Documents in Borrower’s or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Borrower’s or Servicer’s computers and/or computer records including, without limitation, diskettes, tapes and other computer software and computer systems.
2.10    Power of Attorney
Borrower hereby acknowledges and agrees that Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following upon the occurrence and during the continuation of an Event of Default: (i) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on the Pledged Leases; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when

Borrower is otherwise obligated to do so); (iv) execute and/or file such documents as may be necessary to register and/or otherwise perfect Agent’s Lien on Borrower’s owned goods, including, but not limited to, the Inventory, and (v) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect Lender’s security interest, Lien or rights in any Collateral.

2.11    Deposit of Release Price or Substitution of Eligible Lease.
(a) Subject to Section 2.11(b), at any time, upon discovery by Borrower or upon notice from Holdings, Servicer or Agent that (i) any Lease is a Defaulted Lease, Borrower may, within ten (10) calendar days after the earlier of its discovery or receipt of notice thereof deposit the Release Price for such Lease in the Collateral Account. Notwithstanding the foregoing, Borrower may exercise its rights pursuant to this Section 2.11 solely with respect to the repurchase of Pledged Leases in a pool of Eligible Leases having an aggregate Current Lease Balance (measured as of the date of such repurchase) that is less than or equal to five percent (5%) of the sum of the funded Revolving Advances and the total unfunded Revolving Loan Commitment held by the Lenders with respect to such pool of Eligible Leases. Borrower shall deliver, or cause Servicer to deliver, a schedule of any Defaulted Leases so removed to Agent in connection with the Monthly Servicing Report and shall update all other reports and schedules accordingly.
(b)    Release of Ineligible Lease. If the Release Price for any Defaulted Lease is deposited in the Collateral Account then, (a) the Agent’s Lien on such Defaulted Lease and all related Collateral is automatically released without any further action and (b) Agent shall, and shall cause Backup Servicer to, at Borrower’s sole cost and expense, deliver the related Portfolio Documents to Borrower or its designee and shall execute such documents, releases and instruments of transfer, prepared by Borrower at its sole cost and expense, or assignment and take such other actions as shall reasonably be requested by the Borrower to effect the release of such Defaulted Lease and the related Collateral.
2.12    Collateral Account
(a)    Collateral Account. Deposits made into the Collateral Account shall be limited to amounts deposited therein by, or at the direction of, Borrower or Servicer in accordance with this Agreement or the Purchase and Sale Agreement, as applicable, and Available Amounts.
(b)    Withdrawals. Other than as set forth in clause (c) below, Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collateral Account, in all events in accordance with the terms and provisions of the Collateral Account Control Agreement, the Monthly Servicing Report and this Agreement. In addition, notwithstanding anything in the foregoing to the contrary, the Servicer may request, but Agent is obligated to comply only if an Event of Default has not occurred and is then continuing with such request, withdrawals or order transfers of funds from the Collateral Account, to the extent such funds either (i) have been mistakenly deposited into the Collateral Account or (ii) related to items subsequently returned for insufficient funds or as a result of stop payments. In the case of any withdrawal or transfer pursuant to the foregoing sentence, the Servicer shall provide Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, on the next Monthly Servicing Report to be delivered by the Servicer following the date of such withdrawal or transfer (or in such earlier written notice as may be required by Agent from the Servicer from time to time). Borrower shall cause the Servicer to deposit all proceeds of the Collateral processed by the Servicer to the Collateral Account within two (2) Business Days of receipt. On each Payment Date, amounts in the Collateral Account shall be applied to make the payments and disbursements described in Section 2.4 and this Section 2.12. Agent agrees to use its best efforts to provide Borrower and Servicer, at all times other than during the continuance of an Event of Default, with on-line access to view account related activity (such as deposits to and withdrawals from) the Collateral Account to view account related activity such as deposits to and withdrawals from the Collateral Account. On the date that is two (2) Business Days prior to each Payment Date, Agent shall deliver to Borrower a notice setting forth the allocation of funds in the Collateral Account to be made on such Payment Date in accordance with Section 2.4 hereto (each such notice, an “Allocation Notice”), provided, that the failure of Agent to deliver an Allocation Notice to Borrower with respect to any Payment Date shall not affect any of the rights of Agent or any Lender or any obligation of Borrower under this Agreement or any other Loan Document. Except with respect to any manifest error in any Allocation Notice, the application of funds pursuant to Section 2.4 for the following Payment Date shall be made in accordance with such Allocation Notice.
(c)    Irrevocable Deposit. Any deposit made into the Collateral Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to such Collateral Account hereunder and all interest thereon shall be held in trust by the Agent and applied solely as provided herein.
2.13     Maximum Revolving Loan Amount; Exclusive Right to Finance.

(a)    At any time that the outstanding principal amount of the Revolving Loan Advances is equal to 80% or more of the then-existing Maximum Revolving Loan Amount, Agent and the Lenders that are Affiliates of the Agent may, in their sole discretion, elect to provide Borrower one or more increases to the Maximum Revolving Loan Amount up to an aggregate amount after giving effect to all such increases equal to $250,000,000 with additional Revolving Loan Commitments from Lenders that are Affiliates of the Agent or new Revolving Loan Commitments from Persons acceptable to Agent, provided, that: (A) unless waived by Agent, in its sole discretion, at the time of any such increase, no Regulatory Trigger Event, Default Trigger Event, First Payment Default Trigger Event, Default or Event of Default has occurred and is continuing; (B) unless waived by each Lender, in its sole discretion, no Lender shall be obligated to participate in any such increase by increasing the amount of its own Revolving Loan Commitment, which decision shall be in the sole discretion of each Lender whose Revolving Loan Commitment is being increased; (C) no such increase shall exceed $25,000,000; (D) Agent and Lenders shall have received any reasonable and documented fees or other amounts required by Agent and Lenders (including, without limitation, the payment (or net funding) of the applicable Increase OID) and (E) all documents reasonably required by Agent to evidence any such increase shall be executed and delivered to Agent on or before the effective date of such increase, including, without limitation, one or more new or replacement Notes.
(b)    Reserved.
(c)    Except as expressly provided in clause (d) below, Agent and Lenders shall have the exclusive right to finance on a first lien basis all Leases originated, acquired or held by Borrower, Holdings, the Parent Entity (if any) and/or their respective Subsidiaries (it being understood that sales of Defaulted Leases otherwise permitted under this Agreement and the other Loan Documents shall not be treated as a financing), which Leases are serviced (or sub-serviced) by (x) Borrower, Holdings or any of their respective Subsidiaries (or any Person who performs servicing with respect to such Leases using the employees, facilities, equipment, systems or any other property that is owned by (or was previously owned by) Borrower, Holdings or their respective Subsidiaries) or (y) any third party servicer that is not an Affiliate of Borrower or Holdings on the same terms and conditions set forth in this Agreement. Borrower and Holdings covenant and agree not to form, or consent to or otherwise acquiesce in the formation of, any Affiliate or Subsidiary, or otherwise use any Affiliate or Subsidiary, or participate in any reorganization of or transfer of assets between Borrower or Holdings and any Affiliate or Subsidiary in an effort to circumvent the intent of the covenants, agreements and obligations set forth in this Section 2.13(c).
(d)    Subject to Section 6.16 (Right of First Refusal) and notwithstanding clause (c) above, in the event that prior to the Public Company Transition Date (i) the outstanding principal amount of the Revolving Advances is equal to and remains 95% or more of the Maximum Revolving Loan Amount and (ii) the Agent and the Lenders have elected not to increase such Maximum Revolving Loan Amount pursuant to clause (a) above, Borrower, Holdings, Parent Entity and/or any of their Subsidiaries shall be permitted to finance on a non-recourse basis (other than the pledge by a Subsidiary described in the final sentence of this clause (d) of its assets and/or the pledge by Borrower or Holdings of the equity interest in any such Subsidiary), Leases (excluding the Leases pledged as Collateral hereunder) originated, acquired or held by Borrower, Holdings, the Parent Entity and/or their respective Subsidiaries, whether serviced (or sub-serviced) by (x) Borrower, Holdings or any of their respective Subsidiaries or (y) any third party servicer that is not an Affiliate of Borrower or Holdings. In connection with any such financing, Borrower and Holdings may form, or consent to or otherwise acquiesce in the formation of, a Subsidiary, or otherwise use a Subsidiary in connection with any such financing.
III.    FEES AND OTHER CHARGES
3.1    Computation of Fees; Lawful Limits
All fees hereunder shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the Maximum Rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.
3.2    Default Rate of Interest
Upon the occurrence and during the continuation of a Default or an Event of Default, the Applicable Rate of interest then in effect at such time with respect to the Obligations shall be increased by three percent (3.0%) per annum (subject to the Maximum Rate) (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until such Default or Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3    Increased Costs; Capital Adequacy
(a)    If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than a Non-Funding Lender) and the result of any of the foregoing shall be to increase the cost (other than for Indemnified Taxes, Excluded Taxes or Other Taxes) to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender on demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent) such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender (other than a Non-Funding Lender) determines that any Change in Law regarding capital requirements (other than in respect of Taxes) has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level materially below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time Borrower will pay to such Lender on demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent) such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in Sections 3.3(a) and (b), shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender on demand the amount shown as due on any such certificate pursuant to Section 2.4 of this Agreement.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.3 for any increased costs or reductions incurred more than 180 days prior to the date such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Each Lender shall promptly notify Borrower and Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 3.3(a) or (b) or (ii) the occurrence of any circumstances described in Sections 3.3(a) or (b) (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent).

3.4    Administration Fee
Borrower hereby agrees to pay to Agent, solely for the account of Agent, an administration fee (the “Administration Fee”) in the sum of Twelve Thousand Five Hundred and No/100 Dollars ($12,500), which fee shall be payable on the Closing Date and on the first Payment Date of each calendar quarter thereafter, in advance, for such calendar quarter.
3.5    Original Issue Discount
(a)    In connection with the initial Revolving Loan Advance, Borrower agrees that the funded amount of such initial Revolving Loan Advance shall be reduced by an original issue discount of $250,000.00 (the “Closing Date OID”), which Closing Date OID shall be retained by the Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of the initial Revolving Loan Advance, Borrower remains liable to pay (a) the full principal amount of such Revolving Loan Advance (inclusive of such Closing Date OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Revolving Loan Advance (inclusive of such Closing Date OID), without giving effect to such deduction.
(b)    In connection with each Revolving Loan Advance made after the initial Revolving Loan Advance hereunder, until the sum of the Closing Date OID and Post-Closing OID (as defined below) equals $500,000.00, Borrower agrees that the funded amount of such Revolving Loan Advance shall be reduced by an original issue discount equal to the product of (x) 1.50% and (y) the amount of such Revolving Loan Advance (the “Post-Closing OID”), which OID shall be retained by the Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of the initial Revolving Loan Advance, Borrower remains liable to pay (a) the full principal amount of such Revolving Loan Advance (inclusive of such Post-Closing OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Revolving Loan Advance (inclusive of such Post-Closing OID), without giving effect to such deduction. For the avoidance of doubt, if the sum of the Closing Date OID and the Post-Closing OID does not equal $500,000.00 by the date that is eighteen (18) months following the Closing Date, the difference shall be immediately earned by Agent, for the benefit of Lenders, and shall be withheld from the first Advance made to or on account of the Borrower following such date.
(c)    In connection with each increase of the Maximum Revolving Loan Amount pursuant to Section 2.13(a)(i) hereof, Borrower agrees that the funded amount of the initial Revolving Loan Advance after giving effect to each such increase shall be reduced by an original issue discount equal to one percent (1.00%) of the aggregate Revolving Loan Commitments being added on such date (the “Increase OID”), which Increase OID shall be retained by the Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of any such Revolving Loan Advance, Borrower remains liable to pay (a) the full principal amount of such Revolving Loan Advance (inclusive of such Increase OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Revolving Loan Advance (inclusive of such Increase OID), without giving effect to such deduction.

(d)    On the Initial Term Loan Funding Date, Borrower agrees that the funded amount of the Term Loan shall be reduced by an original issue discount of $800,000.00 (the “Term Loan OID”), which Term Loan OID shall be retained by the Agent, for the benefit of the Class B Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of the Term Loan, Borrower remains liable to pay (a) the full principal amount of such Term Loan (inclusive of such Term Loan OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Term Loan (inclusive of such Term Loan OID), without giving effect to such deduction.
The parties hereto agree to treat such Closing Date OID, Post-Closing OID and Increase OID as original issue discount under the Code and to account for the annual income and expense for such original issue discount consistently and as required by the Code.
3.6    Additional Interest.
(a)    On each Payment Date prior to the last day of the Revolving Credit Period, as well as on the Payment Date immediately following the expiration of the Revolving Credit Period, Borrower shall pay to Agent, for the benefit of Lenders, with respect to the Due Period occurring since the immediately prior Payment Date (or, with respect to the first Payment Date, for the Due Period occurring since the Closing Date and, with respect to the Payment Date immediately following the expiration of the Revolving Credit Period, for the Due Period up to and including the last day of the Revolving Credit Period, as additional interest (the “Unused Additional Interest”) an amount equal to the product of (A) one-half of one percent (0.50%) multiplied by (B) the difference between the then-applicable Maximum Revolving Loan Amount and the average daily principal balance of the Obligations for such period multiplied by (C) the number of days in the applicable Due Period, divided by (d) 360.
(b)    In addition to the above, if, as of any Payment Date prior to the last day of the Revolving Credit Period, as well as on the Payment Date immediately following the expiration of the Revolving Credit Period, the Utilization Ratio is less than the Minimum Utilization Ratio for the correlative time period, Borrower shall pay to Agent, for the benefit of Lenders, with respect to the Due Period occurring since the immediately prior Payment Date (or, with respect to the first Payment Date, for the Due Period occurring since the Closing Date and, with respect to the Payment Date immediately following the expiration of the Revolving Credit Period, for the Due Period up to and including the last day of the Revolving Credit Period, as additional interest an amount equal to (a) the Revolving Calculated Rate multiplied by (b) the total amount of additional principal balance of the Revolving Advances that would have needed to be outstanding in order to cause the Utilization Ratio to be equal to Minimum Utilization Ratio for the correlative time period (the “Minimum Utilization Additional Interest” and together with the Unused Additional Interest, collectively, the “Additional Interest”). For the avoidance of doubt, if the Minimum Utilization Additional Interest is paid on any Payment Date, the Borrower shall not be required to pay any Unused Additional Interest solely with respect to the total amount of additional principal balance of the Loan that would have needed to be outstanding in order to cause the Utilization Ratio to be equal to Minimum Utilization Ratio for the correlative time period.
IV.    CONDITIONS PRECEDENT
4.1    Conditions to Closing
The obligations of Agent and Lenders to consummate the transactions contemplated herein and the obligations of Lenders to make the initial Revolving Advance under the Loan are subject to the satisfaction (or waiver), in the sole judgment and discretion of Agent, of the following:
(a)    Borrower shall have delivered to Agent (i) a Note payable to each Lender in an aggregate amount up to such Lender’s Revolving Loan Commitment, (ii) the other Loan Documents to which it or any Guarantor is a party, each duly executed by a Responsible Officer of Borrower and the Guarantors parties thereto, and (iii) a Borrowing Base Certificate for the initial Revolving Advances, executed by a Responsible Officer of Borrower;
(b)    all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received (i) a report of UCC financing statement, bankruptcy, tax and judgment lien searches performed with respect to Borrower and each Guarantor in each jurisdiction determined by Agent in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any UCC financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Lenders, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;
(c)    Agent shall have received (i) the Charter and Good Standing Documents of Borrower and each Guarantor (to the extent applicable), all in form and substance acceptable to Agent in its Permitted Discretion, (ii) a certificate of the secretary or assistant secretary of Borrower and each Guarantor in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent in its Permitted Discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;
(d)    Agent shall have received the written (i) legal opinion of Borrower’s outside legal counsel regarding certain customary closing matters, (ii) true-sale opinion of Borrower’s outside counsel and (iii) non-consolidation opinion of Borrower’s outside counsel, each in form and substance satisfactory to Agent;
(e)    Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its Permitted Discretion (each, a “Solvency Certificate”), certifying the solvency of Borrower, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents;
(f)    Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, in its Permitted Discretion, of Borrower and each Guarantor, including, without limitation, (i) an examination of background checks with respect to the chief executive officer, chief financial officer and chief operating officer of Holdings and (ii) an examination of the Collateral and the Underwriting Guidelines, and Borrower shall have demonstrated to Agent’s satisfaction, in its Permitted Discretion, that (x) the forms of Portfolio Documents used by Borrower and Holdings comply, in all respects deemed material by Agent, in its Permitted Discretion, with all Applicable Law and (y) no operations of Borrower or Holdings are the subject of any governmental investigation, evaluation or any remedial action which would be reasonably expected to result in it being unable to perform its obligations in connection with these transactions, and (z) Borrower has no liabilities or obligations (whether contingent or otherwise), other than the Obligations, that are deemed material by Agent, in its Permitted Discretion;
(g)    Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Revolving Advance) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;
(h)    all in form and substance satisfactory to Agent, in its Permitted Discretion, Agent shall have received such consents, approvals and agreements from such third parties as set forth on Schedule 4.1 hereto;
(i)    all corporate and other proceedings, documents, instruments and other legal matters of Borrower and any Guarantor (to the extent applicable) in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of the Borrower) shall be satisfactory to Agent in its Permitted Discretion;
(j)    the making of the Loans shall not contravene in any material respects any Applicable Laws and there shall exist no Material Adverse Effect;
(k)    each Lender shall have received all required internal approvals;
(l)    Agent shall have received duly executed copies of the Ivy Management Loan Agreement and the documents, agreements, instruments and certificates executed in connection therewith, which shall evidence a minimum principal commitment amount of no less than $12,000,000;
(m)    Agent shall have received a duly executed copy of the Convertible Note;
(n)    Agent shall have received evidence that the VPC Bridge Notes have been extended to at least December 31, 2021;
(o)    Agent shall have received evidence of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);
(p)    Backup Servicer shall have received the Verification Deliverables with respect to each Pledged Lease, and shall have issued and delivered to Agent the initial Verification Certificate (without any exceptions noted thereon unless otherwise waived by Agent) provided for in the Backup Servicing Agreement, all in form and substance acceptable to Agent;
(q)    Agent shall have received evidence to the effect that Borrower, and Servicer have caused the portions of the computer files relating to the Pledged Leases and other Collateral pledged to the Agent on the Closing Date to be clearly and unambiguously marked to indicate that such Leases constitute part of the Collateral pledged by the Borrower in accordance with the terms of the Loan Documents;
(r)    Agent shall have received a copy of the Purchase and Sale Agreement, together with a certificate of the Secretary of Borrower certifying such document as being a true, correct and complete copy thereof;

(s)    Parent Entity shall have received not less than $5,000,000 from the issuance of Series C stock on terms substantially similar to those set forth in the Series C Convertible Preferred Stock Purchase Agreement attached hereto as Exhibit K; and
(t)    Agent shall have received evidence that Borrower has deposited an amount of not less than $75,000 into the Interest Reserve Account.
4.2    Conditions to Initial Revolving Advances and Subsequent Revolving Advances
The obligations of Lenders to make any Revolving Advance under the Loan are subject to the satisfaction (or waiver), in the sole judgment and discretion of Agent, of the following:
(a)    Borrower shall have delivered to Agent, not later than 12:59 p.m. (Eastern Standard Time) two (2) Business Days prior to the proposed date for such requested Revolving Advance, a request for advance in the form of Exhibit F hereto (a “Request for Revolving Advance”), and a Borrowing Base Certificate for such Revolving Advance with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such Revolving Advance that the conditions contained in this Section 4.2 have been satisfied;
(b)    Borrower shall own or, after payment of the purchase price pursuant to the Purchase and Sale Agreement, will have the unconditional right to purchase from Holdings, the Leases to be financed by such Revolving Advance and the Inventory related to such Leases free and clear of any Liens, encumbrances or other rights of third parties, with respect to any of the Leases or other Collateral sold to Borrower pursuant to the Purchase and Sale Agreement, and Agent shall have received evidence satisfactory to Agent that all such Liens have been released and UCC Financing Statements terminated or partially released and filed;
(c)    each of the representations and warranties made by Borrower or any Affiliate of the Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Revolving Advance (except for those representations and warranties made as of a specific date) and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Revolving Advance on such date;
(d)    immediately after giving effect to the requested Revolving Advance, the aggregate outstanding principal amount of Advances under the Loan shall not exceed the lesser of (i) the Maximum Revolving Loan Amount and (ii) the Borrowing Base;
(e)    Agent shall have received all fees, charges and expenses to the extent due and payable to Agent and Lenders on or prior to such date pursuant to the Loan Documents;
(f)    there shall not have occurred any Material Adverse Effect; and
(g)    Backup Servicer shall have received the Verification Deliverables with respect to each Lease to be pledged pursuant to such Revolving Advance, and shall have issued and delivered to Agent a Verification Certificate (without any exceptions noted thereon unless otherwise waived by Agent) provided for in the Backup Servicing Agreement, all in form and substance acceptable to Agent at its Permitted Discretion.

4.3    Conditions to Initial Term Loan Funding Date
The obligations of Lenders to make the Term Loan under the Loan are subject to the satisfaction (or waiver), in the sole judgment and discretion of Agent, of the following:
(a)    Borrower shall have delivered to Agent (i) if requested by a Lender, a Note payable to such Lender in an aggregate amount up to such Lender’s Term Loan Commitment and (ii) the other Loan Documents to which it or any Guarantor is a party, including, without limitation, the Payment Guaranty, each duly executed by a Responsible Officer of Borrower and the Guarantors parties thereto;
(b)    all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received (i) a report of UCC financing statement, bankruptcy, tax and judgment lien searches performed with respect to Borrower and each Guarantor in each jurisdiction determined by Agent in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any UCC financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Lenders, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;
(c)    Agent shall have received (i) the Charter and Good Standing Documents of Borrower and each Guarantor (to the extent applicable), all in form and substance acceptable to Agent in its Permitted Discretion, (ii) a certificate of the secretary or assistant secretary of Borrower and each Guarantor in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent in its Permitted Discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Initial Term Loan Funding Date that the conditions contained in this Agreement have been satisfied and the Credit Parties are in compliance with the covenants set forth herein;
(d)    Agent shall have received the written legal opinion of Borrower’s outside legal counsel regarding certain customary closing matters;
(e)    Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the Term Loan) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Initial Term Loan Funding Date pursuant to the Loan Documents;
(f)    all in form and substance satisfactory to Agent, in its Permitted Discretion, Agent shall have received such consents, approvals and agreements from such third parties as set forth on Schedule 4.1 hereto;
(g)    all corporate and other proceedings, documents, instruments and other legal matters of Borrower and any Guarantor (to the extent applicable) in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of the Borrower) shall be satisfactory to Agent in its Permitted Discretion;
(h)    the making of the Term Loan shall not contravene in any material respects any Applicable Laws and there shall exist no Material Adverse Effect;

(i)    Agent shall have received evidence of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);
(j)    each of the representations and warranties made by any Credit Party or any Affiliate of such Credit Party in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Term Loan (except for those representations and warranties made as of a specific date) and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Term Loan on such date;
(k)    except as disclosed and consented to by Agent in its sole discretion, no Credit Party shall have any Indebtedness other than the Obligations hereunder and under the other Loan Documents;
(l)    the Warrants shall have been issued and delivered on the Ninth Amendment Effective Date;
(m)    the date that the Term Loan is funded hereunder shall not be later than December 4, 2020; and
(n)    Agent shall have received (a) a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its Permitted Discretion (each, a “Closing Certificate”), certifying that after giving effect to the transactions and the Term Loan the requirements of clause (j) above have been met and attaching a true, correct and complete calculation of the financial covenants set forth in Section 6.19 evidencing pro forma compliance therewith and (b) a Borrowing Base Certificate, executed by a Responsible Officer of Borrower.
V.    REPRESENTATIONS AND WARRANTIES
Borrower and, from and after the Initial Term Loan Funding Date, each other Credit Party represents and warrants, as of the Closing Date and as of the date of any Request for Revolving Advance and the making of each Advance, as follows:
5.1    Organization and Authority
Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization. Each Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of its state of organization. Each Credit Party (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (b) is duly qualified to do business in each jurisdiction in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect. Each Credit Party has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) with respect to Borrower, to acquire the Pledged Leases and other Collateral under the Purchase and Sale Agreement, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower has all requisite power and authority to borrow hereunder. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor controlled by such an “investment company.” No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.
5.2    Loan Documents
The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation by such parties of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of such parties and have been duly executed and delivered by such parties; (b) do not violate any provisions of (i) any Applicable Law, (ii) any order of any Governmental Authority binding on any such party or any of their respective properties, or (iii) the limited liability company agreement (or any other equivalent governing agreement or document) of any such party, or any agreement between any such party and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such party is a party, or by which the properties or assets of such party are bound, the effect of which could reasonably be expected to be, have or result in a Material Adverse Effect; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of such party, and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained. When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of each party signatory thereto (other than Agent and the Lenders), enforceable against such parties in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). The Purchase and Sale Agreement is the only agreement pursuant to which the Borrower purchases the Pledged Leases and the related Collateral. The Borrower has furnished to the Agent a true, correct and complete copy of the Purchase and Sale Agreement. The purchase by the Borrower under the Purchase and Sale Agreement constitutes a true sale at a fair market valuation enforceable against creditors of Holdings and is not merely a financing or extension of credit.
5.3    Subsidiaries, Capitalization and Ownership Interests
Borrower has no Subsidiaries as of the Closing Date. 100% of the outstanding Equity Interest in the Borrower is directly owned (both beneficially and of record) by Holdings. The outstanding ownership or voting interests of Borrower have been duly authorized and validly issued. Schedule 5.3 lists the managers or managing members or directors of each Credit Party as of the Ninth Amendment Effective Date. Borrower does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person. Borrower will only purchase Leases and other Collateral pursuant to the Purchase and Sale Agreement with Holdings.
5.4    Properties
Borrower is the lawful owner of, and has good title to, each Pledged Lease, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).
5.5    Other Agreements
No Credit Party is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse

Effect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect.
5.6    Litigation
(a) No Credit Party is a party to any material pending or, to the knowledge of Borrower or Holdings, threatened action, suit, proceeding or investigation related to its respective business that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no pending or, to the knowledge of any Credit Party, threatened action, suit, proceeding or investigation against any such Credit Party that could reasonably be expected to prevent or materially delay the consummation by such Credit Party of the transactions contemplated herein, (c) no Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority and (d) there is no action, suit, proceeding or investigation initiated by any Credit Party currently pending that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.7    Tax Returns; Taxes
Each Credit Party has timely filed or caused to be timely filed all federal, state, local and foreign tax returns which are required to be filed by such Credit Party, has paid or caused to be paid all taxes shown thereon to be due and owing by it, and Borrower has paid or caused to be paid all property taxes due and owing by it with respect to any Inventory related to Pledged Leases except for (i) any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings timely instituted and diligently pursued and with respect to which such Credit Party has set aside adequate reserves on its books in accordance with GAAP and which proceedings have not given rise to any Lien or (ii) any taxes or assessments which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.8    Financial Statements and Reports
All financial statements and financial information relating to Borrower, Holdings or Parent Entity that have been or may hereafter be delivered to Agent by Borrower, Holdings or Parent Entity (a) are consistent with the books of account and records of Borrower, Holdings or Parent Entity, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower, Holdings and Parent Entity at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Neither Borrower, Holdings nor Parent Entity has any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Effect.

5.9    Compliance with Law
Each Credit Party (a) is in compliance with all Applicable Laws, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect. No Credit Party has received any written notice that such Credit Party is not in material compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has established or maintains or contributes (or has an obligation to contribute) to, or otherwise has any liability (including any liability as an ERISA Affiliate of another entity) with respect to any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code. Each Credit Party has maintained in all material respects all records required to be maintained by any applicable Governmental Authority, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Since its formation, Borrower has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the Purchase and Sale Agreement and the Loan Documents.
5.10    Intellectual Property
Other than as provided on Schedule 5.10, as of the Ninth Amendment Affective Date, no Credit Party owns any patents or trademarks that are registered with the United States Patent and Trademark Office or any copyrights that are registered with the United States Copyright Office. No Credit Party is in breach of or default under the provisions of any license agreement, domain name registration or other agreement related to intellectual property, nor is there any event, fact, condition or circumstance which breach or default would reasonably be expected to be, have or result in a Material Adverse Effect.
5.11    Licenses and Permits; Labor
Each Credit Party is in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof could not reasonably be expected to be, have or result in a Material Adverse Effect. All Permits necessary or required by Applicable Law or Governmental Authority for the operation of each Credit Party’s businesses are in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect. No Credit Party has been involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to be, have or result in a Material Adverse Effect.
5.12    No Default; Solvency
There does not exist any Default or Event of Default. Each Credit Party is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of the each Credit Party, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Credit Party, and no unreasonably small capital base exists with respect to such Credit Party.
5.13    Disclosure
No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent and Lenders and prepared by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by any Credit Party in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to any Credit Party which has not been disclosed to Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.
5.14    Existing Indebtedness; Investments, Guarantees and Certain Contracts
No Credit Party (a) has any outstanding Indebtedness, except Indebtedness under the Loan Documents or (b) owns or holds any equity or long-term debt investments in, or have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person, except as permitted under Section 7.3.
5.15    Affiliated Agreements
Except for the Loan Documents, the Charter and Good Standing Documents of the Borrower and those set forth on Schedule 5.15, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower, on the one hand, and Borrower’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand, and (ii) to Borrower’s knowledge, none of the employees or officers of the Parent Entity or its Subsidiaries are directly or indirectly, indebted to or have any direct or indirect ownership or voting interest in any Person with which Borrower has a business relationship or which competes with Borrower (except that any such Person may own Equity Interests in any publicly traded company that may compete with Borrower.
5.16    Insurance
As of the Closing Date, Borrower has in full force and effect such insurance policies as are listed on Schedule 5.16.
5.17    Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property
No Credit Party nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.17A. Each Credit Party is (or such Credit Party’s predecessors were) the sole owner(s) of all of its names listed on Schedule 5.17A, and any and all business done and invoices issued in such names are such Credit Party’s (or any such predecessors’) sales, business and invoices. Each Credit Party maintains its respective places of business and chief executive offices only at the locations set forth on Schedule 5.17B or, after the Closing Date, as additionally disclosed to Agent in writing, and all Leases of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only, in and at such locations (other than (i) Deposit Accounts, and (ii) Collateral in the possession of Agent or the Backup Servicer). All of the Collateral is located only in the continental United States. Schedule 5.17C lists all of Borrower’s Deposit Accounts and Investment Property as of the Closing Date.
5.18    Non-Subordination
Other than with respect to the payment priorities of the Class A Loans and the Class B Loans set forth herein, none of the Obligations are subordinated in any way to any other obligations of Borrower, any other Credit Party or to the rights of any other Person.

5.19    Leases
With respect to each Pledged Lease, Borrower continuously warrants and represents to Agent and Lenders that until the Maturity Date and so long as any of its Obligations remain unpaid: (i) as of the Closing Date and each date any Revolving Advance is made, each of the Pledged Leases set forth in the Borrowing Base Certificate delivered in connection therewith constitutes an Eligible Lease and (ii) in determining which Leases are “Eligible Leases,” Lender may rely upon all statements or representations made by Borrower.
5.20    Servicing
Borrower has entered into the each Servicing Agreement with Servicer pursuant to which Borrower has engaged each Servicer, as servicer and as Borrower’s agent, to monitor, manage, enforce and collect the Pledged Leases and disburse any collections in respect thereof as provided by the applicable Servicing Agreement, subject to this Agreement. Borrower acknowledges that each Servicer has the requisite knowledge, experience, expertise and capacity to service the Pledged Leases.
5.21    Legal Investments; Use of Proceeds
No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.
5.22    Broker’s or Finder’s Commissions
No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement. Each Credit Party, jointly and severally, agree to indemnify Agent and each Lender and each of their respective Affiliates and hold Agent and each Lender and each of their respective Affiliates harmless from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and expenses of one regulatory counsel and one other firm of outside counsel to Agent and each Lender and each of their respective Affiliates taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional firm of outside counsel to each group of similarly situated Persons)), which may be imposed on, incurred by or asserted against Agent, any Lender or any of their respective Affiliates with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to broker’s, finder’s or placement fees or similar commissions, whether or not payable by such Credit Party or their respective Affiliates, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders or their respective Affiliates without the knowledge of the such Credit Party. Agent and each Lender, jointly and severally, agree to indemnify Credit Parties and each of their respective Affiliates and hold Credit Parties and each of their respective Affiliates harmless from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and expenses of one firm of outside counsel to

Credit Parties and each of their respective Affiliates taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional firm of outside counsel to each group of similarly situated Persons) which may be imposed on, incurred by or asserted against any Credit Party or any of their respective Affiliates with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to broker’s, finder’s or placement fees or similar commissions, whether or not payable by the Agent, any Lender or their respective Affiliates, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Credit Party or their respective Affiliates without the knowledge of the Agent or Lenders.
5.23    Anti-Terrorism; OFAC
(a)    (i) Neither Borrower, Holdings nor any Guarantor nor any Person controlling or controlled by Borrower, Holdings or any Guarantor, nor any Person for whom Borrower, Holdings or any Guarantor is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.
(b)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(c)    Borrower acknowledges by executing this Agreement that Agent has notified Borrower and each Guarantor that, pursuant to the requirements of the Patriot Act, Agent is required to obtain, verify and record such information as may be necessary to identify Borrower and each Guarantor (including, without limitation) the name and address of Borrower and each Guarantor) in accordance with the Patriot Act.
5.24    Survival
Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.
VI.    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, until the indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations that are not then due and payable or with respect to which no claim has been made) and termination of this Agreement:
6.1    Financial Statements, Reports and Other Information
(a)    Financial Reports. Borrower shall furnish to Agent (i) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month of Parent Entity, unaudited monthly financial statements of Parent Entity and its Subsidiaries on a consolidated basis consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar month, (ii) as soon as available and in any event within one hundred fifty (150) calendar days after the end of each fiscal year of Parent Entity, audited annual financial statements of Parent Entity on a consolidated and consolidating basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by Deloitte & Touche LLP or such other independent certified public accounting firm mutually agreeable to Agent and Borrower and accompanied by related management letters, if available and (iii) no later than thirty (30) days after the beginning of Parent Entity’s and Borrower’s fiscal years commencing with fiscal year ended December 31, 2019, a month by month projected operating budget and cash flow of Parent Entity and its Subsidiaries for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter). All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). With the quarterly financial statements of Parent Entity, Borrower shall also deliver a compliance certificate of a Responsible Officer of Borrower in the form satisfactory to Agent stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto and (C) no Material Adverse Effect has occurred since the last delivery of such monthly financial statements.
(b)    Servicing Reports and Information; Borrowing Base Certificates.
(i)    As soon as available, and in any event not later than the fifteenth (15th) of each calendar month or if such day is not a Business Day than on the immediately preceding Business Day (or, upon the request of Agent, at any time following the occurrence and continuance of an Event of Default), Borrower shall cause Servicer to deliver to Agent and Backup Servicer, a Monthly Servicing Report, in computer file form reasonably accessible and usable by Agent and Backup Servicer showing, as of the end of the immediately preceding calendar month, with respect to all Leases, the information contained in the form of Monthly Servicing Report attached hereto as Exhibit C (which Monthly Servicing Report shall include Servicer’s calculation of the Current Lease Balance with respect to each Pledged Lease) and such other matters as Agent may from time to time reasonably request, all prepared by Servicer and certified as to being true, correct and complete in all material respects by the Servicer. Together with the Monthly Servicing Report delivered to Agent as set forth above, Borrower shall deliver to Agent, in a form and substance acceptable to Agent, a monthly roll rate report and first payment default report (each in form and substance and with details and reporting information acceptable to Agent), on the entire portfolio of Leases owned by Borrower.
(ii)    As soon as available, and in any event not later than each Payment Date (or, upon the request of Agent, at any time following the occurrence and continuance of an Event of Default), Borrower shall cause Servicer to deliver to Backup Servicer, in computer “data tape” form, all of the loan-level data generated by the Servicer with respect to the Leases, (including, but not limited to, data related to collections, defaults, Servicer’s calculation of the Current Lease Balance with respect to each Pledged Lease, and such other matters as Agent or Backup Servicer may from time to time reasonably request), all prepared by Servicer and certified as to being true, correct and complete in all material respects by the Servicer.
(iii)    As soon as available, and in any event not later than each Payment Date (or, upon the request of Agent, at any time following the occurrence and continuance of an Event of Default), Borrower shall deliver a Borrowing Base Certificate to Agent, without regard to whether any Revolving Advances have been requested in the calendar week in which such Payment Date (or request) occurs.
(iv)    As soon as available, and in any event not later than the last Business Day of each month (or, upon the request of Agent, at any time following the occurrence and continuance of an Event of Default) until the Positive Net Income Trigger Date, Borrower shall deliver to Agent copies off all bank statements with respect to the Interest Reserve Account.
(v)    The Borrower shall promptly furnish or cause to be furnished to the Agent any other financial information regarding Borrower and/or the Pledged Leases reasonably requested by the Agent.
(c)    Notices. Each Credit Party shall promptly, and in any event within five (5) Business Days after the end of each calendar month notify Agent in writing of (i) any notice any Credit Party or any of their respective Subsidiaries received of any material litigation, claims, offsets, protests or disputes asserted by any Account Lessee with respect to the Pledged Leases, (ii) any pending or threatened legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated or threatened in writing by or against any Credit Party or otherwise affecting or involving or relating to any Credit Party or any of its property or assets in an amount in excess of $500,000, (iii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iv) any other development, event, fact, circumstance or condition that could reasonably be expected to be, have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (v) any matter(s) known to any Credit Party and in existence at any one time materially adversely affecting the value, enforceability or collectability of any material portion of the Collateral, (vi) receipt of any material notice, inquiry, investigation, legal action or proceeding or request from any Governmental Authority, (vii) receipt of any notice or document by any Credit Party regarding any lease of real property of Borrower (and such notice shall include a copy of the notice or document), (viii) any lease of real property entered into by any Credit Party after the Closing Date, (ix) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or any Credit Party which becomes known to such Credit Party, (x) any action taken or, to Borrower’s knowledge, threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrower which could reasonably be expected to be, have or result in a Material Adverse Effect or with respect to any Collateral, (xi) any change in the corporate name of any Credit Party, and/or (xii) the loss, termination or expiration of any material contract to which such Credit Party is a party or by which its properties or assets are subject or bound.
(d)    Notwithstanding the foregoing, Agent may, upon written notice to Parent Entity, temporarily waive the reporting requirements of Parent Entity and its Subsidiaries under this Section 6.1 until such date as indicated by Agent in a subsequent written notice provided to Parent Entity.
6.2    Payment of Obligations
Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable (other than indemnity obligations that are not then due and payable or with respect to which no claim has been made), provided, however, that to the extent the Agent has indicated in any Allocation Notice that amounts on deposit in the Collateral Account are to be applied as of any applicable Payment Date to the amounts due and owing pursuant to Section 2.4, and such application is actually made on such Payment Date, or in the event Agent, in breach of this Agreement, fails to make such application, Borrower shall be deemed to have made all such payments as of the Payment Date.
6.3    Conduct of Business and Maintenance of Existence and Assets
Each Credit Party shall (a) maintain all of its tangible Collateral used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), except in each case where the failure to do so individually or in the aggregate could not reasonably be expected to be, have or result in a Material Adverse Effect, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect; (c) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect, and (d) maintain, comply with and keep in full force and effect its existence and all intellectual property and Permits necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect.
6.4    Compliance with Legal and Other Obligations
Each Credit Party shall (a) comply with all Applicable Law except where any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, except in each case liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound except where any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) properly file all reports required to be filed by such Credit Party with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.
6.5    Insurance
Each Credit Party shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, Applicable Law and any agreement to which any such Person is a party or pursuant to which such Person provides any services; all such insurance policies and coverage levels shall (a) be satisfactory in form and substance to Agent in its Permitted Discretion (it being understood that the insurance policies of the Credit Parties provided to Agent shall be deemed satisfactory to the Agent until the Agent provides notice to the Credit Parties to the contrary), (b) name Agent, for the benefit of itself and the other Lenders, as a loss payee or additional insured thereunder, as applicable, and (c) expressly provide that such insurance policies and coverage levels cannot be altered, amended or modified in any manner which is adverse to Agent and/or Lenders, or canceled or terminated without thirty (30) calendar days prior written notice to Agent, and that they inure to the benefit of Agent and Lenders, notwithstanding any action or omission or negligence of or by any Credit Party, or any insured thereunder.

6.6    True Books
Each Credit Party shall (or, with respect to Borrower, at all times that Servicer is an Affiliate of Borrower, shall cause Servicer to, on its behalf) (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.
6.7    Inspection; Periodic Audits; Quarterly Review
Each Credit Party shall permit, and shall cause the Servicer to permit, the representatives of Agent and each Lender, at, in the case of Agent only, the expense of Credit Parties (which expenses must be reasonably incurred), from time to time during normal business hours upon reasonable notice, to (a) visit and inspect Servicer’s offices, Credit Parties’ offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s and Servicer’s books of account, records, reports and other papers (provided, however, that at all times, Credit Parties shall be responsible for the costs and expenses of all such visits) (b) make copies and extracts therefrom, and (c) discuss Credit Parties’ business, operations, prospects, properties, assets, liabilities, condition and/or Pledged Leases with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, so long as an Event of Default has occurred and is continuing, no such notice shall be required; provided, further that, so long as no Event of Default has occurred and is continuing not more than four (4) such visits shall take place annually. Additionally, Borrower shall cause Servicer to permit Agent to have online access to Servicer’s internal electronic reporting system, including without limitation tracking of collections on the Pledged Leases and agings of the same, and summaries for each of the Pledged Leases. Borrower shall cause Servicer’s officers to meet with Agent at least once per quarter, if requested by Agent (which meeting may take place telephonically if requested by Agent), to review the Servicer’s operations, prospects, properties, assets, liabilities, condition and/or Pledged Leases.
6.8    Further Assurances; Post Closing
(a)    At Credit Parties’ cost and expense, each Credit Party shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Agent in its Permitted Discretion) after Agent’s written demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion in order to ensure the validity and effectiveness of this Agreement and the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (c)  upon the exercise by Agent, any Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under Applicable Law or at equity following the occurrence and during the continuance of an Event of Default which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization.
(b)    Borrower shall within thirty (30) days of the Ninth Amendment Effective Date deliver a trademark security agreement in form and substance satisfactory to Agent in its sole discretion with respect to the trademark identified on Schedule 5.10.
(c)    Borrower shall within five (5) Business Days of the Ninth Amendment Effective date deliver to Agent (i) a deposit account control agreement duly executed by Holdings, Agent and Silicon Valley Bank and (ii) a deposit account control agreement duly executed by Parent Entity, Agent and Silicon Valley Bank.
6.9    Payment of Indebtedness
Except as otherwise prescribed in the Loan Documents, each Credit Party shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities to the extent that the failure to pay, discharge or otherwise satisfy such obligations or liability could reasonably be expected have or result in a Material Adverse Effect, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves shall have been made in accordance with GAAP consistently applied.
6.10    Other Liens
If Liens with respect to any Credit Party or its assets (other than Permitted Liens) exist, such Credit Party immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. Immediately upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.
6.11    Use of Proceeds
Borrower shall use the proceeds from each Advance under the Loan only for (a) the purposes set forth in the recitals to this Agreement, (b) for the purposes set forth in Section 2.4(b) or as otherwise expressly authorized herein or in the other Loan Documents, (c) to pay the Term Loan OID on the Initial Term Loan Funding Date and (d) to pay other fees, costs and expenses approved by Agent in connection with the Ninth Amendment.
6.12    Collateral Documents; Security Interest in Collateral
On demand of Agent, Credit Parties shall (or, at all times that Servicer is an Affiliate of Borrower, shall cause Servicer to) make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, the Leases to the extent Credit Parties or Servicer has access to such documents, instruments, materials and other items. Each Credit Party shall (or, at all times that Servicer is an Affiliate of Borrower, shall cause Servicer to) (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent, in its Permitted Discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect such Credit Party’s interest in the Collateral and the pledge of the Collateral to Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and each Credit Party irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral, and (iii) defend the Collateral and Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses (including, without limitation, in-house documentation and diligence fees and expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations. Borrower acknowledges and agrees that Agent is authorized, pursuant to the power of attorney granted to Agent by Borrower pursuant to Section 2.10 of this Agreement, to perform any or all of the obligations or duties of Borrower pursuant to this Section 6.12 following the occurrence and during the continuance of an Event of Default.
6.13    Servicing Agreement; Backup Servicer
(a)    Borrower shall enter into a Backup Servicing Agreement as of the Closing Date. From and after the Closing Date, Borrower and Servicer shall be required to provide the Monthly Servicing Report in computer “data tape” form to Backup Servicer and Agent in a manner reasonably acceptable to Agent as described in Section 6.1(b) hereof. Borrower shall cause Servicer to promptly provide Agent with true and complete copies of all written notices concerning defaults, amendments, waivers notice information or other matters that are material to a Pledged Lease sent or received by any Servicer under any Servicing Agreement. Borrower shall cause Servicer to service all Pledged Leases in accordance with, in all material respects, the terms of each Servicing Agreement, Borrower shall comply, in all material respects, with the provisions, terms and conditions set forth in such Servicing Agreement and Borrower shall not terminate any Servicing Agreement without Agent’s prior written consent at its sole discretion.
(b)    Borrower agrees not to, and will cause Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Servicing Agreement. Borrower covenants and agrees to, and will cause Servicer to, provide any and all information and data requested by Agent (in its Permitted Discretion) to be provided promptly to Backup Servicer in the manner and form so requested by Agent. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to immediately substitute Backup Servicer, Agent or an Affiliate of Agent or another third party servicer acceptable to Agent for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreements. In connection with any substitution of Backup Servicer, Agent, Affiliate of Agent or another third party servicer for Servicer, Borrower shall (and, at all times that Servicer is an Affiliate of Borrower, shall cause Servicer to) cooperate with Agent and Backup Servicer in connection with such substitution and to take such further actions, obtain such consents and approvals, to deliver such documents and to duly execute and deliver such further agreements, assignments, instructions or documents as each of Agent or Backup Servicer may request in its Permitted Discretion in order to effectuate such substitution, in each case, at no cost or expense to Agent or any Lender.
6.14    [RESERVED]
6.15    Collections
Borrower and Servicer each agree and covenant that it shall:
(a)    Instruct or cause all Account Lessees to be instructed to either:
(i)    send all Scheduled Payments directly to the Collateral Account; or

(ii)    in the alternative, make Scheduled Payments by way of pre-authorized debits from a deposit account of such Account Lessee pursuant to a PAC or from a credit card of such Account Lessee pursuant to a Credit Card Account from which Scheduled Payments shall be electronically transferred to the Collateral Account.
(b)    In the case of funds transfers pursuant to a PAC or Credit Card Account, take, or cause each of the Servicer, the Collateral Account Bank and/or the Agent to take, all necessary and appropriate action to ensure that each such preauthorized debit or credit card payments is credited directly to the Collateral Account;
(c)    If the Borrower or Servicer shall receive any collections or other proceeds of the Collateral, hold such collections or proceeds in trust for the benefit of the Agent and deposit such collections into the Collateral Account within two (2) Business Days after such amounts so received and held by Borrower or Servicer equals or exceeds $25,000; and
(d)    Prevent the deposit into the Collateral Account of any funds other than collections from Leases or other funds to be deposited into the Collateral Account under this Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that such other funds are inadvertently or mistakenly deposited into the Collateral Account if Borrower or Servicer promptly requests that such funds be segregated and removed from the Collateral Account in accordance with Section 2.12(b)).
(e)    Notwithstanding anything to the contrary in this Section 6.15, Borrower hereby authorizes Agent, at any time after the occurrence of an Event of Default, to send directions to each Account Lessee to make payments directly to the Collateral Account.
6.16    Right of First Refusal
Subject to the last sentence of this paragraph, in addition to the rights granted to Agent and the Lenders pursuant to Section 2.13 hereof, Borrower, Holdings and Parent Entity hereby agree that, if at any time prior to the date that all of the Obligations (other than indemnity obligations of Borrower that are not then due and payable or with respect to which no claim has been made) have been indefeasibly paid in full in cash and the Revolving Loan Commitments terminated, Borrower, Holdings or any Subsidiary of Borrower, Holdings or Parent Entity shall have obtained a bona fide third-party offer (the “Third-Party Offer”) (for the avoidance of doubt, a bonafide, fully negotiated and executed term sheet delivered by the applicable lender to Borrower, Holdings or any Subsidiary of Borrower, Holdings or Parent Entity, as applicable, together with a commitment letter, if any, shall qualify as a “Third-Party Offer” hereunder) for (a) senior debt financing or refinancing of the Loan or the financing, refinancing or acquisition of any Leases to be originated, acquired or otherwise held by Holdings, Borrower, Parent Entity or any Subsidiary of Borrower, Holdings or Parent Entity that is formed for the purpose of originating Leases or (b) with respect to Borrower, Holdings, Parent Entity or any Subsidiary of Borrower, Holdings or Parent Entity, for senior or junior debt financing of any type and with respect to any type of collateral or any business unit, Borrower, Holdings or Parent Entity shall, in writing within five (5) Business Days of receipt of such offer, promptly inform Agent (such writing to Agent is referred to herein as the “First Refusal Offer”) of such Third-Party Offer and the terms and conditions of such Third-Party Offer (and, if such Third-Party Offer is in writing, shall attach a copy of such Third-Party Offer to such First Refusal Offer) and, in such First Refusal Offer, shall offer to Agent a right of first refusal in respect of such financing or refinancing. Agent’s right of first refusal shall grant Agent the right to, within fifteen (15) days after the receipt of such First Refusal Offer, deliver a writing to Borrower, Holdings and Parent Entity (the “Acceptance”) stating that Agent and Lenders agree to extend such financing on Material Terms which shall be the same or more favorable (taken as a whole) to the applicable borrower than the Material Terms of financing under such Third-Party Offer (as such Material

Terms were communicated to Agent by Borrower, Holdings or Parent Entity or such Affiliate), it being agreed and understood that, with respect to any such Third-Party Offer, the (i) aggregate principal amount, (ii) pricing (including, without limitation, interest rate, closing, commitment, structuring, arrangement or similar fees and original issue discount) and payment and prepayment terms and conditions, (iii) term and/or duration, (iv) financial covenants, borrowing base or availability, (v) events of default, (vi) material conditions to closing and borrowing, (vii) operational covenants, including as to debt, liens, investments, prepayments and repayments of other debt, use of proceeds, dividends and distributions, reporting, access to cash, and (viii) collateral and transaction structure (with respect to any financing, such material terms are referred to as “Material Terms”). Upon receipt of the Acceptance by Borrower, Holdings or Parent Entity, Agent and one or more of the Lenders or their respective Affiliates, on the one hand, and Borrower, Holdings, Parent Entity or the applicable Subsidiary, on the other hand, shall, in good faith negotiate an agreement for such financing on the terms set forth in such Acceptance (subject to the satisfaction of appropriate conditions in respect of due diligence, documentation and other customary and commercial conditions precedent set forth in (or incorporated by reference) in the Acceptance). If Agent shall have declined to exercise its right under such First Refusal Offer, or shall have failed to timely respond within fifteen (15) Business Days to such First Refusal Offer or shall have offered a counterproposal to Borrower, Holdings or Parent Entity in respect of such First Refusal Offer, Borrower, Holdings, Parent Entity or such applicable Subsidiary shall be free to close such Third-Party Offer within one hundred twenty (120) days of the date of such First Refusal Offer on terms substantially similar to the terms thereof set forth in such Third-Party Offer (as communicated to Agent). If Borrower, Holdings, Parent Entity or such applicable Subsidiary shall have failed to so close such financing within said one hundred twenty (120) days or if the material terms of such financing are modified from the description of such terms in the Third-Party Offer, then a new right of first refusal for the benefit of Agent with respect to such financing shall immediately arise. Borrower, Holdings and Parent Entity agree to inform any Person making a Third-Party Offer of Agent’s and Lender’s rights under this Section 6.16 in respect thereof. Notwithstanding the foregoing, the rights granted to Agent and the Lenders pursuant this Section 6.16 shall not apply following the Public Company Transition Date with respect to any Third-Party Offer for a bond issuance, public securitization or a syndicated corporate credit facility. For the avoidance of doubt, any refinancing of the Class A Obligations with a financing similar in nature to the terms of this Agreement shall be subject to a right of first refusal under this Section 6.16.
Borrower and Holdings covenant and agree not to form, or consent to or otherwise acquiesce in the formation of, any Affiliate, or otherwise use any Subsidiary existing on the Closing Date, to originate, acquire or finance any Leases in circumvention of the intent of the covenants, agreements and obligations set forth in this Section 6.16.
6.17    Interest Reserve Account.
Until the Positive Net Income Trigger Date, Holdings shall maintain the existence of the Interest Reserve Account and at all times keep on deposit the amounts required by the definition thereof.
6.18    Board of Directors; Observer Rights.
Effective as of the Closing Date until the Public Company Transition Date, Agent (or its designee) shall have the right to designate two (2) representatives (each, a “Designee”) to: (a) receive prior written notice of all meetings (both regular and special) of Parent Entity’s or Holdings’ board of directors and each committee thereof (such notice to be delivered or mailed as specified in Section 12.5 at the same time as notice is given to the members of such board and/or committee) held or to be held prior to the Public Company Transition Date; (b) be entitled to attend (or, at the option of such representatives, monitor by telephone) all such meetings at the

Designee’s sole cost and expense; (c) until the Public Company Transition Date, receive all notices, information and reports which are furnished or made available to the members of such board (solely in their capacity as a “board member”) and/or committee at the same time and in the same manner as the same is furnished or made available to such members; (d) until the Public Company Transition Date, be entitled to participate in all discussions conducted at such meetings; and (e) until the Public Company Transition Date, receive (to the extent and when so provided to the members of any such board) copies of the minutes of all such meetings. If any action is proposed to be taken after the Closing Date until the Public Company Transition Date by such board and/or committee by written consent in lieu of a meeting, Parent Entity or Holdings, as applicable, will provide a copy of such consent to such Designees, which shall be delivered or mailed as specified in Section 12.5 at the same time as notice is given to the members of such board and/or committee. Until the Public Company Transition Date, Parent Entity or Holdings, as applicable, will furnish or cause to be furnished such Designees with a copy of each such written consent promptly after it has become effective. Such Designees shall not constitute a member of such board and/or committee and shall not be entitled to vote on any matters presented at meetings of such board and/or committee or to consent to any matter as to which the consent of any such board and/or committee shall have been requested. The parties hereto agree that the Designees shall have no fiduciary duties or any other duties or responsibilities to Borrower, Parent Entity, Holdings or any of their respective Affiliates.
6.19    Financial Covenants.
(a)    Tangible Net Worth of Parent Entity. As of the end of each fiscal month, the Tangible Net Worth of Parent Entity and its Subsidiaries, on a consolidated basis, shall be greater than or equal to the sum of (i) $(18,500,000) plus (ii) the greater of (A) zero dollars and (B) fifty percent (50%) of all aggregate Parent Consolidated Net Income since April 30, 2019 (as determined in accordance with GAAP).
(b)    Liquidity. As of any date of determination, Parent Entity agrees that it shall not permit Liquidity to be less than $~~500,000 if the outstanding principal amount of the Loan is less than $25,000,000 and to be less than $1,000,000 if the outstanding principal amount of the Loan is greater than or equal to $25,000,000 $~~50,000,000.

(c)    Total Advance Rate. As of the end of each fiscal month and as of the making of each Advance hereunder (before and after giving effect to such Advance), the Total Advance Rate shall not exceed (i) from the ~~Initial Term Loan Funding Date~~ period on or after October 1, 2021 to and including t~~he first anniversary thereof, 130%, (ii) from the first anniversary of the Initial Term Loan Funding Date~~ December 31, 2022, 140%, (ii) from January 1, 2023 to and including ~~the second anniversary thereof, 115%~~ December 31, 2023, 130%, and (iii) at all times thereafter, ~~110~~ 120%. If at any time during which there is a Total Advance Rate Reserve Account, the Total Advance Rate exceeds the applicable rate for any of the foregoing periods, the Borrower may cure such Default by depositing funds in the Total Advance Rate Reserve Account in an amount necessary to reduce the Total Advance Rate to the maximum permitted rate for such period; provided that Borrower's right to cure a Default pursuant to this Section 6.19(c) may be exercised no more than a total of two (2) times. So long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may submit a written request to the Agent at least two (2) Business Days prior to the proposed distribution, requesting the Agent to approve the transmission from the Total Advance Rate Reserve Account of all or a portion of the funds therein as of such date to the Borrower, which request must be submitted with (i) a Monthly Servicing Report dated as of the date of such distribution and updated with data as of the date immediately preceding the date of such Monthly Servicing

Report, which evidences on a pro forma basis that the Borrower will be in compliance with the Total Advance Rate after giving effect to such distribution and (ii) a certification that no Default or Event of Default has occurred or is continuing or will result therefrom, and Borrower shall be in compliance with the covenants set forth in this Section 6.19 both before and after such requested disbursement of funds. Upon satisfaction of such conditions, the Agent shall direct the account bank to transmit the funds from the Total Advance Rate Reserve Account as specified by the Borrower.

(d)    TTM Adjusted EBITDA. As of the end of each fiscal month, TTM Adjusted EBITDA, shall not be less than: (i) ~~until~~ during the ~~date that is six (6) months after the Initial Term Loan Funding Date, $20,000,000~~ period on and after October 1, 2021 and until (and including) June 30, 2023, ($15,000,000), (ii) during the period on and after ~~the date that is six (6) months from the Initial Term Loan Funding Date and until (but excluding) the date that is twelve (12) months from the Initial Term Loan Funding Date, $25,000,000, (iii) during the period on and after the date that is twelve (12) months from the Initial Term Loan Funding Date and until (but excluding) the date that is eighteen (18) months from the Initial Term Loan Funding Date, $30,000,000, (iv) during the period on and after the date that is eighteen (18) months from the Initial Term Loan Funding Date and until (but excluding) the date that is twenty four (24) months from the Initial Term Loan Funding Date, $35,000,000~~ July 1, 2023 and until (and including) December 31, 2023, $0.00 and (~~v~~iii) at all times thereafter, $~~40,000,000~~20,000,000.

6.20    Preemptive Rights.
At any time prior to a Public Company Transition Date, except in connection with any initial public offering, a SPAC Transaction or any transaction that would result in a Change of Control or as otherwise expressly contemplated by this Agreement, Parent Entity and Holdings shall not issue any Equity Interests unless such issuance is in compliance with the following procedures:
(a)    Prior to the date of a proposed issuance of any Equity Interests, Parent Entity or Holdings shall deliver notice of such proposed issuance (an “Issuance Notice”) to Agent. The Issuance Notice shall specify (i) the number of Equity Interests and class of Equity Interests which Parent Entity or Holdings proposes to issue, the consideration to be received therefor and the date on which such consideration for such Equity Interests shall be paid (which date shall be no less than thirty (30) days from the date of delivery of the Issuance Notice); (ii) all of the material terms and conditions, including the terms and conditions of payment, upon which Parent Entity or Holdings proposes to issue such Equity Interests; (iii) the proportionate number of such Equity Interests that Agent shall have the option to purchase under this Section 6.20, which proportionate number shall be no less than ten percent (10%) of the number of Equity Interests which Parent Entity or Holdings proposes to issue (such proportionate number for Agent, its “Pro-Rata-Share”); and (iv) where the proposed purchasers of such Equity Interests are known, the identities of such proposed purchasers.
(b)    Upon delivery of an Issuance Notice, Agent shall have the right (exercisable by delivery to Parent Entity or Holdings, as applicable, of written notice within the thirty (30) day period following the date of delivery of the Issuance Notice), to purchase its Pro-Rata-Share of the offering at the price and on the terms and conditions contained therein. The foregoing preemptive rights shall be deemed waived by Agent if it does not exercise its preemptive right and pay for the Equity Interests within the period of time prescribed by the Issuance Notice in accordance with this Section 6.20.

(c)    Notwithstanding anything to the contrary contained in this Section 6.20, if the consideration to be received by Parent Entity or Holdings, as applicable, with respect to the issuance of Equity Interests specified in the Issuance Notice is other than cash to be paid upon the issuance of the Equity Interests (that is, if the consideration would constitute so-called “in-kind” property, such as membership interests or other Equity Interests), or if security is to be provided to secure the payment of any deferred portion of the purchase price, then Agent may purchase such Equity Interests by making a cash payment at the time of the closing specified in the offer, in the amount of the reasonably equivalent value of the “in-kind” property specified in the Issuance Notice and/or may provide reasonably equivalent security to that provided in the Issuance Notice.
6.21    Federal Securities Laws. Each Credit Party shall promptly notify Agent in writing if any such Credit Party or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.
6.22    Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or tangible chattel paper connected with any receivable arising out of any contract between any Credit Party and the United States, any state or any department, agency or instrumentality of any of them.
VII.    NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, until the indefeasible payment in full in cash, of all the Obligations under the Loan Documents (other than indemnity obligations under the Loan Documents that are not then due and payable or with respect to which no claim has been made) and termination of this Agreement:
7.1    Indebtedness
No Credit Party shall create, incur, assume or suffer to exist any Indebtedness, except Permitted Indebtedness.
7.2    Liens
No Credit Party shall create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Lenders and (b) any Lien or right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement covering fees, expenses and overdrafts with respect to such Deposit Accounts; provided, that with respect to any such Deposit Account, other than an Excluded Deposit Account, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its Permitted Discretion.
7.3    Investments; Investment Property; New Facilities or Collateral; Subsidiaries
No Credit Party shall, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or Equity Interests or securities of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture other than Permitted Investments (as defined below), (b) purchase, own, hold, invest in or otherwise acquire any

Investment Property (except (i) those set forth on Schedule 5.17C as of the Closing Date), (ii) Permitted Loans and any other investments in a Subsidiary formed by any Credit Party, (iii) investments constituting Permitted Indebtedness, (iv) Deposit Accounts with financial institutions in the ordinary course of business or as required by this Agreement; provided, that with respect to any such Deposit Accounts (other than an Excluded Account), Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its Permitted Discretion, (v) investments in Cash Equivalents, (vi) accounts payable, (vi) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (vii) a SPAC Transaction (the investments described in clauses (i) through (vii) being “Permitted Investments”) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person other than Permitted Investments. No Credit Party shall purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States. Borrower shall not have any Subsidiaries.
Other than as contemplated by Section 2.13(d), no Credit Party shall form any Subsidiary unless (i) such Subsidiary, (x) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrower hereunder and under any other agreement between Borrower and Lenders, or (y) becomes a Guarantor with respect to the Obligations and executes a guaranty and security agreement in favor of Agent, and (ii) Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.

7.4    Dividends; Redemptions; Equity
Notwithstanding any provision of any Loan Document, Parent entity shall not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (iii) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (iv) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower unless, in each case and before and after giving effect thereto, (x) the Tangible Net Worth to Term Loan Ratio is greater than 1.00 to 1.00 and (y) no Default or Event of Default shall have occurred and be continuing and the cumulative amount of distributions under this Section 7.4 (other than with respect to clauses (A) and (B) below) has not exceed the Distributable Amounts Limit; provided, however, notwithstanding the foregoing, Holdings and Parent Entity shall be permitted to (A) subject to Section 2.6(a), exchange any shares in connection with an initial public offering of the shares of the Parent Entity or a SPAC Transaction and (B) repurchase shares pursuant to Article VI of the bylaws of Parent Entity as in effect on the Ninth Amendment Effective Date in connection with the rights of first refusal of Parent Entity provided therein, Section 2.2 of the Parent Entity Co-Sale Agreement as in effect on the Ninth Amendment Effective Date in connection with the rights of first refusal of Parent Entity provided therein or in connection with Section 6.16 hereof (all such share repurchases being collectively referred to as “ROFR Share Repurchases”) or otherwise (collectively in an aggregate amount not to exceed $10,000,000 during the term hereof), in each case, so long as no Default or Event of Default has occurred and is continuing.

7.5    Transactions with Affiliates
No Credit Party shall enter into or consummate any transaction of any kind with any of its Affiliates other than (i) the transactions contemplated hereby and by the other Loan Documents and (ii) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to such Credit Party than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.
7.6    Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names
No Credit Party shall (a) except in connection with a SPAC Transaction or to permit the Parent Entity to issue additional shares following the Public Company Transition Date, amend, modify, restate or change its certificate of formation, limited liability company agreement or similar charter or governance documents in a manner that would adversely affect the rights of the Agent or Lenders under the Loan Documents, (b) change its state of formation or change its name without thirty (30) calendar days prior written notice to Agent, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which would reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, (e) other than a SPAC Transaction, wind up, liquidate or dissolve (voluntarily or involuntarily), effectuate any Division or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy in a manner adverse to Agent or Lenders in any material respect, (h) engage, directly or indirectly, in any business other than as set forth herein, (i) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent or (j) certificate, or cause to have certificated, any equity ownership interest in Borrower that is not evidenced by a certificate as of the Closing Date that is Collateral subject to this Agreement, without Agent’s prior written consent.
7.7    Transfer of Collateral; Amendment of Pledged Leases
(a)    No Credit Party shall sell, lease, transfer, pledge, encumber, assign or otherwise dispose (a “Disposition”) of any Collateral, except:
(i)    the repurchase of Leases by Holdings as otherwise provided in Section 2.11,
(ii)    the Disposition of surplus, obsolete or worn out property in the ordinary course of business;
(iii)    disbursements of cash not otherwise prohibited under this Agreement or any other Loan Document;
(iv)    any Disposition by such Person to another Credit Party;
(v)    any Disposition permitted under Sections 7.2, 7.3, 7.4 and 7.5;
(vi)    any sale of inventory (other than Leases) in the ordinary course of business;

(vii)    any sale, trade-in or other Disposition of used equipment for value in the ordinary course of business;
(viii)    licenses of technology in the ordinary course of business;
(ix)    the surrender, modification, release or waiver of contract rights to the extent not otherwise prohibited under this Agreement.
(b)    Except for the purpose of granting payment discounts to Account Lessees in the ordinary course of business consistent in all material respects with the Underwriting Guidelines and Servicing Policy or in connection with the payment in full of such Pledged Lease, Borrower shall not extend, amend, waive or otherwise modify the terms of any Pledged Lease or permit the rescission or cancellation of any Pledged Lease, whether for any reason relating to a negative change in the related Account Lessee’s creditworthiness or inability to make any payment under the Pledged Lease or otherwise, except in accordance with the Underwriting Guidelines and the Servicing Policy.
(c)    Except in connection with the payment in full of such Pledged Lease or settlements of a Defaulted Lease in accordance with the Servicing Policy, Borrower shall not terminate or reject any Pledged Lease prior to the end of the term of such Lease, whether such rejection or early termination is made pursuant to an Applicable Law, unless prior to such termination or rejection, such Pledged Lease and any related Collateral have been released from the Lien created by this Agreement.
7.8    Contingent Obligations and Risks
Except for the Loan Documents, the Purchase and Sale Agreement and as otherwise expressly permitted by this Agreement, no Credit Party shall enter into any Contingent Obligations with respect to Indebtedness for borrowed money or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any Indebtedness for borrowed money of any Person other than another Credit Party (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law) or indemnity guarantees in connection with Indebtedness permitted under Section 2.13(d); provided, however, that nothing contained in this Section 7.8 shall prohibit any Credit Party from endorsing checks in the ordinary course of its business.
7.9    Truth of Statements
No Credit Party shall furnish to Agent any certificate or other document prepared by or on behalf of such Credit Party with respect to which the representations and warranties set forth in Section 5.13 would not be true if made at the time such certificate or other document were so furnished to Agent.
7.10    Modifications of Agreements
No Credit Party shall make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of any Material Agreement, without the prior written consent of Agent. Borrower shall not make, or agree to make, any Material Modification with respect to any Lease, without the prior written consent of Agent.
7.11    Anti-Terrorism; OFAC
No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.
7.12    Deposit Accounts and Payment Instructions
(a)    No Credit Party shall open a Deposit Account (other than those listed on Schedule 5.17C as amended from time to time) without the prior written consent of Agent.
(b)    Borrower shall not make any change in the instructions to any Servicer with respect to the deposits of collections regarding Leases to the Collateral Account in accordance with this Agreement and the applicable Servicing Agreement.
(c)    Borrower shall not, and shall cause Servicer to not, make any change in the instructions to any Account Lessee on any Lease with respect to any instructions to such Account Lessees regarding payment to be made to the Collateral Account or any Servicer Physical Payment Address.
7.13    Servicing Agreement
    Borrower shall not:
(a)    amend, modify or terminate (or permit or cause Servicer to amend, modify or terminate) any Servicing Agreement without the prior written consent of Agent (which consent may be provided in Agent’s Permitted Discretion), provided, that with respect to termination of any Servicing Agreement or material amendments thereto, Agent’s consent may be granted in Agent’s sole discretion;
(b)    except in connection with (i) the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Agent after the occurrence and during the continuance of an Event of Default and/or (ii) the delegation by the Servicer of certain duties to any of the Persons set forth on Schedule 7.13(b) the delegation by the Servicer to third-party collection agencies the enforcement of Defaulted Leases or the delegation of certain duties to such other Persons, in each case, consistent with the Servicing Policy, if any, as Agent may approve from time to time (which approval may be provided in Agent’s Permitted Discretion), transfer or delegate (or allow Servicer to transfer or delegate) any of its duties or functions under any Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of the Servicer or Borrower, provided, that any delegation of duties under any Servicing Agreement by Servicer pursuant to clause (ii) of this Section 7.13(b) shall (x) be terminable without the payment of any fee or penalty upon not more than thirty (30) calendar days prior notice and (y) not relieve Servicer of any of its rights, duties or obligations under the applicable Servicing Agreement and Servicer agrees that it shall remain liable to Agent and the Lenders for any breach in the performance of the same, whether such breach is by the Servicer or its delegate; or
(c)    except in connection with the replacement of the Servicer by the Backup Servicer, Agent, an Affiliate of Agent or a third party servicer acceptable to Agent after an Event of Default, transfer or delegate (or allow the Servicer to transfer or delegate) the duties and functions of the Servicer under any Servicing Agreement to any other Persons.

7.14    ERISA.
No Credit Party shall sponsor, maintain or contribute to any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code.
7.15    Restrictive Agreements.
No Credit Party will directly or indirectly, enter into, incur or permit to exist any agreement (other than its Charter and Good Standing Documents or, in the case of the Parent Entity, any agreements with its shareholders) that prohibits, restricts or imposes any condition upon (a) the ability of such Credit Party or any such Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the Subsidiaries to pay dividends or other distributions with respect to capital stock, to make or repay loans or advances to such Credit Party or any other Subsidiary or to transfer any of its property or assets to such Credit Party or any other Subsidiary thereof.

7.16    Sale and Leaseback Transactions. No Credit Party will, and no Credit Party will permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
7.17    Hedging Transactions. No Credit Party will, and no Credit Party will permit any Subsidiary to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Credit Parties or any of their Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Credit Parties acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Credit Party or any Subsidiary of a Credit Party is or may become obliged to make any payment (a) in connection with the purchase by any third party of any capital stock or any Indebtedness or (b) as a result of changes in the market value of any capital stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
7.18    Loans. No Credit Party shall make advances, loans or extensions of credit to any Person (other than another Credit Party). For the avoidance of doubt, this Section 7.18 shall not be construed to prohibit the Leases.
7.19    Borrower Purpose. Borrower shall not engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Leases and the other Collateral, and activities incidental thereto.
VIII.    EVENTS OF DEFAULT
The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a)    Any Credit Party shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) and such failure shall continue or not be cured within a period of two (2) Business Days;
(b)    any representation, statement or warranty made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects) except those made as of a specific date;
(c)    Borrower, any Guarantor or any other party hereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Agreement and such violation, breach or failure (only if reasonably susceptible to being cured) shall not be cured within a period of thirty (30) days after such violation, breach or default or such other applicable period set forth in this Agreement (other than any violation, breach or default in the covenants set forth in Section 6.17 or Article VII of this Agreement or in Article VIII(a) above or the misappropriation of any funds to be delivered to the Collateral Account pursuant to Section 2.3 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period or Section 6.20;
(d)    Borrower, any Guarantor or any other party thereto, other than Agent, Backup Servicer or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document other than this Agreement and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document and such violation, breach or failure (only if reasonably capable of being cured) shall not be cured within a period of thirty (30) days after such;
(e)    (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created under any Loan Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Agent as permitted under the Loan Documents or the Security Documents;
(f)    one or more judgments or decrees is rendered against any of Borrower or any Guarantor in an amount in excess of $1,000,000 individually or $1,000,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not satisfied, stayed, vacated or discharged of record within sixty (60) calendar days of being rendered;
(g)    (i) any default or breach occurs, which is not cured within any applicable grace period or waived in writing to the satisfaction of Agent, in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any of Borrower, Parent Entity or Holdings in excess of $1,000,000 individually or $1,000,000 in the aggregate, or (ii) any Indebtedness of Borrower, Parent Entity or Holdings in excess of $1,000,000 individually or $1,000,000 in the aggregate is declared to be due and payable and that has been accelerated by the holder of such Indebtedness or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof;
(h)    any of Borrower or any Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute;
(i)    (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of Borrower or any Guarantor or the whole or any substantial part of any of Borrower’s or such Guarantor’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any of Borrower or any Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law or statute, assume custody or control of any of Borrower or any Guarantor or of the whole or any substantial part of Borrower’s or any Guarantor’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any of Borrower or any Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which any of Borrower or any Guarantor takes any action to indicate its approval of or consent;
(j)    (i) any Material Adverse Effect occurs or (ii) Borrower or any Guarantor ceases any material portion of its business operations as conducted at the Closing Date, in the case of clause (ii), without the prior written consent of Agent;
(k)    Servicer shall fail at any time to use Advensus as a sub-servicer with respect to at least twenty-five percent (25%) of the Pledged Leases defined by the percentage of inbound calls;
(l)    Reserved;
(m)    the occurrence and continuance of one or more Default Trigger Events;
(n)    the occurrence of a First Payment Default Trigger Event:
(o)    the occurrence of one or more Level Two Regulatory Trigger Events;
(p)    the occurrence of a Specified Regulatory Change;
(q)    the occurrence of a Servicer Default;
(r)    the occurrence of a Key Man Trigger Event; or
(s)    any formal enforcement order or criminal complaint relating to financial crimes or major felonies is brought by a Governmental Authority against any Credit Party, which has not been dismissed or satisfied or of which the applicable Credit Party has not been found not guilty within sixty (60) days of the filing of such order or complaint, provided, however, that no Event of Default under this clause (s) shall be deemed to be continuing if at any time the applicable Credit Party is found not guilty under such order or complaint.
In the case of any such Event of Default, notwithstanding any other provision of any Loan Document, (I) Agent may (and, at the request of Requisite Lenders (x) with respect to any Event of Default occurring under Article VIII(m), may and (y) with respect to any other Event of

Default described in this Article VIII, shall), by notice to Borrower (i) terminate the commitment to make Advances hereunder, whereupon the same shall immediately terminate, (ii) substitute immediately Backup Servicer or any other third party servicer acceptable to Agent, in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreements and any fees, costs and expenses of, for or payable to Backup Servicer or other third party servicer acceptable to Agent, in its sole discretion, shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (A) terminate any Servicing Agreement and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances; (C) release Account Lessees and other Persons liable for performance; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower or Guarantors, and all in Agent’s sole discretion and without relieving Borrower or Guarantors from performance of the obligations hereunder; (E) receive, collect, open and read all mail of Borrower, Servicer or Guarantors for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (F) collect all Scheduled Payments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Account Lessee pursuant to any Pledged Lease, the related Portfolio Documents, or any other related documents or instruments directly from such Account Lessee; and (G) apply all amounts in or subsequently deposited in the Collateral Account to the payment of the unpaid Obligations or otherwise as Agent in its sole discretion shall determine; and (iv) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under clauses (h) or (i) of this Article VIII in which event all of the foregoing shall automatically and without further act by Agent or Lenders be due and payable and Agent’s or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (II) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.
IX.    RIGHTS AND REMEDIES AFTER DEFAULT
9.1    Rights and Remedies
(a)    In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral are located, or render any of the foregoing unusable or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the Maximum Revolving Loan Amount and/or any component of the Maximum Revolving Loan Amount and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so, after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent or Lenders.
(b)    Borrower and Holdings each agree that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by Applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower or Holdings. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower and Holdings each covenant and agree not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
9.2    Application of Proceeds
Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.4 hereof), in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all lease payments, dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in accordance with the provisions of Section 2.4 hereof; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations that are not then due and payable or with respect to which no claim has been made).
9.3    Rights to Appoint Receiver
Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.
9.4    Attorney-in-Fact
Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect, foreclose, enforce and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.
9.5    Rights and Remedies not Exclusive
Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way waive, compromise, modify or affect any of Agent’s or Lenders’ rights, Liens or remedies under any Loan Document, Applicable Law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X.    WAIVERS AND JUDICIAL PROCEEDINGS
10.1    Waivers
Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.
10.2    Delay; No Waiver of Defaults
No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, neither the Agent nor any Lender waives any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.
10.3    Jury Waiver
(A)    EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS

WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
(B)    IN THE EVENT ANY SUCH CLAIM OR CAUSE OF ACTION IS BROUGHT OR FILED IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF CALIFORNIA OR IN ANY STATE COURT OF THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 10.3(A) IS DETERMINED OR HELD TO BE INEFFECTIVE OR UNENFORCEABLE, THE PARTIES AGREE THAT ALL CLAIMS AND CAUSES OF ACTION SHALL BE RESOLVED BY REFERENCE TO A PRIVATE JUDGE SITTING WITHOUT A JURY, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF THE PARTIES CANNOT AGREE, A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE SANTA CLARA COUNTY, CALIFORNIA. SUCH PROCEEDING SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA, WITH CALIFORNIA RULES OF EVIDENCE AND DISCOVERY APPLICABLE TO SUCH PROCEEDING. IN THE EVENT CLAIMS OR CAUSES OF ACTION ARE TO BE RESOLVED BY JUDICIAL REFERENCE, ANY PARTY MAY SEEK FROM ANY COURT HAVING JURISDICTION THEREOVER ANY PREJUDGMENT ORDER, WRIT OR OTHER RELIEF AND HAVE SUCH PREJUDGMENT ORDER, WRIT OR OTHER RELIEF ENFORCED TO THE FULLEST EXTENT PERMITTED BY LAW NOTWITHSTANDING THAT ALL CLAIMS AND CAUSES OF ACTION ARE OTHERWISE SUBJECT TO RESOLUTION BY JUDICIAL REFERENCE.
10.4    Amendment and Waivers
(a)    No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default or Event of Default, regardless of whether Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified (except pursuant to an agreement or agreements in writing entered into by Borrower and the Agent), except for an amendment to increase the Maximum Revolving Loan Amount in accordance with Section 2.14 hereof, such amendment to require the consent of Agent and such Lenders so increasing their Revolving Loan Commitment, or by Borrower and Agent with the consent of the Requisite Lenders, without taking into account the Loans held by Non-Funding Lenders; provided that no such agreement shall:
(i)    increase the Revolving Loan Commitment or Term Loan Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon (other than a waiver of post-default interest), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby;
(iii)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Loan Commitment or Term Loan Commitment, without the written consent of each Lender directly affected thereby,

(iv)    change any of the provisions of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(v)    release any Guarantor from its obligations under a Guaranty without the written consent of each Lender; or
(vi)    except as otherwise specifically provided in this Agreement, release all or substantially all of the Collateral, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent hereunder without the prior written consent of Agent.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Requisite Lenders, Agent and Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders and Lenders.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Agent or Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to Agent shall agree, as of such date, to purchase for cash the principal balance of the Loans due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (a) of Section 12.2, and (ii) Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by Borrower hereunder to and including the date of termination, including without limitation any indemnity payments due to such Non-Consenting Lender hereunder for which the amount is known.
(e)    Notwithstanding anything to the contrary herein Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
XI.    EFFECTIVE DATE AND TERMINATION
11.1    Effectiveness and Termination
Subject to Agent’s right to accelerate the Loan and terminate the Revolving Loan Commitments and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the earlier of the Maturity Date and the date on which the Revolving Loan Commitments are terminated pursuant to Section 2.5(b). All of the Obligations shall be immediately due and payable upon the earlier of (i) the Maturity Date, (ii) the date on which Agent accelerates the Loan following the occurrence and during the continuance of an Event of Default or (iii) the Prepayment Date stated in the notice of prepayment delivered by Borrower pursuant to Section 2.5(b), as applicable (the “Termination Date”). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations under the Loan Documents existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations under the Loan Documents (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or with respect to which no claim has been made) have been indefeasibly paid in cash in full. The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or with respect to which no claim has been made) have been fully performed and indefeasibly paid in full in cash.
11.2    Survival
Unless expressly provided herein, all obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations under the Loan Documents (other than indemnity obligations under the Loan Documents that are not then due and payable or with respect to which no claim has been made) are indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11, 12.13 and 13.8 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.
XII.    MISCELLANEOUS
12.1    Governing Law; Jurisdiction; Service of Process; Venue
(A)    THE LOAN DOCUMENTS, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.
(B)    BY EXECUTION AND DELIVERY OF EACH LOAN DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT

THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(C)    BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION 12.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(D)    EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
12.2    Successors and Assigns; Assignments and Participations
(a)    Subject to Sections 12.2(c) and (d), a Lender may at any time assign all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons other than the Borrower or any Affiliate of the Borrower (subject to the following proviso, each, a “Transferee”), provided, that unless an Event of Default has occurred and is continuing (in which event no such restriction shall apply), no natural person, Non-Funding Lender or Affiliate of a Non-Funding Lender, direct competitor of Borrower or Holdings or any Person who is directly engaged in consumer lease financing to big box retail, or is controlled by a Person which is a direct competitor of Borrower or who is directly engaged in consumer lease financing to big box retail, shall constitute a Transferee hereunder and Borrower shall have a right to consent to any Transferee that is not an Approved Fund of a Lender (each such Person that is precluded from being a Transferee pursuant to this proviso, an “Ineligible Transferee”). Notwithstanding anything to the contrary in this Agreement, other than restrictions set forth in the definition of “Transferee”, there shall be no limitation or restriction on any Lender’s ability to assign, pledge or otherwise transfer any Note or other Obligation. The Transferee and such Lender shall execute and deliver for acceptance and recording in the Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its Permitted Discretion (“Lender Addition Agreement”). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Advances or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of its Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.
(b)    Each Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons acceptable to Agent that is not a non direct competitor of Borrower or Holdings or any Person who is directly engaged in consumer lease financing to big box retail, or is controlled by a Person which is a direct competitor of Borrower or who is directly engaged in consumer lease financing to big box retail (each, a “Participant” and each Person that is precluded from being a Participant pursuant to this sentence, an “Ineligible Participant”). In the event of any such sale by a Lender of a participation to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce Borrower’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver relating to: (A) any reduction in the principal amount, interest rate or fees or premium payments payable to Lenders with respect to any Loan in which such holder participates; (B) any extension of the Maturity Date or of the scheduled date of expiration of any Revolving Loan Commitment or any reinstatement of any terminated Revolving Loan Commitment; (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents); (D) any amendment or modification to the priority of payments or pro rata treatment of payments in connection with the application of any amounts due in respect of the Loan (including, without limitation, as set forth in Section 2.4 hereof), (E) discharging any Credit Party from its respective payment obligations in respect of the Loan except as otherwise may be provided in the Loan and Security Agreement or the other Loan Documents, (F) increasing any fees payable to Agent under this Agreement, (G) waiving any Event of Default arising as a result of a Change of Control or Servicer Default or (H) amending or modifying any of Section 7.4 or 7.13 of this Agreement. Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Lender” hereunder. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except (x) to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (y) that each Lender must notify the Agent of the date and the amount of such participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Agent shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Register”) for the recordation of the names and addresses of the Lenders and the Advances made by, and the principal amount of the Loan owing to, and the Notes evidencing such Loan owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, Borrower and the Agent shall treat each Person whose name is recorded in the Register as the owner of the Loan, the Notes and the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or the Notes evidencing such Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lender and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.
(e)    Except as otherwise provided in this Section 12.2 Agent shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Agent and Lenders. Agent may furnish any information concerning Borrower in the possession of Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.
(f)    Notwithstanding any other provision set forth in this Agreement, Agent and each Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loan owing to it and the Notes held by it and (solely with respect to the Agent) the other Loan Documents and Collateral.
(g)    Borrower agrees to use commercially reasonable efforts to assist Agent and each Lender in assigning or selling participations in all or any part of any Loan made by any Lender to another Person identified by such Lender.
(h)    Notwithstanding anything in the Loan Documents to the contrary, (i) Agent and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transfer, assignment or participation transaction involving its Affiliates or lenders, in each case, who, unless an Event of Default has occurred and is continuing, are not Ineligible Transferees, (ii) no lender to or funding or financing source of Agent or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on Agent’s ability to assign (except to any Ineligible Transferee at such time as no Event of Default has occurred and is continuing), participate or otherwise transfer any Loan Document to any such Affiliate or lender or funding or financing source, (iv) there shall be no limitation or restriction on such Affiliates’ or lenders’ or financing or funding sources’ ability to assign, participate or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of

its rights thereunder or interest therein) and (v) no notice shall be required to be delivered to Borrower in connection with any assignment, participation or other transfer described in this Section 12.2(g); provided, however, Agent shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”
(i)    The Loan Documents shall inure to the benefit of Agent, Lenders, Transferee, Participant (to the extent expressly provided herein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Loan Document shall be binding upon the Persons other than Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Agent had such participation not been effected. Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.
(j)    Any Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including without limitation, any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.
12.3    Application of Payments
To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Any payments with respect to the Obligations received shall be credited and applied in accordance with Section 2.4.

12.4    Indemnity
Borrower shall indemnify Agent, each Lender, each Transferee, each Participant, their respective Affiliates, managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and expenses of one regulatory counsel to such Indemnified Person and one other firm of outside counsel to such Indemnified Person taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional firm of outside counsel to each group of similarly situated Indemnified Person) which are incurred or actually paid by any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any act of or omission by Borrower or any of its Affiliates, officers, directors and agents relating to the Loan, this Agreement or any other Loan Document, except to the extent resulting or arising from the applicable Indemnified Person’s own gross negligence or willful misconduct. Agent agrees to give Borrower reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 12.4 (provided, that the failure of Agent to give such notice shall not affect the obligation of Borrower or any other Person pursuant to this Section 12.4 unless materially prejudiced thereby) and Agent may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed, and Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 and to employ counsel at its own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to Borrower’s prior approval of any settlement, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Agent shall promptly pay to Borrower the amount of such recovery. Without limiting any of the foregoing, (a) Borrower indemnifies the Indemnified Persons for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) and (b) Agent indemnifies the Borrower for all claims for brokerage fees or commissions (other than the claims of a broker with whom Borrower or any of its Affiliates has directly contracted in writing), in each case, which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.
12.5    Notice
Any notice or request under any Loan Document shall be given to the applicable party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.
12.6    Severability; Captions; Counterparts; Facsimile Signatures
If any provision of any Loan Document is adjudicated to be invalid under Applicable Laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.
12.7    Expenses
Borrower shall pay, whether or not the Closing occurs, all out-of-pocket fees, costs and expenses incurred or actually paid by Agent, any Lender, and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses prior to and following the Closing, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable external attorneys’ fees and expenses (including, without limitation, reasonable fees and disbursements of counsel, but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and expenses of one regulatory counsel to such Indemnified Person and one other firm of outside counsel to such Indemnified Person taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional firm of outside counsel to each group of similarly situated Indemnified Person), (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. Without limiting the forgoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Agent’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8    Entire Agreement
This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about January 29, 2019), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate. Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent and Requisite Lenders, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII, so long as no additional duties are required to be assumed by Borrower and there is no adverse effect on Borrower or its rights or duties under this Agreement or any other Loan Document. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.
12.9    Approvals and Duties
Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent, as applicable, in its sole and absolute discretion. Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.
12.10    Publicity
(a)    Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to the advisors, managers, directors, officers and employees of the Borrower, Holdings and Parent Entity on a need-to-know basis) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each such Person (other than to the advisors, managers, directors, officers and employees of the Borrower, Holdings and Parent Entity) of them to be bound by these provisions. Borrower agrees to submit to Agent and Agent reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares to Persons other than Borrower, Holdings and Parent Entity and their Affiliates and their respective advisors, managers, directors, officers and employees) that contain Agent’s or any Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby; provided, that Borrower and its Affiliates shall have the right to disclose the Loan Documents to:
(i)    Agent, Lenders and their respective Affiliates;
(ii)    such Person’s investors and prospective investors, rating agencies and their respective directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies (in each case, provided that such Person agrees to be bound by this Section 12.10);
(iii)    any Governmental Authority to which the Borrower, Holdings or Parent Entity is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of Borrower, Holdings or Parent Entity by any such Governmental Authority; and
(iv)    any Person (A) to the extent required by applicable law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.
(b)    The obligations of Borrower, Holdings or Parent Entity and their respective Affiliates under this Section 12.10 shall supersede and replace any other confidentiality obligations to the Agent and Lenders with respect to the Loan Documents agreed to by Borrower, Holdings or Parent Entity or any of their respective Affiliates.
(c)     Borrower shall not, and shall not permit any of its Affiliates to, use Agent’s or any Lender’s name (or the name of any of Agent’s or any Lender’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Agent’s prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent or any Lender.
(d)    Borrower hereby agrees that Agent or any Affiliate of Agent may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s or any Borrower Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.
(e)    Lenders and Agent shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information of a Borrower Party that any Borrower Party furnishes on a confidential basis (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public or becomes available to Lender or Agent from a source other than Borrower, Holdings, Parent Entity or any of their respective Affiliates (collectively, the “Borrower Parties”)that is not known to such recipient to be subject to confidentiality obligations; provided, that each Lender and Agent and their respective Affiliates shall have the right to disclose Confidential Information, in each case, provided that such Person agrees to be bound by this Section 12.10, to:
(i)    Borrower or its Affiliates;
(ii)    such Person’s Affiliates;
(iii)    such Person’s or such Person’s Affiliates’ lenders, funding or financing sources;
(iv)    such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies;

(v)    any Person to whom Agent or a Lender offers or proposes to offer to sell, assign or transfer the Loan or any part thereof or any interest or participation therein (other than an Ineligible Transferee) ;
(vi)    any Person that provides statistical analysis and/or information services to a Lender or Agent or any of their respective Affiliates;
(vii)    any Governmental Authority to which any Lender or Agent is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of any Lender or Agent by any such Governmental Authority; and
(viii)    any Person (A) to the extent required by applicable law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.
In addition, each of the Lenders and Agent agrees at all times upon and following the Public Company Transition Date (i) to use commercially reasonable efforts to insure that no material non-public information provided to it by or on behalf of any Borrower Party will be utilized by such Lender or the Agent or any of their respective affiliates, agents, advisors or representatives to trade any securities of the Parent Entity (or its successors) and (ii) not to use, or cause any of its respective affiliates, agents, advisors or representatives to use, any material non-public information provided to it by or on behalf of any Borrower Party to trade any securities of the Parent Entity (or its successors).
(f)    The obligations of Lenders and Agent and their respective Affiliates under this Section 12.10 shall supersede and replace any other confidentiality obligations agreed to by any Lender or Agent or any of their respective Affiliates.
(g)    Notwithstanding anything herein to the contrary, each party to this Agreement may disclose without limitation the tax treatment and tax structure of the transactions contemplated by this Agreement.
(h)    Any disclosure by Agent or Lenders of any of a Borrower Parties’ Confidential Information pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this paragraph. Prior to making any such disclosure, Agent or Lenders shall make commercially reasonable efforts to provide the Borrower Parties with prompt written notice of such compelled disclosure so that the Borrower Parties may seek a protective order or other remedy and reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Agent or Lenders remain subject to a Legal Order to disclose any Confidential Information, Agent or such Lender shall disclose, and, if applicable, shall require its representatives or other persons to whom such Legal Order is directed to disclose, no more than that portion of the Confidential Information which, on the advice of Agent’s or such Lender’s legal counsel, such Legal Order specifically compels and shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.
12.11    Release of Collateral
So long as no Default or Event of Default has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its sole discretion. Subject to Section 12.3, promptly following indefeasible payment in full in cash of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or with respect to which no claim has been made) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens in the Collateral and shall return or cause the return of or consent to the return of the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts. Section 12.9 shall not be applicable to any actions required to be taken by the Agent under this Section.
12.12    Treatment of Fees
The parties hereto agree that all fees due and payable by the Borrower under this Agreement, including, without limitation, pursuant to Article III hereof, shall be deemed to be and shall be treated as interest in respect of the outstanding principal amount of the Loan; provided, however, that nothing in this Section 12.12 shall in any way modify or reduce the obligations of the Borrower under Sections 2.2 or 3.2 of this Agreement.
12.13    Release; Cooperation
(a)    Borrower hereby acknowledges and agrees that as of the date hereof it has no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to repay the obligations or to seek affirmative relief or damages of any kind or nature from Agent or any Lender. To the extent permitted by applicable law, Borrower hereby voluntarily and knowingly releases and forever discharges Agent and each Lender and each of their respective predecessors, agents, employees, affiliates, attorneys, successors and assigns (collectively, the “Released Parties”) from all Claims whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, or at law or in equity, in any case to the extent originating on or before the date this Agreement is executed that Borrower may now or hereafter have against the Released Parties, if any, irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and that arise from any of the Loans, the exercise of any rights and remedies under this Agreement or any of the other Loan Documents, and/or the negotiation for and execution of this Agreement, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable. Borrower acknowledges that the foregoing release is a material inducement to each Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by such Lender in agreeing to make the Loan. Borrower hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING

THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable laws.
(b)    In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Agent’s or any other Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Agent or such other Lender, all Persons, documents (whether in tangible, electronic or other form) and other things under its control and relating to the dispute.
XIII.    AGENT PROVISIONS; SETTLEMENT
13.1    Agent
(a)    Appointment. Each Lender hereby designates and appoints Midtown Madison Management LLC as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Midtown Madison Management LLC, as Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as third-party beneficiaries of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii). Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.
(b)    Nature of Duties. In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower. Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)    Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.
(d)    Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.
(e)    Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations under the Loan Documents (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    Agent in its Individual Capacity. With respect to the Loans made by it, if any, Midtown Madison Management LLC and its successors as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender. Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.
(g)    Successor Agent.
(i)    Resignation. Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.
(ii)    Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent which is not an Ineligible Transferee. If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, appoint a successor Agent which is not an Ineligible Transferee, who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.
(iii)    Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent which is not an Ineligible Transferee, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession. After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
(h)    Collateral Matters.

(i)    Collateral. Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower or any Guarantor; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.
(ii)    Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Lenders, upon any Collateral covered by the Loan Documents (A) upon termination of this Agreement and the indefeasible payment in full in cash of all Obligations under the Loan Documents (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.
(iii)    Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 13.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii). So long as no Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit itself and the Lenders, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower in respect of) all interests retained by Borrower or any

Subsidiary of Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.
(iv)    Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.
(i)    Agency for Perfection. Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.
(j)    Exercise of Remedies. Except as set forth in Section 13.4, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.
13.2    Lender Consent
(a)    In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.
(b)    In the event Agent requests the consent of a Lender in a situation where such Lender's consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2 Agent will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.
13.3    Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with the prior written consent of Agent and without notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower ), and (b) other Collateral at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent. Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.
13.4    Disbursement of Funds
(a)    Agent may, on behalf of Lenders, disburse funds to Borrower for the Revolving Advance requested or any other Advance. Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender shall remit to Agent its Pro Rata Share of any Advance before Agent disburses such Advance to or on account of Borrower. If Agent so elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Pro Rata Share of such Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 2:00 p.m. (New York City time). If Agent shall have disbursed funds to Borrower on behalf of any Lender and such Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment by Borrower required pursuant to this Section 13.4 shall be without premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Loan Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(b)    As a matter of administrative convenience, as requested from time to time by a Lender, Agent may, either directly, or through one or more of its Affiliates, on behalf of one or more Lenders, disburse funds to Borrower for an Advance that is otherwise required to be funded pursuant to Section 2.1(a) by such Lender by advancing the amount thereof on behalf of such Lender (on terms to be agreed upon between Agent and such Lender (each such advance, an “Agent Advance”)). With respect to each Agent Advance, Agent or its Affiliate(s) shall have, subject to the agreed upon terms related to such Agent Advance, the right to set off against the amounts of any payments or distributions to be made to such Lender hereunder, the entire amount of such Agent Advance, together with any agreed upon interest or fees thereon, until such Agent Advance is paid in full. For the avoidance of doubt, nothing in this Section 13.4, or elsewhere in this Agreement or the other Loan Documents, including, without limitation, the provisions of this Section 13.4, shall be deemed to require Agent or its Affiliates to advance funds on behalf of any Lender, whether in the form of an Agent Advance, or otherwise, or to relieve any Lender from such Lender’s obligation to fulfill its commitments hereunder, or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
13.5    Settlements; Payments; and Information
(a)    Advances; Payments; Interest and Fee Payments.
(i)    The amount of the outstanding Loan may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii). Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to or on account of Borrower will commence on the date such Advances are made by Agent. Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.
(ii)    Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Advances. In the event payments are necessary to adjust the amount of such Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.
(iii)    On the fifteenth (15th) calendar day of each month (or, if such day shall not be a Business Day, on the next Business Day following such day) (the “Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower from and including the prior Interest Settlement Date (but excluding such current Interest Settlement Date) in respect of the Loans. Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.”
(b)    Availability of Lenders’ Pro Rata Share.

(i)    Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of an Advance, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.
(ii)    Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.
(c)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.
13.6    Dissemination of Information
Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by Midtown Madison Management LLC for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.
13.7    Non-Funding Lender
(a)    The failure of any Lender to make any Advance (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document. In the event that any Lender (other than a Non-Funding Lender) shall fund such Non-Funding Lender’s Pro Rata Share of such Advance, in accordance with such Lender’s Pro Rata Share (any such funding Lender, a “Funding Lender”), then such Non-Funding Lender agrees immediately to pay to each Funding Lender the amount so funded by such Funding Lender, with interest thereon, for each day from and including the date such amount was funded by such Funding Lender to, but excluding, the date of payment to each such Funding Lender, at the rate per annum equal to the LIBOR Rate plus three percent (3.0%). If, at a later date, such Non-Funding Lender pays the amount of its failed Pro Rata Share of the applicable Advance to the Funding Lenders, together with interest as provided above, then such amount attributable to principal shall constitute such Non-Funding Lender’s funding of its Pro Rata Share of the applicable Advance. The failure of any Lender to fund its Pro Rata Share of any Advance shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Advance.
(b)    Non-Funding Lender Commitment Assignment. An Other Lender who is not then an Affiliate of an Non-Funding Lender shall have the right, but not the obligation, to acquire and assume its Pro Rata Share of an Non-Funding Lender’s then remaining Revolving Loan Commitment. Immediately upon receiving written notice from such Other Lender that it desires to acquire its Pro Rata Share of such Non-Funding Lender’s then remaining Revolving Loan Commitment, the Non-Funding Lender shall assign, in accordance with this Agreement, all or part, as the case may be, of its Revolving Loan Commitment and other rights and obligations under this Agreement and all other Loan Documents to such Other Lender.
If no Other Lender elects to acquire and assume its Pro Rata Share of such Non-Funding Lender’s then remaining Revolving Loan Commitment as set forth in the immediately preceding paragraph within thirty (30) calendar days of such Non-Funding Lender becoming an Non-Funding Lender, then the Borrower may, by notice (a “Replacement Notice”) in writing to the Agent and the Non-Funding Lender, (i) request such Non-Funding Lender to cooperate with the Borrower in obtaining a Replacement Lender for such Non-Funding Lender (each a “Replacement Lender”); or (ii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Agent who, at the time of determination, is neither an Non-Funding Lender nor an Affiliate of an Non-Funding Lender or an Ineligible Transferee, then such Non-Funding Lender shall assign its then remaining Revolving Loan Commitment and other rights and obligations related to unfunded Revolving Loan Commitments under this Agreement and all other Loan Documents to such Replacement Lender.
In either case, following the consummation of the assignment and assumption of the Non-Funding Lender’s remaining Revolving Loan Commitment pursuant to one of the two immediately preceding paragraphs in this Section 13.7, any remaining Revolving Loan Commitment of such Non-Funding Lender shall not terminate, but shall be reduced proportionately to reflect any such assignments and assumptions, and such Non-Funding Lender shall continue to be a “Lender” hereunder with its Revolving Loan Commitment and Pro Rata Share eliminated to reflect such assignments and assumptions. Upon the effective date of such assignment(s) and assumption(s) such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Loan Documents. The assignment and assumption contemplated by this paragraph shall modify the ownership of obligations related to unfunded Revolving Loan Commitments only and shall not modify the Non-Funding Lender’s rights and obligations, including, without limitation, all indemnity obligations hereunder, with respect to Advances previously funded.

13.8    Taxes
(a)    Subject to Section 13.8(g), any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all Taxes, excluding, in the case of each Lender and Agent, (i) such Taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income (however denominated), overall receipts or total capital of such Lender or Agent, respectively, by the jurisdiction in which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof, (ii) such Taxes that are branch profits Taxes imposed by the United States of America, (iii) such Taxes as are imposed by reason of Agent’s or such Lender’s place of organization or lending office or other present or former connection between Agent or such Lender and the jurisdiction imposing such Tax (other than such connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (such connections described in this clause (iii), other than those connections set forth in the parenthetical, being referred to herein as “Unrelated Connections”) and (iv) such Taxes expressly described in clauses (i)-(iv) of Section 13.8(g) hereof (all such excluded Taxes described in the foregoing clauses (i)-(iv) above being referred to as “Excluded Taxes” and such Taxes, levies, imposts, deductions, charges, withholdings and liabilities described above in this Section 13.8(a) other than Excluded Taxes being referred to as “Indemnified Taxes” for the purposes of this Agreement).
(b)    In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed as a result of Unrelated Connections and with respect to an assignment(hereinafter referred to as “Other Taxes”).
(c)    Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of any and all Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue both after the 120th day after the receipt by Agent or such Lender of written notice of the assertion of such Indemnified Taxes or Other Taxes and before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 13.8(l)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within 10 days from the date any Lender or Agent makes written demand therefor.
(d)    If Borrower shall be required by Applicable Law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then:
(i)    the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;
(ii)    Borrower shall make such deductions; and

(iii)    Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(e)    Borrower shall furnish to Agent (and the applicable Lender) a receipt evidencing payment by Borrower of Indemnified Taxes or Other Taxes to a Governmental Authority promptly, but in any event within ten (10) Business Days, after obtaining such receipt, or other evidence of payment satisfactory to Agent (and the applicable Lender) within ten (10) Business Days after the date of any payment by Borrower of Indemnified Taxes or Other Taxes to a Governmental Authority.
(f)    Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to United States federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto or other forms prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding Tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN, W-8BEN-E or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any Tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of Borrower, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower), with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. If a payment made to a Non-U.S. Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. (Solely for purposes of the foregoing sentence, FACTA shall include all amendments to FACTA after the date of this Agreement.) Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (other than Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, as applicable) if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender who makes an assignment pursuant to Section 12.2 shall indemnify and agree to hold Agent, Borrower and the other Lenders harmless from and against any United States federal withholding Tax, interest and penalties that would not have been imposed but for (i) the failure of the Affiliate that received such assignment under Section 12.2 to comply with this Section 13.8(f) or (ii) the failure of such Lender to withhold and pay such tax at the proper rate in the event such Affiliate does not comply with this Section 13.8(f) (or complies with Section 13.8(f) but delivers forms indicating it is entitled to a reduced rate of such tax). Any Lender that is a U.S. Lender shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Loan Document free and clear from withholding of United States federal income taxes and (ii) upon Borrower’s reasonable request, such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 13.8(f) and Section 13.8(h), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 13.8(f) and Section 13.8(h), shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
(g)    Borrower will not be required to pay any additional amounts in respect of United States federal withholding or income Tax pursuant to Section 13.8(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 13.8(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 13.8(f) for any reason; (ii) with respect to a Lender, the obligation to withhold amounts with respect to the United States federal withholding Tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided that this clause (ii) shall not apply to the extent the additional amounts any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the Person making the transfer, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; (iii) such Lender is claiming an exemption from withholding of United States Federal income Tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) – (F) of Section 13.8(f) or (iv) any withholding Taxes imposed under FATCA.
(h)    Each Non-U.S. Lender agrees to provide Borrower and the Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes. If, at any time, Borrower requests any Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Lender through Agent, reimburse such Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.
(i)    If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 13.8, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a Lending Office from a different jurisdiction (if such a Lending Office exists) so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.
(j)    If Agent or a Lender, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 13.8, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 13.8 with respect to the Taxes or Other Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.
(k)    Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes or Other Taxes or any other Taxes from or in respect of any sum payable to any Lender by Borrower or Agent, the Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.
(l)    Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.
The agreements and obligations of Borrower in this Section 13.8 shall survive the payment of all other Obligations.
13.9    Patriot Act
Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.
[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.
BORROWER:

KATAPULT SPV-1 LLC

By:
Name:
Title:
Address:

HOLDINGS:
KATAPULT GROUP, INC.
By:
Name:
Title:
Address:
PARENT ENTITY:
KATAPULT HOLDINGS, INC.
By:
Name:
Title:
Address:

[Signature Page to Loan and Security Agreement]
#63053053

AGENT:

MIDTOWN MADISON MANAGEMENT LLC

By:
Name:
Title: Authorized Signatory

Address:
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
Attention: David Aidi
Telephone: 212-201-1912
Facsimile: 917-464-7350
Email: aidi@atalayacap.com

With a copy to:

200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Matthew Fontane
Phone: 214-964-9454
Email: matthew.fontane@hklaw.com

[Signature Page to Loan and Security Agreement]
#63053053

CLASS A LENDER(S):

ATALAYA SPECIAL OPPORTUNITIES FUND VII LP

By:
Name:
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]
#63053053

CLASS B LENDER(S):

ATALAYA SPECIAL OPPORTUNITIES FUND VII LP

By:
Name:
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND IV LP
By:
Name:
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND V LP
By:
Name:
Title: Authorized Signatory
ATALAYA SPECIAL OPPORTUNITIES FUND (CAYMAN) VII LP

By:
Name:
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND (CAYMAN) IV LP
By:
Name:
Title: Authorized Signatory
ATALAYA ASSET INCOME FUND (CAYMAN) V LP
By:
Name:
Title: Authorized Signatory
[Signature Page to Loan and Security Agreement]
#63053053

Schedule A

Wiring Instructions

Wiring instructions for each Lender as of the Closing Date are on file with Agent.

Schedule B

Revolving Loan Commitments:

Lender	Revolving Loan Commitment
Atalaya Special Opportunities Fund VII LP	$32,680,000.00
Atalaya Special Opportunities Fund (Cayman) VII LP	$17,320,000.00
Atalaya Asset Income Fund IV LP	$16,880,000.00
Atalaya Asset Income Fund IV (Cayman) LP	$8,120,000.00
Atalaya Asset Income Fund V LP	$50,000,000.00
Total Revolving Loan Commitments:	$125,000,000.00

Term Loan Commitments:

Lender	Term Loan Commitment
Atalaya Special Opportunities Fund VII LP	$13,072,000.00
Atalaya Special Opportunities Fund (Cayman) VII LP	$6,928,000.00
Atalaya Asset Income Fund IV LP	$6,752,000.00
Atalaya Asset Income Fund (Cayman) IV LP	$3,248,000.00
Atalaya Asset Income Fund V LP	$9,388,000.00
Atalaya Asset Income Fund (Cayman) V LP	$10,612,000.00
Total Term Loan Commitments	$50,000,000.00

Schedule 6.8
Post-Closing Obligations

In accordance with and in furtherance of the provisions of Section 6.8 of the Agreement, the following actions, items and deliverables will be completed, taken and/or delivered to Agent’s satisfaction in its sole discretion on or before the date specified below. The failure to take, comply with or provide any of the actions or items referred to herein on or before such date shall constitute and be deemed an Event of Default under the Agreement. Nothing in this Schedule 6.8 shall limit the effect of any provision of the Agreement or Borrower’s obligations thereunder. Capitalized terms not otherwise defined in this Schedule 6.8 shall have the same meaning as in the Agreement.

Cause Holdings, Agent and Advensus to enter into a multi-party servicing agreement acceptable to Agent in its sole discretion.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents to be amended to provide that the total of payments does not include other changes for Portfolio Documents entered into in the states of Alaska, Arizona, Delaware, Florida, Hawaii, Iowa, Idaho, Kansas, Kentucky, Oregon, South Carolina, South Dakota, Tennessee, Utah, Virginia and Washington and in the District of Columbia.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents to be amended to eliminate return shipping an restocking fees in the states of Connecticut, Georgia and Iowa.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of California to conform box disclosure to California statutory requirement.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of Colorado to be amended to (i) require taxes to be paid on each payment, not only on the initial payment, (ii) revise the required state notice to read “for the leased property” instead of “for the lease property” and (iii) revise the disclosure section to set it apart in the agreement in a standalone provision that does not contain any information not directly related to the disclosures.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of Connecticut to be amended to (i) disclosures to track the statutory requirement exactly and (ii) add the following language at beginning of the “Maintenance, Repairs and Warranty” section: “While we are responsible for maintaining or servicing the property”.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of Indiana to be amended to (i) revise paragraph 8 to accurately reflect lessee’s reinstatement rights (120 days) under Indiana law and (ii) break out taxes separately in the itemized payment table.	Ninety (90) days.

As recommended by Hudson Cook, cause the Portfolio Documents in the state of Iowa to be amended to (i) conform the agreement with the Model Form, including to (a) add explanation that this term means the “total dollar amount of lease payments you will have to make to acquire ownership” and (b) break out taxes separately in the itemized payment table and (ii) revise paragraph 10 to state “We may terminate this Agreement if the prospect of payment, performance, or return of the property is materially impaired due to your failure to keep nay of the obligations in this Agreement.”.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of Ohio to be amended to expressly add a statement that the lessee is not required to purchase insurance for the property that is the subject of the lease from the lessor or from any insurer owned or controlled by the lessor.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of Pennsylvania to be amended to include a statement that the lessee is not required to purchase insurance of liability damage waiver for the property that is the subject of the rental agreement from the lessor or any vendor owned or controlled by the lessor.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of South Carolina to be amended to include a statement that at any time after the first periodic payment is made, the lessee may acquire ownership of the property by tendering 55% of the difference between the total of scheduled payments and the total amount paid on the account.	Ninety (90) days.
As recommended by Hudson Cook, cause the Portfolio Documents in the state of Vermont to be amended to add (i) a statement that the consumer is not required to purchase any damage waiver or insurance and (ii) the additional required cost disclosures in no less than 10-
point, bold-face type on the front of the agreement above the line for the consumer’s signature:

Total initial payment for rent-to own merchandise (A)$ ____
Amount & total of regular payments:
$ _ /week [mo.] x __ weeks [mos.] (B) $ ____
Other charges to acquire ownership (itemize):
_____________ $ ____
_____________ $ ____
Total of “other Charges” (C) $ ____
TOTAL OF PAYMENTS TO ACQUIRE
OWNERSHIP (total of A, B & C) (D) $ ____
CASH PRICE (E) $ ____
COST OF RENT-TO-OWN SERVICE (D minus E) $ ____
EFFECTIVE ANNUAL PERCENTAGE RATE (applies only if you acquire ownership by making all rental payments) ____ %
Ninety (90) days.

As recommended by Hudson Cook, cause the Portfolio Documents in the state of West Virginia to be amended to provide the required disclosures on the same page and the same side of the page that the consumer signs, grouped together and in the type that is bolder and larger than the surround type and 90% of the remainder of the printing on the contract.	Ninety (90) days.
Cause Servicer to develop, in consultation with Agent, a Form of Monthly Servicing Report to be attached hereto as Exhibit C.	Thirty (30) days.
Deliver or cause to be delivered insurance endorsements, in form and substance satisfactory to Agent, naming Agent as an additional insured and lender loss payee with respect to the insurance policies that comply with the terms of the Agreement.	Thirty (30) days.

Exhibit H-1

Advance Rate Trigger First Payment Default Ratio (T+30)	Default Trigger First Payment Default Ratio (T+30)
9.50%	12.50%

Advance Rate Trigger First Payment Default Ratio (Trailing 3 Months T+30)	Default Trigger First Payment Default Ratio (Trailing 3 Months T+30)
8.50%	11.50%
Exhibit H-2

Exhibit H-3

Month	Advance Rate Trigger Cumulative Cash Collection Percentage Ratio	Default Trigger Cumulative Cash Collection Percentage Ratio
1.	9.48%	8.67%
2.	~~28.74%~~26.48%	25.70%
	1. 43.48%	42.70%
	1. 55.48%	53.70%
	~~48.15%~~	~~44.36%~~
~~2.~~ 1.	65.48%	~~63.17%~~63.70%	~~58.09%~~
	1. 75.48%	72.70%
	~~76.17%~~	~~73.75%~~
~~4.~~ 1.	~~84.40%~~85.48%	~~81.25%~~81.70%
	1. 93.48%	88.70%
	~~94.65%~~	~~89.81%~~
~~6.~~ 1.	~~102.49%~~102.48%	~~97.02%~~95.70%
	1. 108.48%	101.70%
	1. 114.48%	105.70%
~~7.~~ 1.	119.48%	~~110.86%~~110.70%	~~103.85%~~
	~~116.44%~~	~~108.94%~~
	~~123.10%~~	~~113.27%~~
	~~122.50%~~	~~112.53%~~
Each Month Thereafter	122.50%	112.53%

Exhibit H-4

Period	Advance Rate Trigger Charge-off Percentage Ratio	Charge-off Trigger Percentage Ratio
1.	N/A	N/A
2.	N/A	N/A
3.	8.43%	10.43%
4.	15.52%	17.52%
5.	19.41%	21.41%
6.	23.30%	25.43%
7.	25.89%	28.63%
8.	27.96%	31.26%
9.	30.16%	33.92%
10.	31.57%	35.78%
11.	33.02%	37.68%
12.	35.47%	40.57%
Each Month Thereafter	36.93%	43.39%